As filed with the Securities and Exchange Commission on March 8, 2002
Registration No. 333-76842

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
MedSource Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware	3841	52-2094496
(State of Incorporation)	(Primary S.I.C. Code Number)	(IRS Employer Identification No.)
110 Cheshire Lane, Suite 100
Minneapolis, MN 55305
(952) 807-1234
(Address, including zip code and telephone number, of registrant’s principal executive offices)
Richard J. Effress
Chairman of the Board of Directors and Chief Executive Officer
MedSource Technologies, Inc.
110 Cheshire Lane, Suite 100
Minneapolis, MN 55305
(952) 807-1234
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copies to:
Edward R. Mandell Jenkens & Gilchrist Parker Chapin LLP 405 Lexington Avenue New York, NY 10174 Telephone No.: (212) 704-6000 Telecopier No.: (212) 704-6288
Joseph J. Caffarelli
Senior Vice President and Chief Financial Officer
MedSource Technologies, Inc.
110 Cheshire Lane, Suite 100
Minneapolis, MN 55305
Telephone No.: (952) 807-1234
Telecopier No.: (952) 807-1235
Patrick O’Brien Ropes & Gray One International Place Boston, MA 02110 Telephone No.: (617) 951-7000 Telecopier No.: (617) 951-7050
Approximate date of commencement of proposed sale to public:    From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)(4)

Common stock, par value $0.01 per share	8,625,000	$17.00	$146,625,000	$13,490

(1)	Includes 1,125,000 shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(3)	Registration fee calculated in accordance with Section 6(b) of the Securities Act of 1933 and the Commission’s Fee Rate Advisory #8 dated January 16, 2002.
(4)
The registrant previously paid a registration fee of $32,982 on a proposed maximum offering price of $138,000,000 in connection with the original filing of the Registration Statement on January 16, 2002. The registrant is paying a registration fee of $794 on the $8,625,000 increase in the proposed maximum offering price in connection with this amendment.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Issued March 8, 2002
7,500,000 Shares

MedSource Technologies, Inc.
COMMON STOCK

MedSource Technologies, Inc. is offering shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $15.00 and $17.00 per share.

We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol “MEDT.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 9.

PRICE $         A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company
Per Share	$	$	$
Total	$	$	$

MedSource Technologies, Inc. and two selling stockholders have granted the underwriters the right to purchase up to an additional 800,000 shares and 325,000 shares, respectively, to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on                 , 2002.

MORGAN STANLEY	BEAR, STEARNS & CO. INC.

WACHOVIA SECURITIES	THOMAS WEISEL PARTNERS LLC

, 2002

The inside front cover includes 12 pictures of various MedSource manufactured products. The page also includes the following text: "MedSource Technologies, Inc. is a leading provider of engineering, product development and manufacturing services, and supply chain management solutions to the medical device industry."

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock. Unless otherwise provided, in this prospectus, the “Company,” “we,” “us” and “our” refer to MedSource Technologies, Inc. and its subsidiaries.

Until                          , 2002, all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus, including the more detailed information and the financial statements appearing elsewhere in this prospectus.

Our Business

We are an engineering and manufacturing services provider to the medical device industry. Our customers include many of the largest medical device companies in the world, such as Boston Scientific, Johnson & Johnson affiliates and Medtronic, as well as other large and emerging medical device companies. We provide product development and design services, precision metal and plastic part manufacturing, including milling, lathe turning, wire forming, stamping, plastic tubing and injection molding, and product assembly services. In addition, we provide supply chain management services, including the sourcing of components that we do not manufacture internally, such as electronic circuitry, from third party suppliers for the devices we assemble for our customers. Through these products and services, we offer our customers a single source solution for their device development and manufacturing needs, accelerated product development time, and reduced costs, allowing them to focus on their core competencies such as research and sales and marketing. Examples of the medical devices and components we manufacture for our customers include endoscopic instruments, set screws and pins for pacemakers, interventional catheters and guidewires and orthopedic implants such as hips and knees.

The global medical device market in 2000 exceeded $170 billion, with the United States portion alone constituting approximately $70 billion, according to Frost & Sullivan. Our initial target markets are the surgical instrumentation, electro-medical implant, interventional and orthopedic markets. We selected these target markets based on their size, growth, margins, customer dynamics and competitive environment. We believe that medical device companies’ cost of goods sold largely represents the market for medical engineering and manufacturing services. Based on Frost & Sullivan data, we believe the cost of goods sold for our four target markets currently represents at least a $10 billion annual worldwide opportunity.

According to Frost & Sullivan, outsourcing of manufacturing by medical device companies in the United States grew at an annual rate in excess of 18% from 1999 to 2000. We believe that manufacturing outsourcing by medical device companies will continue to increase at approximately the same rate through 2005 and expect several trends to drive this growth, including:

•	the need for faster product innovation, which requires accelerating product development cycle times;

•	cost containment pressures in healthcare, which necessitate a more efficient supply chain; and

•	increased competition and industry consolidation.

As a result of these factors, medical device companies are focusing on their core competencies in research and sales and marketing and are outsourcing other functions such as manufacturing and related engineering and product development services. We believe that the medical engineering and manufacturing services industry is highly fragmented with over 4,000 companies, many of which have annual revenues of less than $3.5 million and limited capabilities that do not satisfy current market requirements. We believe we address this market opportunity by providing our customers:

•	a single source solution;

•	accelerated time to market;

•	quality products and practices;

•	reduced costs; and

•	a financially stable product and service provider.

The key elements of our strategy are to:

•	focus on manufacturing excellence and leading process technologies;

•	strengthen our customer relationships by collaborating in the design and engineering of new products;

•	drive additional component manufacturing business by continuing to expand our device assembly services;

•	pursue product line transfers and acquisitions of customers’ manufacturing assets; and

•	selectively acquire companies to complement our product and service offerings.

We began operations during March 1999 through the acquisition of seven companies with complementary capabilities, and subsequently broadened our capabilities through five additional acquisitions. Since our launch, we have focused our efforts on integrating and growing our business and have made significant investments in our product design and development capabilities, sales and marketing teams, operations, quality systems and information technology infrastructure to support that growth. We have multiple manufacturing facilities located in various states with an aggregate of approximately 500,000 square feet and approximately 1,350 employees.

Recent Development

On January 4, 2002, we acquired HV Technologies, a specialized manufacturer of polyimide and composite micro-tubing that is used in interventional and minimally invasive catheters, delivery systems and instruments. The acquisition of HV Technologies advances our position in the interventional device market by expanding our offering of proprietary manufacturing capabilities to our customers.

We were formed under the name Veratek International, Inc. in Delaware in April 1998, changed our name to MedSource Technologies, Inc. in January 1999 and began operations in March 1999. Our principal executive offices are located at 110 Cheshire Lane, Suite 100, Minneapolis, Minnesota 55305 and our telephone number is (952) 807-1234. Our internet address is www.medsourcetech.com. Information on our web site is not part of this prospectus.

The Offering

Common stock to be offered by us	7,500,000 shares

Common stock to be outstanding after this offering
24,529,924 shares (assuming that the initial public offering price is $16.00 per share, the midpoint of the price range on the cover of this prospectus), but if the initial public offering price is at the high end of the price range on the cover of this prospectus, there will be 24,336,731 shares outstanding after this offering and if the initial public offering price is at the low end of the price range on the cover of this prospectus, there will be 24,748,873 shares outstanding after this offering, all as a result of variation in the number of shares of our common stock into which the Series C preferred stock will convert, as further described in the second paragraph under the caption “Description of Capital Stock—General.”

Over-allotment option	800,000 shares of our common stock to be sold by us and an aggregate of 325,000 shares of our common stock to be sold by two selling stockholders.

Use of proceeds
For repayment of debt, redemption of our Series E and Series F preferred stock issued in connection with our acquisition of HV Technologies in January 2002, payment of accrued dividends on our Series B preferred stock, termination of certain management agreements and working capital and other general corporate purposes, including acquisitions, all as further described under the caption “Use of Proceeds.”

Dividend policy	We do not intend to pay dividends on our common stock. We plan to retain earnings for use in the operation of our business and to fund future growth.

Proposed Nasdaq National Market symbol	MEDT

Except as otherwise indicated, whenever we present the number of shares of common stock outstanding, we have assumed an initial public offering price of $16.00 per share and given effect, as of December 30, 2001, to the following issuances of our common stock upon completion of this offering:

•	the conversion of all of our:

•	Series A preferred stock into an aggregate of 1,918,500 shares of our common stock;

•	Series B preferred stock into an aggregate of 3,327,279 shares of our common stock;

•
Series C preferred stock into an aggregate of 3,274,373 shares of our common stock, but if the initial public offering price is at the high end of the price range on the cover of this prospectus, the Series C preferred stock will convert into an aggregate of 3,081,759 shares of our common stock and if the initial public offering price is at the low end of the range on the cover of this prospectus, the Series C preferred stock will convert into an aggregate of 3,492,665 shares of our common stock, all as further described in the second paragraph under the caption “Description of Capital Stock — General”;

•	Series D preferred stock into an aggregate of 1,769,549 shares of our common stock; and

•	Series Z preferred stock into an aggregate of 650,000 shares of our common stock; and

•
the cashless exercise of a warrant to purchase 525 shares of our Series C preferred stock, and the conversion of that preferred stock into an aggregate of 9,843 shares of our common stock, but if the initial public offering price is at the high end of the price range on the cover of this prospectus, the Series C preferred stock will convert into an aggregate of 9,264 shares of our common stock and if the initial public offering price is at the low end of the range on the cover of this prospectus, the Series C preferred stock will convert into an aggregate of 10,500 shares of our common stock, all as further described in the second paragraph under the caption “Description of Capital Stock — General.”

We calculated the number of shares outstanding after this offering on the assumption that the underwriters do not exercise their over-allotment option, and we also excluded:

•	2,991,693 shares of our common stock issuable, at a weighted average exercise price of $15.60 per share, upon exercise of stock options outstanding as of December 30, 2001;

•	1,680,566 shares of our common stock available for future grant under our 1999 stock plan as of December 30, 2001;

•	500,000 shares of our common stock available for purchase under our employee stock purchase plan as of December 30, 2001; and

•	200,000 shares of our common stock issuable upon exercise of outstanding warrants at an exercise price of $0.01 per share issued in conjunction with our Series E preferred stock.

Summary Consolidated Financial Data

The following table summarizes historical and pro forma consolidated financial data for our business. You should read this table along with “Selected Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

The unaudited pro forma statement of operations data set forth below for the year ended June 30, 2001 show our pro forma results of operations as if our acquisition of ACT Medical in December 2000 and as if our acquisition of HV Technologies in January 2002 and our related issuances of Series E preferred stock and warrants and Series F preferred stock had all occurred on July 2, 2000, and the unaudited pro forma statement of operations data set forth below for the six months ended December 30, 2001 show our pro forma results of operations as if the acquisition of HV Technologies in January 2002 and the related issuance of Series E preferred stock and warrants and Series F preferred stock had all occurred on July 2, 2000, as further discussed under the caption “Selected Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma balance sheet data set forth below and the unaudited pro forma as adjusted balance sheet data set forth below both give effect to our acquisition of HV Technologies in January 2002 and our related issuances of Series E preferred stock and warrants and Series F preferred stock as if they had all occurred on December 30, 2001, as further discussed under the caption “Selected Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma as adjusted balance sheet data set forth below also give effect to this offering, the conversion of all of our outstanding convertible preferred stock and the exercise of the warrant as described in the first and second paragraphs of the table under “— The Offering” and the application of the net proceeds of this offering, together with proceeds of $40.0 million from our new senior credit facility.

	Fiscal Year Ended		Pro Forma Fiscal Year Ended June 30, 2001(b)	Six Months Ended December 30,		Pro Forma Six Months Ended December 30, 2001(b)
	July 1, 2000(a)	June 30, 2001		2000	2001
Statement of Operations Data:	(In thousands, except share and per share data)
Revenues	$89,352	$128,462	$149,769	$55,491	$72,155	$76,486

Costs and expenses:
Cost of products sold	59,811	94,386	108,126	41,514	54,616	56,565
Selling, general and administrative expense	21,167	26,199	31,334	11,771	14,080	16,151
Amortization of goodwill and other intangibles(c)	4,255	5,640	6,544	2,432	169	169
Restructuring charge(d)	—	11,464	11,464	—	—	—

Total costs and expenses	85,233	137,689	157,468	55,717	68,865	72,885

Operating income (loss)	4,119	(9,227)	(7,699)	(226)	3,290	3,601
Interest (expense), net	(10,682)	(10,213)	(10,155)	(5,417)	(4,886)	(4,867)
Other income (expense)	(7)	53	64	(361)	(27)	(19)

Loss before income taxes	(6,570)	(19,387)	(17,790)	(6,004)	(1,623)	(1,285)
Income tax benefit (expense)	535	(70)	(70)	—	—	—

Net loss	(6,035)	(19,457)	(17,860)	(6,004)	(1,623)	(1,285)
Preferred stock dividends and accretion of discount on preferred stock	(8,345)	(9,688)	(12,514)	(4,654)	(5,322)	(6,077)

Net loss attributed to common stockholders	$(14,380)	$(29,145)	$(30,374)	$(10,658)	$(6,945)	$(7,362)

Net loss per share attributed to common stockholders (basic and diluted)	$(3.10)	$(5.55)	$(5.00)	$(2.03)	$(1.32)	$(1.21)

Weighted average number of shares of common stock outstanding (basic and diluted)	4,633,571	5,252,749	6,076,974	5,251,833	5,256,058	6,080,280

Other Data:
Net cash provided by (used in) operating activities(e)	$6,290	$1,253		$5,342	$(4,024)
Net cash used in investing activities(e)	(22,244)	(11,627)		(5,963)	(5,115)
Net cash provided by (used in) financing activities(e)	16,356	28,453		27,686	2,167
EBITDA(f)	12,867	3,021	$5,988	5,022	7,201	$7,664
Adjusted EBITDA(f)(g)	14,373	16,140	19,107	5,746	8,132	8,595

	As of December 30, 2001
	Actual	Pro Forma(b)	Pro Forma As Adjusted(b)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$13,317	$9,307	$46,058
Working capital	25,916	22,916	63,986
Total assets	201,334	219,674	255,503
Total debt (h)	86,356	86,356	40,511
Mandatory redeemable convertible stock	103,085	106,721	—
Total stockholders’ equity (deficit)	(14,324)	(636)	190,365

(a)	Our fiscal years originally ended on the Saturday closest to June 30. Effective July 1, 2001, our fiscal year end was changed to June 30.
(b)
In connection with our acquisition of HV Technologies in January 2002, we issued an aggregate of $6.0 million of our Series E preferred stock in December 2001 and January 2002, and we issued warrants to purchase an aggregate of 200,000 shares of our common stock at $0.01 per share. We recorded a discount of $2.2 million to the carrying value of the Series E preferred stock equal to the consideration allocated to the warrants. We will accrete this discount over the 12 month period ending December 31, 2002 because we plan to redeem our Series E preferred stock by that date. The effect of the accretion is excluded from the pro forma and pro forma as adjusted presentation.

(c)
The Statement of Operations Data for the six months ended December 30, 2001 does not include a charge for the amortization of goodwill. Effective with our quarter ended September 30, 2001, we adopted the provisions of Statement of Financial Accounting Standards, or SFAS, No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, and, accordingly, we reclassified certain identifiable intangibles to goodwill and will no longer amortize goodwill and intangible assets that are deemed to have indefinite lives under SFAS 142. Had we continued to amortize goodwill during the six months ended December 30, 2001, amortization expense in that period would have increased by approximately $2.8 million or $0.53 per common share.

(d)
In June 2001, we completed a strategic review of our manufacturing operations and support functions. Based on this review and with board approval, we began actions to eliminate redundant facilities. These actions resulted in pre-tax charges of $11.5 million. The charges include employee termination benefits of $3.8 million, other exit costs of $2.2 million, impairment of goodwill and other intangibles of $3.6 million and impairment of property, plant, and equipment of $1.9 million.

(e)
Because of the subjectivity inherent in the assumptions concerning the nature and timing of the uses of cash generated by the pro forma interest and other expenses, cash flows from operating, investing and financing activities are not presented for the pro forma periods.

(f)
EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. EBITDA should not be considered in isolation from, or as a substitute for, net income, cash flow from operations or other cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity. Rather, EBITDA is presented because it is a widely accepted supplemental financial measure, and we believe that it provides relevant and useful information. A calculation of EBITDA may not be comparable to similarly titled measures reported by other companies, since all companies do not calculate this non-GAAP measure in the same manner. Our EBITDA calculation is not intended to represent cash provided by (used in) operating activities since it does not include interest and taxes and changes in operating assets and liabilities, nor is it intended to represent a net increase in cash since it does not include cash provided by (used in) investing and financing activities.

(g)
Adjusted EBITDA excludes costs of management agreements that we have entered into with Kidd & Company and Whitney & Co. We incurred fees under these agreements of $0.4 million for the period from March 31, 1999 (inception) through July 3, 1999, $1.5 million for the year ended July 1, 2000, $1.7 million for the year ended June 30, 2001, $0.7 million for the six months ended December 30, 2000 and $0.9 million for the six months ended December 30, 2001. These agreements will terminate upon completion of this offering. Adjusted EBITDA also excludes restructuring charges of $11.5 million for year ended June 30, 2001.

(h)
In connection with the repayment of our debt, as discussed under the caption “Use of Proceeds,” we will expense $3.0 million of unamortized deferred financing costs, $2.5 million of unamortized discount, a redemption premium of $1.6 million (assuming the redemption is prior to March 30, 2002), and $2.8 million to terminate our existing interest rate swap agreements.

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this prospectus, before deciding whether to invest in our common stock. The following risks and uncertainties are not the only ones we face. However, these are the risks our management believes are material. If any of the following risks materializes, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Adverse trends or business conditions affecting the medical device industry or our customers could harm our operating results.

Our business depends on trends in the medical device industry, which is subject to rapid technological changes, short product life-cycles, frequent new product introductions and evolving industry standards, as well as economic cycles. Conditions or technological innovations adversely affecting any of our major customers, the medical device industry in general or the surgical instrumentation, electro-medical implant, interventional and orthopedic markets we target in particular, could adversely affect our operating results. For example, the discovery and market acceptance of non-device treatments for specific medical conditions could make the medical devices used to treat these conditions obsolete. In addition, the products and services that we provide to our customers generally are specific to a particular medical device being developed or marketed by them. If a customer’s medical device does not gain or maintain market acceptance because of competing medical devices or treatments, changing market conditions, unfavorable regulatory actions or other reasons, our revenues from that customer and our results of operations would be adversely affected.

Because a significant portion of our revenue comes from a few large customers, any decrease in sales to these customers could harm our operating results.

The medical device industry is concentrated, with relatively few companies accounting for a large percentage of sales in the surgical instrumentation, electro-medical implant, interventional and orthopedic markets that we target. Accordingly, our revenue and profitability are highly dependent on our relationships with a limited number of large medical device companies. In fiscal 2001, our top four customers accounted for approximately 41% of our revenues, with one customer accounting for 18% of our revenues and another accounting for 12% of our revenues. In fiscal 2000, our top four customers accounted for approximately 42% of our revenues, with one customer accounting for 16% of our revenues and another accounting for 14% of our revenues. We provide products and services to several different divisions of our top customers. We are likely to continue to experience a high degree of customer concentration, particularly if there is further consolidation within the medical device industry. We cannot assure you that there will not be a loss or reduction in business from one or more of our major customers. In addition, we cannot assure you that revenues from customers that have accounted for significant revenues in the past, either individually or as a group, will reach or exceed historical levels in any future period. The loss or a significant reduction of business from any of our major customers would adversely affect our results of operations.

Our growth may be slow if the trend toward outsourcing by medical device companies does not continue or if our customers decide to manufacture internally products that we currently provide.

To date, we have benefited from the growing trend of medical device companies to outsource all or a portion of their engineering, product development, manufacturing and assembly requirements. Although we expect medical device companies to increase their outsourcing of these requirements in the future, we cannot be certain that this trend will continue or that, if it continues, we will benefit from it. Even if the outsourcing trend in the industry continues, one or more of our principal customers could decide to decrease its reliance on or use of outsourcing, which would reduce our customer base.

Also, as part of our growth strategy, we are seeking to accept full supply chain management and manufacturing responsibility for selected product lines from our customers and, in some cases, to acquire the related manufacturing assets from these customers. While we believe that product line transfers and asset acquisitions of this kind are becoming increasingly attractive to our customers, we have only consummated one of these transactions to date. We cannot be sure that opportunities of this nature will be available, especially if the trend toward outsourcing does not continue.

We have few contracts with our customers that ensure us future business, and cancellations, reductions or delays in customer orders could harm our operating results.

Generally, we work with our customers on a project-by-project or purchase order-by-purchase order basis, without any long term revenue, volume or other commitments to ensure us future business. Customer orders typically may be cancelled and volume levels may be changed or delayed at any time. We cannot assure you that we can replace delayed, cancelled or reduced projects with new business in a timely manner. Also, we may not fully recover our costs in connection with cancelled, delayed or reduced projects.

Our quarterly operating results fluctuate significantly, and if we fail to meet the expectations of securities analysts or investors, our stock price may decrease.

Our operating results have fluctuated in the past from quarter to quarter and are likely to fluctuate significantly in the future due to a variety of factors, including:

•	the timing of actual customer orders and the accuracy of our customers’ forecasts of future production requirements;

•	the introduction and market acceptance of our customers’ new products and changes in demand for our customers’ existing products;

•	changes in the relative portion of our revenue represented by our various products, services and customers, including the relative mix of our business across our target markets;

•	changes in competitive or economic conditions generally or in our customers’ markets;

•	changes in availability or costs of raw materials or supplies; and

•
demand for our products and services, which, during our limited operating history, has been higher than average during the last quarter of our fiscal year and lower than average during the first quarter of our fiscal year.

For all these reasons, our quarterly results are difficult to predict and should not be relied upon as an indication of future performance. Fluctuations in our quarterly results could result in our failing to meet the expectations of the investment community, which could adversely affect the market price of our common stock even if those fluctuations are unrelated to our long term operating performance or prospects.

Risks relating to acquisitions, including failure to successfully manage our growth and integrate acquired businesses, may adversely affect our financial performance.

We were formed in March 1999 through the acquisition of seven separate businesses. In January 2000, we acquired the business of Tenax Corporation; in February 2000, we acquired Apex Engineering; in May 2000, we acquired Thermat Precision Technology, Inc.; in December 2000, we acquired ACT Medical, Inc.; and in January 2002, we acquired HV Technologies. As a result, we are experiencing rapid growth that could strain our managerial and other resources.

We also plan to seek to make select acquisitions of complementary medical engineering and manufacturing services providers that bring desired capabilities, customers or geographic coverage and either strengthen our position in our target markets or provide us with a significant presence in a new market. The risks we may encounter in pursuing these acquisitions include expenses associated with, and difficulties in identifying, potential targets, costs associated with acquisitions we ultimately are unable to complete and higher prices for acquired companies due to competition for attractive targets. Completing acquisitions also may result in dilution to our existing shareholders and may require us to seek additional capital, if available, including by increasing our indebtedness.

Once acquired, the successful integration and operation of a business requires communication and cooperation among key managers, the transition of customer relationships, the management of ongoing projects of acquired companies and the management of new projects across previously independent facilities. Acquisitions also involve a number of other risks, including:

•	the diversion of management attention;

•	difficulties in integrating the operations and products of an acquired business or in realizing projected operational results, synergies and cost savings;

•	inaccurate assessments of undisclosed liabilities; and

•	potential loss of key customers or employees of the acquired businesses.

Customer satisfaction or performance problems with an acquired company could also harm our reputation as a whole, and any acquired business could significantly underperform relative to our expectations. Because all of our acquisitions were completed in the past 36 months, we are currently facing all of these challenges and our ability to meet them over the long term has not been established. For all these reasons, our pursuit of an overall acquisition strategy or any individual completed, pending or future acquisition may adversely affect the realization of our strategic goals.

In addition, while we anticipate cost savings, operating efficiencies and other synergies as a result of our acquisitions, the consolidation of functions and the integration of departments, systems and procedures present significant management challenges. We cannot assure you that we will:

•	successfully accomplish those actions as rapidly as anticipated;

•	achieve the cost savings and efficiencies that we expect from our acquisitions;

•	successfully manage the integration of new locations or acquired operations;

•	fully use new capacity; or

•	enhance our business as a result of any past or future acquisition, including those mentioned above.

The acquisition of new operations can also introduce new types of risks to our business. For example, new acquisitions may require greater effort to address United States Food and Drug Administration, or FDA, regulation or similar foreign regulation.

We may face product liability claims that could result in costly litigation and divert the attention of our management.

We may be exposed to product liability claims and product recalls, including those which may arise from misuse or malfunction of, or design flaws in, our customers’ products, whether or not such problems directly relate to the products and services we have provided. Generally, we do not at this time have agreements in place with our customers governing liability for product liability and recalls. Even where we have agreements with customers that contain provisions attempting to limit our damages, these provisions may not be enforceable or may otherwise fail to protect us from liability. Product liability claims or product recalls, regardless of their ultimate outcome, could require us to spend significant time and money in litigation or require us to pay significant damages. The occurrence of product liability claims or product recalls could cause our results of operations to be adversely affected.

We carry $20.0 million of product liability insurance coverage which is limited in scope. Our management believes that our insurance coverage is adequate given the risks we face. We cannot assure you that we will be able to maintain this insurance or to do so at reasonable cost and on reasonable terms. We also cannot assure you that this insurance will be adequate to protect us against a product liability claim that may arise in the future.

If we experience decreasing prices for our products and services and we are unable to reduce our expenses, our results of operations will suffer.

We may experience decreasing prices for the products and services we offer due to:

•	pricing pressure experienced by our customers from managed care organizations and other third-party payors;

•	increased market power of our customers as the medical device industry consolidates; and

•	increased competition among medical engineering and manufacturing services providers.

If the prices for our products and services decrease for whatever reason and we are unable to reduce our expenses, our results of operations will be adversely affected.

If our manufacturing processes, products and services fail to meet the highest quality standards, our reputation could be damaged and our results of operations could be harmed.

Quality is extremely important to us and our customers due to the serious and costly consequences of product failure. Our success depends in part on our ability to manufacture to exact design specifications precision engineered plastic and metal components, subassemblies and finished devices from multiple materials. If our products and services fail to meet the highest quality standards or fail to adapt to evolution in those standards, our reputation could be harmed and our competitive position could be damaged. In addition, our quality systems and certifications are critical to the marketing success of our products and services. If we fail to maintain our quality systems or certifications, our reputation could be damaged and our results of operations could be adversely affected.

Competition from our customers’ internal operations as well as from other medical engineering and manufacturing service providers could result in downward pressure on prices, fewer new business opportunities and loss of market share.

Our current and prospective customers often evaluate our product and service offerings against the merits of internal design and engineering, manufacturing, assembly and supply chain management. In this sense, we often compete for business with the internal resources of our customers, many of whom are leading medical device companies with long-standing internal design and engineering, manufacturing and supply chain management capabilities. Our success therefore depends heavily upon our ability to demonstrate and deliver cost savings and accelerated time to market for our customers as compared to use of internal resources, without loss of quality, confidentiality or reliability.

In addition, we believe the medical engineering and manufacturing services industry is very competitive and fragmented with over 3,000 companies, many of which are specialized. To the extent that medical device companies seek to outsource more of the design, prototyping and manufacturing of their products, we will face increasing competitive pressures to broaden our capabilities and grow our business in order to maintain our competitive position, and we may encounter competition from other companies with design, technological and manufacturing capabilities similar or superior to ours.

If we fail to comply with the covenants under our new senior credit facility or other indebtedness, are unable to pay interest and principal when due or experience increased interest costs, our operating results and financial condition could be harmed.

Failure to comply with the covenants under our senior credit facility or with respect to any future indebtedness may result in an event of default. If an event of default occurs and is not cured or waived, substantially all of our indebtedness could become immediately due and payable. We anticipate that upon the closing of this offering our total debt will be approximately $40 million and our annual interest expense will be approximately $2.5 million. The ability to pay interest and principal on our debt obligations will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control. There can be no assurance that our operations will generate earnings in any future period sufficient to cover the fixed charges. In addition, we may experience variable financial results as a consequence of floating interest rate debt. As interest rates fluctuate, we may experience increases in interest expense, which may materially affect financial results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” on page 37.

If we cannot obtain the additional capital required to fund our operations and finance acquisitions on favorable terms or at all, we may have to delay or abandon our growth strategy.

Our growth strategy will require additional capital for, among other purposes, completing acquisitions of companies and customers’ product lines and manufacturing assets, integrating acquired companies and assets, acquiring new equipment and maintaining the condition of existing equipment. In connection with this offering, we intend to repay all of our subordinated indebtedness and replace our existing senior credit facility with a new senior credit facility. If cash generated internally is insufficient to fund capital requirements, if funds are not available under our new senior credit facility, or if we desire to make acquisitions, we will require additional debt or equity financing. Adequate financing may not be available or, if available, may not be available on terms satisfactory to us. If we raise additional capital by issuing equity or convertible debt securities, the issuances may dilute the share ownership of the existing investors. In addition, we may grant future investors rights that are superior to those of our existing investors. If we fail to obtain sufficient additional capital in the future, we could be forced to curtail our growth strategy by reducing or delaying capital expenditures and acquisitions, selling assets or restructuring or refinancing our indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” on page 37.

Our growth may be limited and our competitive position may be harmed if we are unable to identify and consummate future acquisitions.

Our continued growth may depend on our ability to identify and acquire on acceptable terms companies that complement or enhance our business. We may not be able to identify or complete future acquisitions. Some of the risks that we may encounter include expenses associated with, and difficulties in identifying, potential targets, the costs associated with incomplete acquisitions and higher prices for acquired companies because of competition for attractive acquisition targets. If we fail to acquire additional capabilities, we may be unable to compete with other companies in our industry that are able to provide more complete outsourcing capabilities and services to medical device companies, which could adversely affect our results of operations.

A substantial amount of our assets represents goodwill, and our net income will be reduced if our goodwill becomes impaired.

As of December 30, 2001, approximately $97 million, or 48%, of our total assets represented goodwill. Goodwill is generated in our acquisitions when the cost of an acquisition exceeds the fair value of the net tangible and identifiable intangible assets we acquire. We historically have recorded goodwill on our balance sheet and amortized it, generally on a straight-line basis over twenty years. Recently, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard, or SFAS, No. 142, Goodwill and Other Intangible Assets, which we adopted effective July 1, 2001. Goodwill is no longer amortized under generally accepted accounting principles as a result of SFAS No. 142. Instead, goodwill is subject to an impairment analysis at least annually based on the fair value of the reporting unit. We could be required to recognize reductions in our net income caused by the write-down of goodwill, if impaired, that if significant could materially and adversely affect our results of operations. For example, in June 2001 we recorded an impairment charge of $2.6 million related to residual goodwill allocated to three businesses. The residual goodwill was impaired by the planned closure of the facilities related to those businesses.

We depend on outside suppliers and subcontractors, and our production and reputation could be harmed if they are unable to meet our volume and quality requirements and alternative sources are not available.

Our current capabilities do not include all elements that are required to satisfy all of our customers’ requirements. As we increasingly position ourselves to provide our customers with a single source solution, we may rely increasingly on third party suppliers, subcontractors and other outside sources for components or services. Manufacturing problems may occur with these third parties. A supplier may fail to develop and supply products and components to us on a timely basis, or may supply us with products and components that do not meet our quality, quantity or cost requirements. If any of these problems occur, we may be unable to obtain substitute sources of these products and components on a timely basis or on terms acceptable to us, which could harm our ability to manufacture our own products and components profitably or on time. In addition, if the processes that our suppliers use to manufacture products and components are proprietary, we may be unable to obtain comparable components from alternative suppliers.

If we are unable to maintain our expertise in manufacturing processes or if our customers demand capabilities that we cannot provide, we will be unable to compete successfully.

We use highly engineered, proprietary processes and sophisticated machining equipment to meet the specifications of our customers. Without the timely incorporation of new processes and enhancements, particularly relating to quality standards and cost-effective production, our manufacturing capabilities would likely become outdated, which would cause us to lose customers. In addition, new or revised technologies could render our existing process technology less competitive or obsolete or could reduce demand for our products and services. It is also possible that finished medical device products introduced by our customers may require fewer of our components or may require components that we lack the capabilities to manufacture or assemble. In addition, we cannot assure you that any investment that we make in new technologies will result in commercially viable processes for our business.

Although we anticipate that our manufacturing and marketing expertise will enable us to successfully develop and market our capabilities, any failure by us to anticipate or respond in a cost-effective and timely manner to technological developments or changes in industry standards or customer requirements, or any significant delays in capability development or introduction could adversely affect our results of operations.

There are operational and financial risks associated with our new facility in Mexico that could harm our operating results.

We operate a manufacturing facility in Navojoa, Mexico and are in the process of significantly expanding that facility. Our operations at this facility currently comprise a small portion of our business; however, we expect that these operations will increase as we expand our device assembly service offering. Our operations in Mexico may expose us to risks and uncertainties that are different from those we experience in the United States, including political, social and economic instability, difficulties in staffing and managing international operations and controlling manufacturing quality, product or material transportation delays or disruption, trade restrictions, currency fluctuation and changes in tariffs, regulatory restrictions and import and export license requirements. In addition, we will be subject to currency fluctuations with respect to our labor and facilities costs in Mexico. If any of these risks materializes, our business may be harmed.

Our cost of products sold may be harmed by fluctuations in the availability and price of raw materials.

Raw materials needed for our business are susceptible to fluctuations in price and availability due to transportation costs, government regulations, price controls, changes in economic climate or other unforeseen circumstances. In particular, stainless steel, titanium and platinum are used in some of our products and are in limited supply and subject to fluctuations in price. Our cost of products sold may be adversely impacted by decreases in the availability and increases in the market prices of the raw materials used in our manufacturing processes. There can be no assurance that price increases in raw materials can be passed on to our customers through increases in product prices. Even when we are able to pass along all or a portion of our raw material price increases, there is typically a lag time between the actual cost increase of raw materials and the corresponding increase in the price of our products.

We and our customers are subject to governmental health, safety and consumer product regulations that are burdensome and carry significant penalties for noncompliance.

We and our customers are subject to federal, state and local health and safety and consumer product regulation, including regulation by the FDA, and to similar regulatory requirements in other countries. These regulations govern a wide variety of activities from product safety and effectiveness to design and development to labeling, manufacturing, promotion, sales and distribution. We believe that we are in compliance with the requirements of FDA, of state and local authorities and, as applicable, of equivalent foreign authorities. In the event that we build or acquire additional facilities outside the United States, we will be subject to medical device manufacturing regulation in those jurisdictions as well. Also, our customers’ products are subject to regulation, including manufacturing standards, of other countries in which they sell their products. As a result, we also may be obliged to comply with these manufacturing standards.

To maintain manufacturing approvals, we are generally required, among other things, to register certain of our manufacturing facilities with the FDA and with certain state and foreign agencies, maintain extensive records and submit to periodic inspections by the FDA and certain state and foreign agencies. We may be required to incur significant expenses and to spend significant amounts of time to comply with these regulations or to remedy violations of these regulations. These efforts could be burdensome. In addition, any failure by us to comply with applicable government regulations could result in cessation of portions or all of our operations, imposition of fines and restrictions on our ability to carry on or expand our operations. Compliance by our customers with governmental regulations and their remedying of violations of these regulations also may be time consuming, burdensome and expensive and could negatively affect our customers’ abilities to sell their products, which in turn could adversely affect our ability to sell our products and services.

The regulations to which we are subject are complex, change frequently and have tended to become more stringent over time. In addition, future laws and regulations may increase governmental involvement in healthcare and lead to increased compliance costs.

Our facilities are subject to environmental regulation that exposes us to potential financial liability.

Federal, state and local laws impose various environmental controls on the management, handling, generation, manufacturing, transportation, storage, use and disposal of hazardous chemicals and other materials used or generated in our manufacturing activities. If we fail to comply with any present or future environmental laws, we could be subject to future liabilities or the suspension of production. We cannot assure you that our operations will not require expenditures for clean-up in the future. Although we do not anticipate that these remediation efforts will be material, we cannot assure you that the costs associated with these efforts will not have an adverse effect on our business, financial condition or results of operations. Changes in environmental laws may impose costly compliance requirements on us or otherwise subject us to future liabilities and additional laws relating to the management, handling, generation, manufacture, transportation, storage, use and disposal of materials used in or generated by the manufacture of our products may be imposed. In addition, we cannot predict the effect that these potential requirements may have on us or our customers.

Accidents at our facilities could delay production, adversely affect our operations and expose us to financial liability.

Our business involves complex manufacturing processes and hazardous materials that can be dangerous to our employees. Although we employ safety procedures in the design and operation of our facilities and we have not experienced any serious accidents or deaths, there is a risk that an accident or death could occur in one of our facilities. Any accident could result in significant manufacturing delays or claims for damages resulting from injuries, which would harm our operations and financial condition. The potential liability resulting from any such accident or death could cause our business to suffer. Any disruption of operations at any of our facilities could harm our business.

If we lose our key personnel, our ability to operate our company and our results of operations may suffer.

Our future success depends in part on our ability to attract and retain key executive, engineering, marketing and sales personnel. Our key personnel include Mr. Effress and our other executive officers and the loss of certain key personnel could have a material adverse effect on us. We face intense competition for these professionals from our competitors, our customers and other companies operating in our industry. To the extent that the services of members of our senior management team and key technical personnel would be unavailable to us for any reason, we would be required to hire other personnel to manage and operate our company and to develop our products and technology. We cannot assure you that we would be able to locate or employ such qualified personnel on acceptable terms.

If we are unable to attract additional qualified personnel, our growth strategy could be adversely affected.

Our success will depend in large part upon our ability to attract, train, retain and motivate highly skilled employees and management. There is currently aggressive competition for employees who have experience in the engineering and technology used in our products and services. We compete intensely with other companies to recruit and hire from this pool. The industries in which we compete for employees are characterized by high levels of employee attrition. Although we believe we offer competitive salaries and benefits, we may have to increase spending in order to retain personnel.

Our business is indirectly subject to healthcare industry cost containment measures that could result in reduced sales of medical devices containing our components.

Our customers and the healthcare providers to whom our customers supply medical devices may rely on third party payors, including government programs and private health insurance plans, to reimburse some or all of the cost of the procedures in which medical devices that incorporate components manufactured or assembled by us are used. The continuing efforts of government, insurance companies and other payors of healthcare costs to contain or reduce those costs could lead to patients being unable to obtain approval for payment from these third party payors. If that occurred, sales of finished medical devices that include our components may decline significantly, and our customers may reduce or eliminate purchases of our components.

We and our customers may be subject to infringement claims by third parties that could subject us to financial liability or limit our product and service offerings, and our competitive position could be harmed if we are unable to protect our intellectual property.

Litigation to enforce and defend patent and other intellectual property rights is common in the medical device industry. Although we do not believe that any of our products, services or processes infringe the  intellectual property rights of third parties, we may be accused of infringing the rights of others. Our customers’ products also may be the subject of third-party infringement claims, which could seek damages from both the customer and from us. With most of our customers, we do not have formal agreements governing allocation of liability for such claims. Even where we do not have liability to third parties, an infringement claim against one of our customers could result in reduced demand for our products and services or increased pricing pressure. Any infringement claim, significant charge or injunction against our products or those of our customers could harm our business.

We rely on a combination of patent, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect our intellectual property, which relates principally to proprietary manufacturing processes. We cannot be sure that the steps we take to protect our proprietary rights will adequately deter unauthorized disclosure or misappropriation of our intellectual property, technical knowledge, practice or procedures. We may be required to spend significant resources to monitor and defend our intellectual property rights, we may be unable to detect or defend against infringement of these rights and we may lose any competitive advantage associated with these rights.

Risks Related to this Offering and Our Stock

Our stock price could be extremely volatile and, as a result, you may not be able to resell your shares at or above the price you paid for them.

Before this offering there has not been a public market for our common stock, and an active public market for our common stock may not develop or be sustained after this offering. Further, the market price of our common stock may decline below the price you paid for your shares.

Among the factors that could affect our stock price are:

•	industry trends and the business success of our customers;

•	loss of a key customer;

•	fluctuations in our results of operations;

•	our failure to meet the expectations of the investment community and changes in investment community recommendations or estimates of our future results of operations;

•	strategic moves by our competitors, such as product announcements or acquisitions;

•	regulatory developments;

•	litigation;

•	general market conditions; and

•	other domestic and international macroeconomic factors unrelated to our performance.

The stock market has recently experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. If a securities class action suit is filed against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business in order to respond to the litigation.

There may be sales of a substantial amount of our common stock 180 days after this offering, or earlier, by our stockholders, and these sales could cause our stock price to fall.

MedSource and each of its directors, executive officers and stockholders have entered into a lock-up agreement with Morgan Stanley on behalf of the underwriters for a period of 180 days after the date of this prospectus. Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through equity offerings in the future. A substantial number of outstanding shares of common stock and shares issuable upon exercise of outstanding options and warrants will become available for resale in the public market at prescribed times. Of the 24,529,924 shares to be outstanding after the offering, subject to adjustment depending upon the number of shares of our common stock issued upon conversion of our Series C preferred stock, 7,500,000 shares offered by this prospectus will be eligible for immediate sale in the public market without restriction by persons other than our affiliates. The remaining 69.4%, or 17,029,924 shares, of our total outstanding shares will become available for resale in the public market as shown in the chart below.

Number of Shares	Date Available for Resale
5,000	Immediately
400	90 days after this offering ( , 2002)
16,200,302	180 days after this offering ( , 2002) or earlier in the sole discretion of Morgan Stanley & Co. Incorporated
824,222	January 4, 2003

Beginning 180 days after this offering (             , 2002), holders of 10,947,372 shares of our common stock may require us to register their shares for resale under the federal securities laws. Holders of an additional 5,866,421 shares of our common stock and the holders of 200,000 shares of our common stock issued upon exercise of warrants are entitled to have their shares included in the registration statement, subject to reduction upon the request of the underwriter in the offering, if any. Registration of those shares would allow the holders to immediately resell their shares in the public market. Any such sales or anticipation thereof could cause the market price of our common stock to decline.

In addition, after this offering, we intend to register 5,151,551 shares of common stock subject to outstanding options or reserved for issuance under our stock purchase plan. For more information, see “Shares Eligible for Future Sale.”

Our principal stockholders and management own a significant percentage of our company and will be able to exercise significant influence over our company and their interests may differ from those of other stockholders.

After this offering, our executive officers and directors and principal stockholders and their affiliated entities will together control approximately 41% of our outstanding common stock. Accordingly, these stockholders, if they act together, will be able to control the composition of our board of directors and many other matters requiring stockholder approval and will continue to have significant influence over our affairs. They may exercise this influence, including by voting at a meeting of the stockholders or by written consent, in a manner that advances their best interests and not necessarily those of other stockholders. This concentration of ownership also could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us.

Provisions in our charter documents and Delaware law may deter takeover efforts that you feel would be beneficial to stockholder value.

Our certificate of incorporation and bylaws and Delaware law contain provisions which could make it difficult for a third party to acquire us without the consent of our board of directors. These provisions include a classified board of directors and limitations on actions by our stockholders. In addition, our board of directors has the right to issue preferred stock without stockholder approval that could be used to dilute a potential hostile acquiror. Delaware law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. While we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders, and a takeover bid otherwise favored by a majority of our stockholders might be rejected by our board of directors.

You will suffer immediate and substantial dilution.

The initial public offering price of our common stock will be substantially higher than the net tangible book value per share. Accordingly, if you purchase common stock in this offering, you will incur immediate and substantial dilution of $13.13 per share in your investment. This dilution is due in large part to earlier investors in us having paid substantially less than the initial public offering price when they purchased their shares. The exercise of outstanding options and warrants to purchase shares of our common stock will result in additional dilution per share. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial additional dilution.

We do not intend to pay dividends, and absence of dividends could reduce our attractiveness to investors.

Some investors favor companies that pay dividends, particularly in market downturns. We currently intend to retain any future earnings to finance the continued development and expansion of our business, and therefore, we do not anticipate paying cash dividends on our common stock in the future. In addition, our new senior credit facility will restrict our payment of dividends. Because we likely will not pay dividends, your return on this investment likely depends on your ability to sell our stock for a profit.

FORWARD-LOOKING STATEMENTS

You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements within the meaning of federal securities laws that relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential” or “continue” or the negative of these terms or other comparable terminology.

Some of the factors that may cause actual results to differ materially from the results expressed or implied by these forward-looking statements are set forth under “Risk Factors.”

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

USE OF PROCEEDS

Our net proceeds from the sale of 7,500,000 shares of common stock in this offering at an assumed initial public offering price of $16.00 per share will be approximately $110.0 million (approximately $121.9 million if the underwriters’ over-allotment option is exercised in full), after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use those proceeds as follows:

Approximate dollar amount
(In millions)
Refinancing of our senior credit facility(a)	$33.2
Repayment of our 12.5% senior subordinated notes(b)	21.6
Redemption of our Series E preferred stock and our Series F preferred stock(c)	10.4
Payment of accrued and unpaid dividends on our Series B preferred stock(d)	4.3
Fees under agreements with Kidd & Company and Whitney Mezzanine Management Company(e)	3.7
Working capital and other general corporate purposes, including potential acquisitions(f)	36.8

Total	$110.0

(a)
As of the date of this prospectus, we owed $68.3 million under our existing senior credit facility. We expect to repay this facility in full with $28.3 million of the proceeds of this offering and $40.0 million from our new senior credit facility while incurring $2.1 million in fees on our new facility, described below under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — New Senior Credit Facility” and $2.8 million to terminate our existing interest rate swap agreements. The outstanding loans under our existing senior credit facility mature between March 2005 and March 2007 and presently bear interest at rates ranging from 5.4% to 6.9% per year.

(b)
The senior subordinated notes mature in 2009, but we will prepay the notes in full, together with a redemption premium of $1.6 million, with the proceeds from this offering, as further discussed below under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Senior Subordinated Notes.”

(c)
Our Series E preferred stock and Series F preferred stock were issued in connection with our acquisition of HV Technologies in January 2002. The Series E preferred stock was issued to investors for cash that was paid to shareholders of HV Technologies, and the Series F preferred stock was issued to one of the shareholders of HV Technologies. Our Series E preferred stock and our Series F preferred stock accrue dividends at the rate of 6% per year until December 31, 2002 and January 4, 2003, respectively, and accrue dividends at 16% per year on a retroactive basis thereafter. We expect to use a portion of the proceeds of this offering to redeem our Series E preferred stock before December 31, 2002, and we will use a portion of the proceeds of this offering to redeem our Series F preferred stock within 45 days after we complete this offering.

(d)
This amount represents payment of accrued and unpaid dividends on our Series B preferred stock as of the date of this prospectus, which accrues dividends at the rate of 6% per year. As discussed above under the first paragraph after the table under the caption “Prospectus Summary — The Offering,” the Series B preferred stock will convert into common stock upon completion of this offering.

(e)
This amount represents amounts payable to terminate agreements with Kidd & Company and Whitney Mezzanine Management Company, together with accrued and unpaid fees thereunder, all described below under the caption “Related Party Transactions — Certain Services Provided to Us by Related Parties.”

(f)
From time to time, in the ordinary course of business, we evaluate possible acquisitions of, or investments in, businesses, products and technologies that are complementary to our business. We currently have no arrangements, agreements or understandings for any such acquisitions or investments.

We will pay an aggregate of $25.9 million of the proceeds of this offering to related parties, as further described below under the caption “Related Party Transactions.”
The amounts and timing of our use of the proceeds of this offering will depend upon numerous factors, including the amount of proceeds actually raised in this offering, the timing of any acquisitions we complete, the availability of debt financing and the amount of cash generated by our operations. Until used as described above, we intend to invest the proceeds of this offering in short-term, investment-grade securities.

The above description represents our present intentions based on our current plans and business conditions. Unforeseen events or changed business conditions, however, could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus. Our management will have broad discretion to allocate the net proceeds from this offering.

DIVIDEND POLICY

We anticipate that we will retain future earnings, if any, to finance the continued development and expansion of our business. In addition, our new senior credit facility will restrict our payment of dividends. Any future determination with respect to the payment of dividends will be dependent upon, among other things, our earnings, capital requirements, the terms of our then existing indebtedness, applicable requirements of Delaware corporate law, general economic conditions and other factors considered relevant by our board of directors.

CAPITALIZATION

The following table sets forth our capitalization as of December 30, 2001:

•	on an actual basis;

•
on a “pro forma” basis to reflect our acquisition of HV Technologies in January 2002 and the related issuance of our Series E preferred stock and warrants and Series F preferred stock as if they had all occurred on December 30, 2001; and

•
on a “pro forma as adjusted” basis to reflect, in addition to the pro forma adjustments discussed above, (1) the sale of 7,500,000 shares of common stock by us in this offering at an assumed initial public offering price of $16.00 per share, after deducting the underwriting discount and estimated offering expenses payable by us; (2) the conversion of the preferred stock and the exercise of the warrant as described in the first and second paragraphs after the table under the caption “Prospectus Summary — The Offering”; and (3) the application of the net proceeds of this offering, together with proceeds of $40.0 million from the new senior credit facility described in footnote (a) below.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Unaudited Pro Forma Condensed Combined Financial Information” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of December 30, 2001
	Actual	Pro Forma	Pro Forma As Adjusted
	(In thousands, except share data)

Cash and cash equivalents	$13,317	$9,307	$46,058

Existing senior credit facility, including current portion	$68,327	$68,327	$—
New senior credit facility, including current portion(a)	—	—	40,000
12.5% senior subordinated notes, including current portion and unamortized discount(b)	20,000	20,000	—
Other long-term debt including current portion	511	511	511
Mandatory redeemable stock:
Series B, Series C, Series D and Series F preferred stock, par value $0.01 per share, 499,029 shares authorized in the aggregate actual, 499,029 shares authorized in the aggregate pro forma, none authorized pro forma as adjusted, 408,360 shares outstanding in the aggregate actual, 412,360 outstanding in the aggregate pro forma, and none outstanding pro forma as adjusted	103,085	106,721	—
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 1,000,000 shares authorized	—	—	—
Series A, Series E and Series Z preferred stock, par value $0.01 per share, 171,000 shares authorized in the aggregate actual and aggregate pro forma, none authorized pro forma as adjusted, 108,870 shares outstanding in the aggregate actual, 109,370 shares outstanding in the aggregate pro forma, and none outstanding pro forma as adjusted	1	1	—
Common stock, par value $0.01 per share, 40,000,000 shares authorized, actual and pro forma, 70,000,000 shares authorized pro forma as adjusted, 5,256,158 shares outstanding actual, 6,080,380 shares outstanding pro forma and 24,529,924 shares outstanding pro forma as adjusted	53	61	246
Additional paid-in capital	39,380	53,060	268,767
Accumulated other comprehensive loss	(2,407)	(2,407)	—
Accumulated deficit	(51,208)	(51,208)	(78,505	)(c)(d)
Unaccrued compensation	(143)	(143)	(143)

Total stockholders’ equity	(14,324)	(636)	190,365

Total capitalization	$177,599	$194,923	$230,876

(a)
Concurrently with this offering, we intend to replace our existing senior credit facility with a new $70.0 million senior credit facility described under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — New Senior Credit Facility.”

(b)
In connection with the repayment of our debt, as discussed under the caption “Use of Proceeds,” we will expense $3.0 million of unamortized deferred financing costs, $2.5 million of unamortized discount, a redemption premium of $1.6 million, and $2.8 million to terminate our existing interest rate swap agreements.

(c)
As discussed in the second paragraph under the caption “Description of Capital Stock — General,” our Series C preferred stock converts into a number of shares of our common stock that depends upon the public offering price of our common stock. The pro forma as adjusted accumulated deficit therefore reflects a deemed preferred stock dividend of $9.3 million as the value of the additional shares of our common stock issued to the holders of our Series C preferred stock upon conversion in this offering. We determined the value of the dividend in accordance with Emerging Issues Task Force, or EITF, 00-27 by multiplying the number of additional shares of our common stock that are issuable upon conversion of our Series C preferred stock, determined as set forth in the second paragraph under the caption “Description of Capital Stock — General,” by the value of our common stock on the date that investors first committed to purchase our Series C preferred stock.

(d)
In connection with our acquisition of HV Technologies in January 2002, we issued an aggregate of $6.0 million of our Series E preferred stock in December 2001 and January 2002, and we issued warrants to purchase an aggregate of 200,000 shares of our common stock at $0.01 per share. We recorded a discount of $2.2 million to the carrying value of the Series E preferred stock equal to the consideration allocated to the warrants. We will accrete this discount over the 12 month period ending December 31, 2002 since we plan to redeem our Series E preferred stock by that date. The pro forma as adjusted accumulated deficit reflects full accretion of this discount in connection with the planned redemption of our Series E preferred stock.

The above table excludes the shares of common stock issuable upon exercise of outstanding options and warrants described in the second paragraph after the table under the caption “Prospectus Summary — The Offering.”

DILUTION

Our pro forma net tangible book value (deficit) as of December 30, 2001 is $(30.7) million, or $(1.80) per share of common stock. Pro forma net tangible book value (deficit) per share represents the amount of total tangible assets less total liabilities, divided by the number of outstanding shares of common stock after giving effect to the acquisition of HV Technologies in January 2002 and our related issuances of Series E preferred stock and warrants and Series F preferred stock and the conversion of all outstanding convertible preferred stock and the exercise of the warrant described in the first paragraph after the table under “Prospectus Summary—The Offering.”

After giving effect to the sale of 7,500,000 shares of common stock offered by us in this prospectus at an assumed initial public offering price of $16.00 per share, less the underwriting discount and estimated offering expenses payable by us, and the application of the net proceeds of this offering, together with proceeds of $40.0 million from our new senior credit facility, our pro forma net tangible book value as of December 30, 2001 would have been $70.5 million, or $2.87 per share. This represents an immediate increase in the pro forma net tangible book value to existing stockholders of $4.67 per share and an immediate dilution to new investors of $13.13 per share. The following table illustrates this dilution on a per share basis:

Initial public offering price per share		$16.00
Pro forma net tangible book value (deficit) per share as of December 30, 2001	$(1.80)
Increase per share attributable to new investors	4.67

Pro forma net tangible book value per share after this offering		2.87

Dilution per share to new investors		$13.13

The following table summarizes, on a pro forma basis as of December 30, 2001, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid (1) by our existing stockholders and (2) by the new investors purchasing stock in this offering:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	17,029,924	69.4%	$133,433,000	52.7%	$7.84
New investors	7,500,000	30.6	120,000,000	47.3	16.00

Total	24,529,924	100.0%	$253,433,000	100.0%

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined statement of operations, for the year ended June 30, 2001 is presented as if the acquisition of ACT Medical in December 2000 and as if the acquisition of HV Technologies during January 2002 and the related issuance of Series E preferred stock and warrants and Series F preferred stock had all occurred on July 2, 2000. The historical balances for the ACT Medical statement of operations are for the unaudited six month period from July 1, 2000 through the December 31, 2000 date of acquisition. The results of ACT Medical for the period from January 1, 2001 through June 30, 2001 are included in our results of operations.

The acquisition of HV Technologies, a specialized manufacturer of polyimide and composite micro-tubing used in interventional and minimally invasive catheters, delivery systems and instruments, enables us to expand our offering of proprietary manufacturing capabilities to our customers in the interventional device market. We determined the purchase price for HV Technologies by evaluating a number of factors including HV Technologies’ profit margins and earnings growth rates, trade secrets and manufacturing capabilities and customer relationships as well as asset values, and we have allocated the amount by which the purchase price exceeded the fair value of the assets acquired to goodwill.

The following selected unaudited pro forma condensed combined statement of operations for the six months ended December 30, 2001 is presented as if the acquisition of HV Technologies during January 2002 and the related issuance of Series E preferred stock and warrants and Series F preferred stock had all occurred on July 2, 2000.

The following selected unaudited pro forma condensed combined balance sheet as of December 30, 2001 is presented as if the acquisition of HV Technologies during January 2002 and the related issuance of Series E preferred stock and warrants and Series F preferred stock had all occurred on December 30, 2001.

The following selected unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements of MedSource and ACT Medical and the notes thereto appearing elsewhere in this prospectus. The historical financial statements of HV Technologies are not separately presented in this prospectus.

The following selected unaudited pro forma condensed combined financial information does not purport to represent the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of our future results.

MEDSOURCE TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2001

	Historical		Pro Forma			Historical	Pro Forma
	MedSource	ACT Medical	Adjustments		Combined	HV Technologies	Adjustments		Combined
	(In thousands, except share and per share amounts)
Revenues	$128,462	$12,786	$—		$141,248	$8,521	$—		$149,769
Costs and expenses:
Cost of products sold	94,386	9,988	—		104,374	3,752	—		108,126
Selling, general and administrative expenses	26,199	3,257	—		29,456	1,878	—		31,334
Amortization of goodwill and other intangibles	5,640	58	(58	)(a)	6,544	—	—		6,544
			904	(b)
Restructuring charge	11,464	—	—		11,464	—	—		11,464

Total costs and expenses	137,689	13,303	846		151,838	5,630	—		157,468

Operating (loss) income	(9,227)	(517)	(846)		(10,590)	2,891	—		(7,699)
Interest (expense), net	(10,213)	(560)	560	(c)	(10,213)	7	51	(c)	(10,155)
Other income (expense)	53	—	—		53	285	(274	)(d)	64

(Loss) income before income taxes	(19,387)	(1,077)	(286)		(20,750)	3,183	(223)		(17,790)
Income tax benefit (expense)	(70)	—	—		(70)	(181)	181	(d)	(70)

Net (loss) income	(19,457)	(1,077)	(286)		(20,820)	3,002	(42)		(17,860)
Preferred stock dividends and accretion of discount on preferred stock	(9,688)		(1,317	)(e)	(11,005)	—	(1,509	)(f)	(12,514)

Net (loss) income attributed to common stockholders	$(29,145)	$(1,077)	$(1,603)		$(31,825)	$3,002	$(1,551)		$(30,374)

Net loss per common share attributed to common stockholders — basic and diluted	$(5.55)				$(6.06)				$(5.00)

Weighted average common shares — basic and diluted	5,252,749				5,252,749		824,222	(g)	6,076,971

See notes to pro forma condensed combined financial information.

MEDSOURCE TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 30, 2001

	Historical		Pro Forma
	MedSource	HV Technologies	Adjustments		Combined
	(In thousands, except share and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$13,317	$1,100	$500	(h)	$9,307
			(5,610	)(i)
Accounts and notes receivable, net	21,313	869	—		22,182
Inventories	16,548	936	—		17,484
Prepaid expenses and other current assets	3,515	71	—		3,586
Deferred income taxes	1,335	—	—		1,335

Total current assets	56,028	2,976	(5,110)		53,894
Property, plant and equipment, net	40,219	2,147	—		42,366
Goodwill, net	96,813	—	18,327	(j)	115,140

Other identifiable intangible assets, net	4,263	—	—		4,263
Deferred financing costs	3,022	—	—		3,022
Interest escrow fund	599	—	—		599
Other assets	390	—	—		390

Total assets	$201,334	$5,123	$13,217		$219,674

Liabilities, mandatory redeemable convertible stock and stockholders’ equity (deficit)
Current liabilities	$30,112	$866	$—		$30,978
Long term debt, less unamortized discount and current portion	78,237	562	(562	)(k)	78,237
Deferred income taxes	1,335	—	—		1,335
Other long-term liabilities	2,889	150	—		3,039
Mandatory redeemable stock	103,085	—	3,636	(l)	106,721
Stockholders’ equity (deficit)
Series A, Series E and Series Z preferred stock	1	—	—		1
Common Stock	53	50	8	(l)	61
			(50	)(m)
Additional paid-in capital	39,380	—	500	(h)	53,060
			13,180	(l)
Accumulated other comprehensive loss	(2,407)	—	—		(2,407)
Retained earnings (accumulated deficit)	(51,208)	3,495	(3,495	)(m)	(51,208)
Unearned compensation	(143)	—	—		(143)

Total stockholders’ equity (deficit)	(14,324)	3,545	10,143		(636)

Total liabilities, mandatory redeemable convertible stock and stockholders’ equity (deficit)	$201,334	$5,123	$13,217		$219,674

See notes to pro forma condensed combined financial information.

MEDSOURCE TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED DECEMBER 30, 2001

	Historical		Pro Forma
	MedSource	HV Technologies	Adjustments		Combined
	(In thousands, except share and per share amounts)
Revenues	$72,155	$4,331	$—		$76,486
Costs and expenses:
Cost of products sold	54,616	1,949	—		56,565
Selling, general and administrative expense	14,080	2,071	—		16,151
Amortization of goodwill and other intangibles	169	—	—		169

Total costs and expenses	68,865	4,020	—		72,885

Operating income	3,290	311	—		3,601
Interest (expense), net	(4,886)	(2)	21	(n)	(4,867)
Other income (expense)	(27)	117	(109	)(o)	(19)

(Loss) income before income taxes	(1,623)	426	(88)		(1,285)
Income tax benefit (expense)	—	(318)	318	(o)	—

Net (loss) income	(1,623)	108	230		(1,285)
Preferred stock dividends and accretion of discount on preferred stock	(5,322)	—	(755	)(p)	(6,077)

Net (loss) income attributable to common stockholders	$(6,945)	$108	$(525)		$(7,362)

Net loss per common share attributed to common stockholders — basic and diluted	$(1.32)				$(1.21)

Weighted average shares — basic and diluted	5,256,058		824,222	(q)	6,080,280

See notes to pro forma condensed combined financial information.

MEDSOURCE TECHNOLOGIES, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Unaudited Pro Forma Statement of Operations Adjustments for the Year Ended June 30, 2001

We have made the following pro forma adjustments to arrive at our pro forma statement of operations for the year ended June 30, 2001:

(a)	Represents elimination of the amortization of goodwill that existed on ACT Medical’s balance sheet at the time of the acquisition.
(b)	Represents the amortization of goodwill and other intangibles resulting from the acquisition of ACT Medical.
(c)
Represents elimination of the interest income and interest expense incurred by ACT Medical or HV Technologies, as applicable, because the debt associated with the interest expense was paid off in connection with the acquisition.

(d)	Represents elimination of HV Technologies licensing and royalty income related to licenses cancelled in connection with the acquisition and elimination of HV Technologies income tax expense.
(e)	Represents recognition of the dividends and amortization of discount on the preferred stock issued in conjunction with the acquisition of ACT Medical.
(f)	Represents recognition of the dividends and accretion of discount on the Series E and Series F preferred stock.
(g)	Represents shares of common stock issued in connection with the acquisition of HV Technologies.

2.	Unaudited Pro Forma Balance Sheet Adjustments as of December 30, 2001

We have made the following pro forma adjustments to arrive at our pro forma balance sheet as of
December 30, 2001:

(h)
Represents receipt of an additional $0.5 million of Series E preferred stock and related warrants to finance our acquisition of HV Technologies. The total Series E preferred stock and warrants are recorded at their respective allocated fair market values of $3.8 million and $2.2 million, respectively. We will accrete the discount allocated to the Series E preferred stock over the 12 month period ending December 31, 2002 because we plan to redeem the Series E preferred stock by that date.

(i)	Represents cash paid to acquire HV Technologies.
(j)
Represents excess of purchase price over book value of assets acquired in the acquisition of HV Technologies based on a preliminary purchase price allocation. As we finalize the purchase price allocation, we may reallocate a portion of the purchase price to identifiable intangibles, which we would amortize over the economic life of those intangibles.

(k)	Represents repayment of debt of HV Technologies on the date of acquisition.
(l)
Represents issuance of Series F preferred stock and common stock in consideration of the acquisition of HV Technologies. The Series F preferred stock is recorded at its fair market value of $3.6 million. We will record an expense of $0.4 million when we redeem the Series F preferred stock.

(m)	Represents elimination of existing equity of HV Technologies as of December 30, 2001.

3.	Unaudited Pro Forma Statement of Operations Adjustments for the Six Months Ended
December	30, 2001

We have made the following pro forma adjustment to arrive at our pro forma statement of operations for the six months ended December 30, 2001:

(n)	Represents elimination of interest expense incurred by HV Technologies because the debt associated with the interest expense was paid off in connection with the acquisition.
(o)	Represents elimination of HV Technologies licensing and royalty income related to licenses cancelled in connection with the acquisition and elimination of HV Technologies income tax expense.
(p)	Represents recognition of the dividends and accretion of discount on the Series E and Series F preferred stock.
(q)	Represents shares of common stock in connection with the acquisition of HV Technologies.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data as of and for the dates and periods indicated have been derived from our consolidated financial statements. The selected consolidated statement of operations data for our fiscal period from March 31, 1999 (inception) through July 3, 1999 and our fiscal years ended July 1, 2000 and June 30, 2001 and the selected consolidated balance sheet data as of July 1, 2000 and June 30, 2001 were derived from the historical consolidated financial statements that were audited by Ernst & Young LLP, whose report appears elsewhere in this prospectus. The selected consolidated balance sheet data as of July 3, 1999 were derived from historical consolidated financial statements audited by Ernst & Young LLP, which do not appear elsewhere in this prospectus. The selected consolidated statement of operations data for the six months ended December 30, 2000 and December 30, 2001 and the selected consolidated balance sheet data as of December 30, 2001 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, which, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for the fair presentation of the financial condition and results of operations for those periods.

You should read the selected consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Period from March 31, 1999 (inception) through July 3, 1999(a)	Fiscal Year Ended		Six Months Ended December 30,
		July 1, 2000(a)	June 30, 2001	2000	2001
	(In thousands, except share and per share data)
Statement of Operations Data:
Revenues	$21,968	$89,352	$128,462	$55,491	$72,155
Costs and expenses:
Cost of products sold	13,437	59,811	94,386	41,514	54,616
Selling, general and administrative expense	4,458	21,167	26,199	11,771	14,080
Amortization of goodwill and other intangibles(b)	4,135	4,255	5,640	2,432	169
Organization and start-up costs	4,981	—	—	—	—
Restructuring charge(c)	—	—	11,464	—	—

Total costs and expenses	27,011	85,233	137,689	55,717	68,865

Operating (loss) income	(5,043)	4,119	(9,227)	(226)	3,290
Interest expense, net	(2,658)	(10,682)	(10,213)	(5,417)	(4,886)
Other income (expense)	(289)	(7)	53	(361)	(27)

Loss before income taxes	(7,990)	(6,570)	(19,387)	(6,004)	(1,623)
Income tax benefit (expense)	2,975	535	(70)	—	—

Net loss	(5,015)	(6,035)	(19,457)	(6,004)	(1,623)
Preferred stock dividends and accretion of discount on preferred stock	(2,078)	(8,345)	(9,688)	(4,654)	(5,322)

Net loss attributed to common stockholders	$(7,093)	$(14,380)	$(29,145)	$(10,658)	$(6,945)

Net loss per share attributed to common stockholders (basic and diluted)	$(1.60)	$(3.10)	$(5.55)	$(2.03)	$(1.32)

Weighted average number of shares of common stock outstanding (basic and diluted)	4,448,000	4,633,571	5,252,749	5,251,833	5,256,058

Other Data:
Net cash (used in) provided by operating activities	$(244)	$6,290	$1,253	$5,342	$(4,024)
Net cash used in investing activities	(93,744)	(22,244)	(11,627)	(5,963)	(5,115)
Net cash provided by (used in) financing activities	95,796	16,356	28,453	27,686	2,167
EBITDA(d)	(329)	12,867	3,021	5,022	7,201
Adjusted EBITDA(d)(e)	5,007	14,373	16,140	5,746	8,132

	Period from March 31, 1999 (inception) through July 3, 1999(a)	Fiscal Year Ended
		July 1, 2000(a)	June 30, 2001	Six Months Ended December 30, 2001
Balance Sheet Data (at end of period):	(In thousands)
Cash and cash equivalents	$1,808	$2,210	$20,289	$13,317
Current assets	18,109	28,903	59,577	56,028
Property and equipment, net	21,550	34,956	38,873	40,219
Total assets	126,792	151,722	205,300	201,334
Total debt	81,224	98,653	89,544	86,356
Mandatory redeemable convertible stock	16,250	22,293	98,867	103,085
Total stockholders’ equity (deficit)	21,248	15,072	(13,261)	(14,324)

(a)	Our fiscal years originally ended on the Saturday closest to June 30. Effective July 1, 2001, our fiscal year end was changed to June 30.
(b)
The Statement of Operations Data for the six months ended December 30, 2001 is not comparable to prior periods because we have stopped amortizing goodwill. Effective with our quarter ended September 30, 2001, we adopted the provisions of SFAS No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, and, accordingly, we reclassified certain identifiable intangibles to goodwill and will no longer amortize goodwill and intangible assets that are deemed to have indefinite lives under SFAS 142. Had we continued to amortize goodwill during the six months ended December 30, 2001, amortization expense in that period would have increased by approximately $2.8 million, or $0.53 per common share.

(c)
In June 2001, we completed a strategic review of our manufacturing operations and support functions. Based on this review and with board approval, we began actions to eliminate redundant facilities. These actions resulted in pre-tax charges of $11.5 million. The charges include employee termination benefits of $3.8 million, other exit costs of $2.2 million, impairment of goodwill and other intangibles of $3.6 million and impairment of property, plant, and equipment of $1.9 million.

(d)
EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. EBITDA should not be considered in isolation from, or as a substitute for, net income, cash flow from operations or other cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity. Rather, EBITDA is presented because it is a widely accepted supplemental financial measure, and we believe that it provides relevant and useful information. A calculation of EBITDA may not be comparable to similarly titled measures reported by other companies, since all companies do not calculate this non-GAAP measure in the same manner. Our EBITDA calculation is not intended to represent cash provided by (used in) operating activities since it does not include interest and taxes and changes in operating assets and liabilities, nor is it intended to represent a net increase in cash since it does not include cash provided by (used in) investing and financing activities.

(e)
Adjusted EBITDA excludes costs of management agreements that we have entered into with Kidd & Company and Whitney & Co. We incurred fees under these agreements of $0.4 million for the period from March 31, 1999 (inception) through July 3, 1999, $1.5 million for the year ended July 1, 2000, $1.7 million for the year ended June 30, 2001, $0.7 million for the six months ended December 30, 2000, and $0.9 million for the six months ended December 30, 2001. These agreements will terminate upon completion of this offering. Adjusted EBITDA also excludes management fees for all periods presented, start-up costs of $5.0 million for the period ended July 3, 1999 and restructuring charges of $11.5 million for year ended June 30, 2001.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with “Selected Consolidated Financial Data,” our financial statements and related notes appearing elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. These statements refer to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as “believes,” “expects,” “anticipates,” “intends,” “plans” and similar expressions. Our actual results could differ materially and adversely from those anticipated in such forward-looking statements. Factors that could contribute to these differences include, but are not limited to, the risks discussed below and elsewhere in this prospectus, particularly under the caption “Risk Factors.”

A discussion about the financial results of six of our seven predecessors, Kelco Industries, W.N. Rushwood d/b/a Hayden Precision Industries, National Wire and Stamping, The MicroSpring Company, Portlyn and Texcel, appears under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Predecessor Companies.” No discussion about the financial results of our seventh predecessor, Brimfield Precision, is presented in this prospectus.

Overview

We provide product development and design services, precision metal and plastic part manufacturing, product assembly services and supply chain management. We provide our products and services to each of the following primary target markets:

•	surgical instrumentation devices and components;

•	electro-medical devices and components;

•	custom interventional devices and components; and

•	custom orthopedic devices and instruments.

Our revenues have grown from $89.4 million in fiscal 2000 to $128.5 million in fiscal 2001, or $149.8 million on a pro forma basis in fiscal 2001.

Company History

During 1998, our co-founders, Richard J. Effress and William J. Kidd, established MedSource to identify business opportunities in the medical engineering and manufacturing services industry. During March 1999, with additional equity capital from Whitney & Co., we acquired seven unaffiliated businesses to begin our operations. The original seven acquisitions were Kelco Industries, W.N. Rushwood d/b/a Hayden Precision Industries, National Wire and Stamping, The MicroSpring Company, Portlyn, Texcel and Brimfield Precision. Our first fiscal period, which ended July 3, 1999, consisted of only three months of consolidated results, which included material one-time expenses for business combination and formation.

Since our initial acquisitions, we have acquired five additional businesses. We acquired Tenax in January 2000, Apex Engineering in February 2000 and Thermat Precision in May 2000. The acquisition of Tenax provided injection molding capability, the acquisition of Thermat added injection molding and precision metal injection manufacturing capabilities to our operations, enabling us to manufacture low cost precision stainless steel components, and the acquisition of Apex Engineering provided mold design and plastic injection molding and mold making capabilities. We acquired ACT Medical in December 2000. The acquisition of ACT Medical enhanced our product design and development engineering expertise and provided a low cost assembly operation in Mexico. We acquired HV Technologies in January 2002. The acquisition of HV Technologies, a specialized manufacturer of polyimide and composite micro-tubing used in interventional and minimally invasive catheters, delivery systems and instruments, enables us to expand our offering of proprietary manufacturing capabilities to our customers in the interventional device market. All of our acquisitions were accounted for using the purchase method of accounting.

Results of Operations

Revenues

In the case of the sale of products, we recognize revenue at the time products are shipped. Product shipments are supported by purchase orders from customers that indicate the price for each product. In the case of services, we recognize revenues primarily on a time and materials basis. Service revenues are supported by customer orders or contracts that indicate the price for the services being rendered. For fiscal 2001, service revenues were less than 10% of total revenues. Revenues for product shipments and services rendered must also have reasonable assurance of collectability from the customer. Reserves for returns and allowances are recorded against revenues based on management’s estimates and historical experience.

Historically, most of our revenues were derived from the manufacture of components used in medical devices. However, in order to accelerate revenue growth and better serve our customers, we aggressively pursued opportunities for the assembly of completed devices. To support this effort, we have completed a number of acquisitions to expand our product offerings and enhance our supply chain services. Over time, we anticipate that revenues from the assembly of completed devices will likely continue to grow as a percentage of our total revenues. Nevertheless, we will continue to aggressively pursue components sales opportunities.

Our top four customers accounted for 41% of our revenues for the year ended June 30, 2001, with one customer accounting for 18% of our revenues and another accounting for 12% of our revenues. For the six months ended December 30, 2001, our top four customers accounted for 48% of our revenues, with one customer accounting for 24% of our revenues and another accounting for 12% of our revenues. We expect revenues from our largest customers to continue to constitute a significant portion of our total revenues.

We generally do not have long-term volume commitments from our customers, and they may cancel their orders or change or delay volume levels at any time.

Cost and Expenses

Cost of products sold includes expenses for raw materials, purchased components, outside services, supervisory, engineering and direct production manpower, including benefits, production supplies, depreciation and other related expenses to support product manufacturing. We purchase most of the raw materials that are used in our products at prevailing market prices and, as a result, are subject to fluctuations in the market price of those raw materials. In particular, the prices of stainless steel, titanium and platinum have historically fluctuated, and the prices that we pay for these materials, and, in some cases, their availability, are dependent upon general market conditions.

Gross margins as a percentage of revenues declined from 33% for the year ended July 1, 2000 to 27% for the year ended June 30, 2001. For the six months ended December 31, 2001, margins declined one percentage point from the prior year period. Historically, our component business produced strong gross margins. When we were initially formed during March 1999, we were predominately a components supplier. However, in order to expand the number of our services and accelerate revenue growth, we aggressively pursued opportunities for the assembly of completed devices, which generally have higher material content and a lower value added content, resulting in lower gross margins but with lower capital investment. This increase in assembly revenues was combined with an acquisition strategy to support the growth of additional assembly opportunities. In this regard, we acquired Tenax during January 2000, Apex Engineering in February 2000 and ACT Medical in December 2000, and all had lower gross margins than our base business. In the future, we expect that these factors, which contributed to declining margins, will be mitigated by increased operational efficiencies from higher volumes and benefits from our plant consolidation strategy, as well as from the impact of the recent acquisition of HV Technologies with gross margins that are more comparable to those of our components business. Moreover, we are presently focused on a balanced growth strategy and pursue both component manufacturing and assembly opportunities.

Selling, general and administrative expense includes local support of our facilities for production and shipments to the customer as well as strategic investments in our sales and marketing, operations and quality teams and our corporate support staff.

We have accounted for all of our acquisitions by using the purchase method of accounting. Until our year ended June 30, 2001, we amortized the goodwill and other intangibles attributable to our acquisitions and incurred associated amortization expense of $4.3 million in fiscal 2000 and $5.6 million in fiscal 2001. In connection with our implementation of SFAS No. 142, “Goodwill and Other Intangibles,” we no longer amortize goodwill. Instead, as discussed below, we will periodically test goodwill and intangibles for impairment and record an expense if those assets become impaired, as further discussed under the caption “— Recent Accounting Pronouncements.”

In connection with our acquisition of HV Technologies in January 2002, we issued Series E preferred stock and warrants to purchase an aggregate of 200,000 shares of our common stock and we issued Series F preferred stock. We recorded a discount of $2.2 million to the carrying value of the Series E preferred stock equal to the consideration allocated to the warrants. We will accrete this discount over the twelve-month period ending December 31, 2002 because we plan to redeem our Series E preferred stock by that date.

As discussed in the second paragraph under the caption “Description of Capital Stock — General,” our Series C preferred stock converts into a number of shares of our common stock that depends upon the initial public offering price of our common stock in this offering. Our net income for the year ending June 30, 2002 will therefore reflect a deemed preferred stock dividend of approximately $9.3 million as the value of the additional shares of our common stock issued to the holders of our Series C preferred stock upon conversion. We determined the value of the dividend in accordance with EITF 00-27 by multiplying the number of additional shares of our common stock that are issuable upon conversion of our Series C preferred stock, determined as set forth in the second paragraph under the caption “Description of Capital Stock — General,” by the value of our common stock on the date that investors first committed to purchase our Series C preferred stock.

Six Months Ended December 30, 2001 Compared to Six Months Ended December 30, 2000

Revenues for the six-month period ended December 30, 2001 totaled $72.2 million compared to $55.5 million for the same period of the prior year, an increase of 30%, of which 22% was due to the acquisition of ACT Medical during December 2000, and 8% was due to base business growth. Our base business growth was primarily driven by increased shipments of pacemaker and implantable defibrillator components, as well as minimally invasive surgical instruments, ophthalmological devices, and electrophisiology catheters from several of our established customers. In addition, base business sales were also helped by increased shipments of various products to new customers partially offset by a decline in shipments to an established nonmedical customer in the telecommunications industry.

Cost of products sold for the six-month period ended December 30, 2001 totaled $54.6 million compared to $41.5 million for the six-month period ended December 30, 2000. The increase in cost of products sold principally resulted from the increased revenues over the same period of the prior year.

Gross margin was 24% for the six months ended December 30, 2001 compared to 25% for the same period of the prior year. The 1% decrease in gross margin reflected the acquisition of ACT Medical which had lower margins than our existing businesses. The margins attributed to ACT Medical were lower than the margins of our base business because the revenues of ACT Medical consisted largely of device assembly services. Assembly services generally have a greater material content compared to component sales and a lower value-added content, which results in lower margins.

Selling, general, and administrative expense for the six-month period ended December 30, 2001 was $14.1 million, or 19% of revenues, compared to $11.8 million, or 21% of revenues, for the same period of the prior year. The increase in expense was attributable primarily to our acquisition of ACT Medical. Base business selling, general and administrative expense for the six-month period ended December 30, 2001 was

$12.5 million, representing a 6% increase compared to the same period of the prior year. The increase principally reflected higher selling and marketing expenses to support future growth. We anticipate selling, general and administrative expense as a percentage of revenues to increase slightly during the remainder of our fiscal year.

Interest expense, net for the six-month period ended December 30, 2001 was $4.9 million, compared to $5.4 million for the same prior year period. This decrease was due to the lower amounts outstanding under our senior credit facility.

Comparison of Fiscal Years Ended June 30, 2001 and July 1, 2000

Revenues for our fiscal year ended June 30, 2001 totaled $128.5 million compared to $89.4 million for the fiscal year ended July 1, 2000, an increase of 44%. Approximately two-thirds of this increase was due to acquisitions during fiscal year 2001 and 2000, with the other third due to base business growth. Our base business growth was primarily driven by increased shipments of pacemaker and implantable defibrillator components, ophthalmological devices, arthroscopic devices, electrosurgical instruments and devices and endoscopic accessories from several of our established customers. To a lesser extent, base business sales were also helped by increased shipments to an established nonmedical customer in the telecommunications industry, as well as shipments of various products to new customers.

Cost of products sold for the fiscal year ended June 30, 2001 totaled $94.4 million compared to $59.8 million for the fiscal year ended July 1, 2000. The increase in cost of products sold resulted principally from the increased revenues over the prior fiscal year.

Gross margins declined from 33% for the year ended July 1, 2000 to 27% for the year ended June 30, 2001. The decrease in gross margin during fiscal year 2001 compared to fiscal year 2000 reflected the full year impact of businesses acquired during fiscal 2000 and 2001, all with lower margins than the base businesses, and growth in revenues from lower margin assembly of completed devices.

Selling, general and administrative expense was $26.2 million, or 20% of revenues, for the fiscal year ended  June 30, 2001 and $21.2 million, or 24% of revenues, for the fiscal year ended July 1, 2000. Of the $5.0 million increase in selling, general and administrative expense, $2.5 million was attributable to the acquisition of ACT Medical in December 2000, while annualized operating expenses for the businesses acquired during fiscal 2000 accounted for $1.1 million of the increase. The balance of the increase occurred largely as a result of our investment in our sales and marketing infrastructure to support future growth.

During June 2001, we completed a strategic review of our manufacturing operations and support functions and recorded a restructuring charge of $11.5 million. Since their acquisition, certain of our manufacturing facilities have operated with excess capacity. Based on our evaluation of the unique and common characteristics of our various facilities, we determined that we could achieve over-all cost savings by closing three of the facilities, thus improving capacity utilization and efficiency of the remaining facilities. Criteria in our evaluation included current capacity utilization, uniqueness of manufacturing capabilities, current operating costs, difficulty and cost associated with relocation and recertification of key equipment, and customer supply requirements. Facilities at Danbury, Connecticut and Pittsfield and East Longmeadow, Massachusetts will be closed or sold with production absorbed into existing facilities in Pennsylvania, Minnesota, New Hampshire, and Mexico. We expect that one of the facilities will be closed or sold prior to July 1, 2002 and that the other two plants will be closed or sold by February 2003. Because we expect that we will not retain all of the customers served by these three facilities, we wrote off a portion of the customer base intangible asset ($0.6 million) as well as the entire remaining acquired workforce intangible for each facility ($0.5 million). In addition, because we believed the residual goodwill recorded at each acquisition was significantly related to the local operations, we concluded that goodwill was impaired by the closure of the facilities and wrote off the related goodwill ($2.6 million). Other recorded charges related to the restructuring include employee termination benefits expected to be paid based on our announced termination benefits policy ($2.6 million), costs of plant and equipment not expected to be recovered ($1.9 million), and other exit costs ($2.2 million), including costs related to lease termination, facilities restoration, equipment dismantlement and disposal, legal costs and other costs. Costs related to the realignment of leadership positions in the corporate support organization also were accrued as of June 30, 2001 ($1.2 million). Based on actual expenses incurred during fiscal 2001, we expect to save $3 million to $4 million annually after we close or sell all three plants.

Net interest expense was $10.2 million for the fiscal year ended June 30, 2001 compared to $10.7 million for the fiscal year ended July 1, 2000. This decrease was due to the lower amounts outstanding under our existing senior credit facility.

We incurred charges related to the accrual of dividends and accretion of discount on preferred stock of $9.7 million for our fiscal year ended June 30, 2001, compared to $8.3 million for our fiscal year ended July 1, 2000. The increase was due to the increase in the amount of preferred stock outstanding during fiscal year 2001. Following completion of this offering, the preferred stock will be redeemed as described under the caption “Use of Proceeds” or will convert into common stock. We will record a discount of $2.5 million to the carrying value of the Series E preferred stock equal to the consideration allocated to the warrants. We plan to accrete this discount over the twelve month period ending December 31, 2002 since we plan to redeem our Series E preferred stock by that date. We also will have accrued approximately $0.4 million relating to dividends on our Series E and Series F preferred stock prior to redemption.

Comparison of Fiscal Year Ended July 1, 2000 and Period from March 31, 1999 (Inception) through  July 3, 1999

We began operations on March 30, 1999, and our first fiscal period ended July 3, 1999. This first fiscal period therefore only consisted of three months consolidated results, which included material one-time expenses for our business combination and formation. The following comments present comparisons to annualized results for our period ended July 3, 1999.
Revenues for the fiscal year ended July 1, 2000 were $89.4 million, compared to annualized revenues, excluding a one-time payment resulting from the cancellation of a customer contract, of $71.7 million for our period ended July 3, 1999. The increase in revenues was partially due to the acquisitions of Apex Engineering, Tenax and Thermat Precision in fiscal 2000 and partially from increased sales to our top volume customers, especially those purchasing components.

Gross margin as a percentage of revenues for the twelve-month period ended July 1, 2000 was 33% compared to 39% annualized results for our period ended July 3, 1999. The gross margin shortfall compared to our annualized fiscal 1999 results was predominantly the result of four factors. First, significant increased volume of new business led to increased overtime, manufacturing outsourcing, and professional services as well as normal inefficiencies of first run parts, which decreased margins by approximately one percentage point. Second, we experienced reduced volume in our laser welding business as we refocused the business on medical customers, decreasing margins by approximately two percentage points. Third, we provided increased prototyping services, which deliver low or no margins. Fourth, we lost a major contract in 1999. These decreases were partially offset by significant improvement in other areas of our business with strong revenue growth driving high contribution margins.
Operating expenses, as a percentage of net sales, for the fiscal year ended July 1, 2000 were 22%. There is no relevant comparison to annualized fiscal 1999 results.

Other expenses of $10.7 million for the fiscal year ended July 1, 2000 mainly consisted of net interest expense.

Liquidity and Capital Resources

As of December 30, 2001, we had cash and cash equivalents totaling $13.3 million. Following completion of this offering, our principal sources of liquidity will be cash provided by operations and borrowings under our new senior credit facility. Prior to this offering, our principal uses of cash have been to finance acquisitions, meet debt service requirements and finance capital expenditures. We expect that these uses will continue in the future.

Net cash used in operating activities totaled $4.0 million for the six-month period ended December 30, 2001 compared to net cash provided by operating activities of $5.3 million for the same period of the prior year. The increase in cash used in operating activities over the prior year period is primarily the result of a $3.2 million decrease in accounts payable and accrued liabilities, including the payment of the fiscal 2001 bonus and other incentive payments for management and other employees of $2.7 million during August 2001, as well as a decrease in accounts payable of $1.6 million, primarily as a result of the timing of payments for precious metals, and a build up of inventory of $3.2 million mainly to support increased third quarter revenue production. Cash provided by operating activities was $1.3 million for the year ended June 30, 2001 compared to $6.3 million for year ended July 1, 2000. This decrease occurred because the growth of our base business, acquisitions during fiscal 2001 and a full year of results for acquisitions completed during fiscal year 2000 were more than offset by increased strategic investments in our sales and marketing, operations and quality teams, as well as our corporate support staff.

Management believes that current cash balances and cash generated from operations, combined with the net proceeds of this offering and the projected unused available borrowings totaling approximately $30.0 million under our new senior credit facility, will be adequate to fund requirements for working capital and capital expenditures through fiscal 2003.

Cash used in investing activities was $5.1 million for the six months ended December 30, 2001, compared to $6.0 million for the six months ended December 30, 2000. This decrease was due to an absence of acquisition activity. Cash used in investing activities was $11.6 million for the fiscal year ended June 30, 2001, compared to $22.2 million for the fiscal year ended July 1, 2000. The decrease was primarily the result of a $15.1 million decrease in net cash used in acquisitions, partially offset by an increase in capital expenditures of $4.7 million. We expect capital expenditures in fiscal 2002 and fiscal 2003 to be approximately $11.5 million and $13.0 million, respectively, subject to acquisition activity.

Cash provided by financing activities was $2.2 million for the six months ended December 30, 2001 compared to $27.7 million provided by financing activities for the six months ended December 30, 2000. The decrease was primarily due to lower proceeds from the sale of preferred stock. Cash provided by financing activities was $28.5 million for the fiscal year ended June 30, 2001 compared to $16.4 million for the fiscal year ended July 1, 2000. This increase resulted from net proceeds of $37.9 million from the sale of our Series C preferred stock, partially offset by $9.6 million in debt repayments.

New Senior Credit Facility

Concurrent with this offering, we intend to replace our existing senior credit facility with a new $70.0 million senior credit facility that will provide a $20.0 million revolving credit facility, a $40.0 million term loan and a $10.0 million acquisition line term loan that would be available to finance an acquisition by us that is completed within six months of this offering and is approved by our lenders. All loans under the new senior credit facility will mature on the fifth anniversary of the date of this offering. Beginning this year we will be required to make annual payments of $4.0 million, $6.0 million, $8.0 million, $10.0 million and $12.0 million of principal under the term loan, payable in quarterly installments. Beginning next year, we will also be required to make annual payments of 15%, 20%, 30% and 35% of any original principal that we borrow under our acquisition line, payable in quarterly installments. We expect to pay costs and fees of $2.1 million to enter into the new senior credit facility.

At our option, interest rates applicable to loans under our new senior credit facility will be either:

•
the greater of the bank’s prime rate plus a margin, which depends upon our leverage ratio, ranging from zero to 125 basis points, or the federal funds rate plus 50 basis points plus the same margin; or

•	LIBOR plus a margin, which depends upon our leverage ratio, ranging from 175 to 300 basis points.

We have also agreed to enter into agreements to protect against interest rate fluctuations with respect to at least 50% of each of the term loans outstanding under our new senior credit facility, within 90 days after we draw upon each such term loan.

The new senior credit facility will contain affirmative and negative covenants and limitations, including, but not limited to, required minimum coverage of our obligations to pay interest and incur fixed charges, restrictions on our ability to pay dividends, make other payments and enter into sale transactions, limitations on liens, limitations on our ability to incur additional indebtedness and agreements that we use excess cash on hand and proceeds from equity issuances following this offering to pay down our new senior credit facility. In addition to the requirements that we obtain the consent of the lenders under our new senior credit facility to borrow under the $10.0 million acquisition line, we will also need their consent to make any other acquisition in which we pay more than $10.0 million (including more than $5.0 million in cash, deferred payments and the assumption of debt) or to pay more than $20.0 million (including more than $10.0 million in cash, deferred payments and the assumption of debt) for all of the acquisitions that we complete during any fiscal year.

The new senior credit facility will also contain various events of default, including, but not limited to, defaults upon the occurrence of a change of control of MedSource and defaults for non-payment of principal interest or fees, breaches of warranties or covenants, bankruptcy or insolvency, ERISA violations and cross-defaults to other indebtedness.

Following this offering and the use of the proceeds of this offering, we will have an outstanding balance of approximately $40.0 million under our new senior credit facility.

Existing Senior Credit Facility

Prior to completion of this offering, we relied upon an existing credit facility that provided for an aggregate of $65.0 million under two term loans, an aggregate of $30.0 million for acquisitions and an aggregate of $25.0 million under a revolving credit facility, which includes a sub-limit for letters of credit. At December 30, 2001, we had $17.0 million outstanding under the first term loan, $39.0 million outstanding under the second term loan, $12.3 million outstanding under the acquisition line and nothing outstanding under the revolving credit facility.

As of December 30, 2001, the interest rate on the first term loan was 5.4%, the interest rate on the second term loan was 5.6% and the interest rate on the acquisition line was 5.4%.

During July 1999, we entered into two interest rate swap transactions designed to be interest rate hedges. We will pay $2.8 million to terminate these agreements.

Senior Subordinated Notes

During March 1999, we sold an aggregate of $20.0 million of our 12.5% senior subordinated notes due 2008. We pledged $7.5 million of the proceeds that we received from the issuance of the notes to secure payments due thereunder. As of December 30, 2001, there was an unamortized discount of $2.5 million on these notes.

We intend to repay these notes in full out of the proceeds of this offering, as described under the caption “Use of Proceeds.” On any repayment of the notes that occurs prior to March 30 of the calendar year set forth below, we are required to pay the redemption prices set forth below (expressed as a percentage of the outstanding principal amount), plus accrued and unpaid interest:

Period	Redemption Price
2002	108%
2003	107%
2004	106%
2005 and thereafter	105%

Issuances of Preferred Stock for Cash

In March 1999 and May 1999, we received an aggregate of $24.4 million from the issuance of our Series B preferred stock.

In October 2000 and June 2001, we received an aggregate of $40.3 million from the issuance of our Series C preferred stock. In connection with the issuance of our Series C preferred stock in October 2000, we paid a cash fee of $2.1 million to a placement agent and issued a warrant to purchase an additional 525 shares of our Series C preferred stock to the placement agent.

In December 2001, we received an aggregate of $5.5 million from the issuance of our Series E preferred stock, and we received an additional $0.5 million in January 2002. In connection with these issuances, we also issued warrants to purchase an aggregate of 200,000 shares of our common stock at $0.01 per share. The warrants entitle the holders thereof to purchase an additional 45,000 shares on each of the first five anniversaries of the date of issuance of the Series E preferred stock of which the Series E preferred stock remains outstanding. We intend to use a portion of the proceeds of this offering to redeem the Series E preferred stock by December 31, 2002, which is prior to the first anniversary of the date of its issuance.

Quarterly Results

The following tables set forth selected unaudited quarterly consolidated financial information for the ten quarters ended December 30, 2001. This unaudited quarterly consolidated information, in the opinion of management, includes all adjustments necessary for a fair presentation of such information in accordance with generally accepted accounting principles. These quarterly results are not necessarily indicative of future results, growth rates or quarter-to-quarter comparisons.

We have completed five acquisitions since October 2, 1999, but the quarterly consolidated financial information set forth below is presented on an actual historical basis, not on a pro forma basis for any of those acquisitions. The increase in revenues over the periods presented resulted from both acquisitions and growth in our base business. In addition, during our limited operating history, excluding the impact of acquisitions, we have experienced higher than average revenues during the last quarter of our fiscal year and lower than average revenues during the first quarter of our fiscal year, but we cannot predict whether this will continue.

	Quarter Ended
	October 2, 1999	January 1, 2000	April 1, 2000	July 1, 2000	September 30, 2000	December 30, 2000	March 31, 2001	June 30, 2001	September 30, 2001	December 30, 2001
	(In millions)
Statement of Operations Data:
Revenues	$18.9	$19.4	$24.7	$26.4	$27.6	$27.9	$34.8	$38.2	$33.9	$38.3
Costs and expenses:
Cost of products sold	12.1	12.1	16.5	19.1	20.8	20.7	26.1	26.8	26.1	28.5
Selling, general and administrative expense	3.9	4.0	5.2	8.1	5.6	6.1	7.3	7.2	6.4	7.7
Amortization of goodwill and other intangibles(a)	1.0	1.1	1.1	1.1	1.2	1.2	1.7	1.5	0.1	0.1
Restructuring charge(b)	—	—	—	—	—	—	—	11.5	—	—

Operating income (loss)	1.9	2.2	1.9	(1.9)	—	(0.1)	(0.3)	(8.8)	1.3	2.0
Interest expense, net	(2.3)	(2.2)	(2.7)	(3.5)	(2.9)	(2.5)	(2.3)	(2.5)	(2.5)	(2.4)
Other expense	—	—	—	—	(0.2)	(0.2)	0.3	0.1	—	—
Income tax benefit (expense)	0.3	0.1	0.3	(0.1)	—	—	—	(0.1)	—	—

Net loss	$(0.1)	$0.1	$(0.5)	$(5.5)	$(3.1)	$(2.8)	$(2.3)	$(11.3)	$(1.2)	$(0.4)

Other Data:
EBITDA(c)	$3.8	$4.2	$4.3	$0.6	$2.5	$2.4	$3.4	$(5.3)	$3.2	$4.0

(a)
The information for the three months ended September 30, 2001 and December 30, 2001 does not include a charge for the amortization of goodwill. Effective with our quarter ended September 30, 2001, we adopted the provisions of SFAS No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, and, accordingly, we reclassified certain identifiable intangibles to goodwill and will no longer amortize goodwill and intangible assets that are deemed to have indefinite lives under SFAS 142. Had we continued to amortize goodwill during the three months ended September 30, 2001 and December 30, 2001, amortization expense in each of these periods would have increased by approximately $1.4 million, or $0.27 per common share and $0.26 per common share, respectively.

(b)
In June 2001, we completed a strategic review of our manufacturing operations and support functions. Based on this review and with board approval, we began actions to eliminate redundant facilities. These actions resulted in pre-tax charges of $11.5 million. The charges include employee termination benefits of $3.8 million, other exit costs of $2.2 million, impairment of goodwill and other intangibles of $3.6 million and impairment of property, plant, and equipment of $1.9 million.

(c)
EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. EBITDA should not be considered in isolation from, or as a substitute for, net income, cash flow from operations or other cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity. Rather, EBITDA is presented because it is a widely accepted supplemental financial measure, and we believe that it provides relevant and useful information. A calculation of EBITDA may not be comparable to similarly titled measures reported by other companies, since all companies do not calculate this non-GAAP measure in the same manner. Our EBITDA calculation is not intended to represent cash provided by (used in) operating activities since it does not include interest and taxes and changes in operating assets and liabilities, nor is it intended to represent a net increase in cash since it does not include cash provided by (used in) investing and financing activities.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk.    Amounts outstanding under our existing senior credit facility bear interest at a floating rate, and we expect that amounts outstanding under our new senior credit facility will also bear interest at a floating rate. To reduce our exposure to interest rate risk, we entered into interest rate swap agreements, and we expect to either continue these swap agreements or enter into similar swap agreements to hedge our exposure to interest rate risk under our new senior credit facility. Under the existing swap agreements, we swap a variable interest rate for fixed interest rates ranging from 6.245% to 6.395%. Changes in the fair value of the swaps are recorded in Accumulated Other Comprehensive Loss in Stockholders’ Equity. The effect of a 10% increase in interest rates would have resulted in an immaterial increase in interest expense during our year ended June 30, 2001.

Foreign Currency Risk.    Most of our sales and purchases are denominated in United States dollars and as a result, we have relatively little exposure to foreign currency exchange risk with respect to our sales. Accordingly, we do not use forward exchange contracts to hedge exposures denominated in foreign currencies or any other derivative financial instrument for trading or speculative purposes. The effect of a 10% change in exchange rates as of June 30, 2001 would not have had a material impact on our operating results for the fiscal year then ended.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Accounting for Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001, with early adoption permitted for companies with fiscal years beginning after March 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized, but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives.

We adopted the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of fiscal 2002. Amounts previously recorded as separately identifiable intangibles for acquired work force and customer base have been subsumed into goodwill in accordance with SFAS 141, increasing goodwill by $34.6 million as of the date of adoption. Effective with the July 1, 2001 adoption of SFAS 142, goodwill will no longer be amortized but is instead subject to an annual impairment test. The transitional impairment test that we conducted in connection with the adoption of SFAS 142 resulted in no impairment being required. As a result of our adoption of SFAS 142, our amortization expense will be reduced by approximately $5.8 million or $1.10 per common share for fiscal 2002 and $2.8 million or $0.53 per common share for the six months ended December 30, 2001 (based on the common shares outstanding prior to this offering). See note 6 to our audited financial statements.

SELECTED FINANCIAL DATA OF PREDECESSOR COMPANIES

We began operations on March 30, 1999 through the acquisition of seven unaffiliated businesses, to which we refer as our “predecessor companies.” The following tables set forth certain historical financial data of six of the individual predecessor companies derived from audited financial statements included elsewhere in this prospectus and from audited and unaudited financial statements that are not included in this prospectus.

	Kelco Industries, Inc.			W.N. Rushwood, Inc. d/b/a Hayden Precision Industries
	Year Ended April 30,		Eleven Months Ended March 30,	Year Ended December 31,			Three Months Ended March 30,
	1997	1998	1999	1996	1997	1998	1999
	(In thousands)
Statement of Operations Data:
Net sales	$19,518	$23,192	$22,877	$6,149	$6,003	$9,777	$2,227
Gross profit	7,883	9,742	9,954	1,977	1,719	3,096	506
Operating expenses	2,738	2,830	2,899	954	949	1,072	195

Operating income (loss)	5,145	6,912	7,054	1,023	770	2,024	311
Other income (expense)	56	99	189	(142)	(201)	(241)	(100)

Income before taxes	5,201	7,011	7,243	881	569	1,783	211
Income taxes	—	—	—	—	—	—	—

Net income (loss)	$5,201	$7,011	$7,243	$881	$569	$1,783	$211

Balance Sheet Data (at end of period):
Total assets	$9,803	$13,484	$18,962	$3,821	$3,712	$7,677	$7,875
Long-term debt	5	—	—	2,193	1,804	3,174	3,744
Shareholders’ equity	7,905	11,229	16,215	572	1,041	2,296	2,422

	National Wire and Stamping, Inc.				The MicroSpring Company, Inc.
	Year Ended December 31,			Three Months Ended March 30,	Year Ended December 31,			Three Months Ended March 30,
	1996	1997	1998	1999	1996	1997	1998	1999
	(In thousands)
Statement of Operations Data:
Net sales	$6,823	$9,513	$8,619	$1,636	$11,264	$11,782	$10,176	$1,792
Gross profit	2,921	3,730	3,618	669	5,520	3,321	2,896	394
Operating expenses (net)	2,237	3,112	2,951	753	2,060	3,420	3,343	1,314

Operating income (loss)	684	618	667	(84)	3,460	(99)	(447)	(920)
Other income (expense)	(47)	65	20	78	52	7	(32)	1

Income before taxes	637	683	687	(6)	3,512	(92)	(479)	(919)
Income taxes	257	275	264	45	83	31	7	3

Net income (loss)	$380	$408	$423	$(51)	$3,429	$(123)	$(486)	$(922)

Balance Sheet Data (at end of period):
Total assets	$3,038	$3,894	$4,373	$3,250	$4,983	$6,185	$3,984	$3,895
Long-term debt	112	117	107	—	—	250	250	—
Shareholders’ equity	2,036	2,290	2,757	2,664	3,916	3,377	2,990	3,076

	Portlyn Corporation				Texcel, Inc.
	Year Ended December 31,			Three Months Ended March 30,	Year Ended December 31,			Three Months Ended March 30,
	1996	1997	1998	1999	1996	1997	1998	1999
	(In thousands)
Statement of Operations Data:
Net sales	$5,578	$6,955	$5,773	$1,180	$2,303	$4,310	$6,184	$2,045
Gross profit	2,835	3,391	2,573	473	708	1,677	2,295	941
Operating expenses	2,905	3,259	2,572	522	521	900	952	270

Operating income (loss)	(70)	132	1	(49)	187	777	1,343	671
Other income (expense)	1	(76)	(74)	(14)	(94)	(62)	(68)	(11)

Income before taxes	(69)	56	(73)	(63)	93	715	1,275	660
Income taxes	—	—	—	—	42	307	15	14

Net income (loss)	$(69)	$56	$(73)	$(63)	$51	$408	$1,260	$646

Balance Sheet Data (at end of period):
Total assets	$1,646	$2,710	$1,886	$1,818	$1,216	$2,324	$3,278	$3,363
Long-term debt	28	113	82	75	462	504	451	770
Shareholders’ equity	647	651	578	514	377	749	2,009	1,265

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PREDECESSOR COMPANIES

You should read the following discussion of our predecessor companies, Kelco Industries, W.N. Rushwood d/b/a Hayden Precision Industries, National Wire and Stamping, The MicroSpring Company, Portlyn and Texcel, in conjunction with their financial statements and related notes appearing elsewhere in this prospectus.

A discussion about our financial results appears under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in the prospectus.

Kelco Industries

Kelco Industries was a manufacturer of precision machined parts, primarily for medical device companies.

Comparison of Eleven Months Ended March 30, 1999 and Twelve Months Ended April 30, 1998

Net sales for the eleven-month period ended March 30, 1999 totaled $22.9 million compared with $23.2 million for the previous twelve-month period, a decrease of 1%. The eleven-month period had approximately 8% fewer days, but sales volume increased approximately 7% over the prior year.

Gross margin as a percentage of net sales for the eleven-month period ended March 30, 1999 was 43%, versus 42% for the previous twelve months. The 1% improvement was due primarily to reduced platinum material costs.

Operating expenses for the eleven-month period ended March 30, 1999 totaled $2.9 million, or 14% of net sales, and for the twelve month period ended April 30, 1998 totaled $2.8 million, or 12% of net sales. The increase in operating expenses was the result of costs of disposing of assets.

W.N. Rushwood d/b/a Hayden Precision Industries

Hayden Precision Industries was a manufacturer of components used primarily in surgical instrumentation for the medical and dental industries.

Comparison of Annualized Three Months Ended March 30, 1999 and Twelve Months Ended December 31, 1998

Net sales for the three months ended March 30, 1999 were $2.2 million, or $8.9 million on an annualized basis. This represented a decline of $0.8 million, or 9%, over 1998. The sales decrease was driven primarily by anticipated new surgical instrumentation product introductions that lowered demand for existing products during the three months ended March 30, 1999.

Gross margin as a percentage of net sales for the three months ended March 30, 1999, annualized, decreased to 23% from 32% in 1998. A combination of increased costs due to facility expansion, higher than normal scrap and “learning curve” costs associated with new product introductions were the main drivers.

Annualized operating expenses for the three month period ended March 30, 1999 were $0.8 million, or 9% of net sales, versus $1.1 million, or 11% of net sales, for the year ended December 31, 1998. The operating expense decrease was attributable to a reduction in administrative salaries.

Comparison of Twelve Months Ended December 31, 1998 and Twelve Months Ended December 31, 1997

Net sales for the year ended December 31, 1998 increased $3.8 million or 63% versus the prior year. This increase was driven by rapid growth in the surgical instrumentation market during 1998.

Gross margin as a percentage of net sales for the year ended December 31, 1998 increased to 32% from 29% in the prior year. This improvement in margin was driven primarily by increases in volume and a resulting leverage of fixed costs.

Operating expenses for the year ended December 31, 1998 increased over the prior year by $0.1 million, or 13%. This increase reflects the hiring of a controller in 1998 and increases in bonus amounts due to a larger employee base to support the growth in sales. However, operating expenses as a percentage of net sales dropped from 16% in 1997 to 11% in 1998 due to the growth in sales.

National Wire and Stamping

National Wire and Stamping was an engineering and manufacturing company specializing in metal stamping and wire forming, primarily for the medical device industry. When we acquired National Wire, its total sales had decreased in the prior year due to a decrease in sales to non-medical device companies.

Comparison of Annualized Three Months Ended March 30, 1999 and Twelve Months Ended December 31, 1998

Net sales for the three months ended March 30, 1999 were $1.6 million, or $6.5 million annualized. This represented a decrease of $2.1 million or 24% over 1998. The primary driver of the decline was a continued reduction in the non-medical business during the first quarter of 1999.

Gross margin as a percentage of net sales for the three months ended March 30, 1999, annualized, decreased to 41% from 42% in the prior year. Margins were negatively impacted by lower plant capacity utilization as a result of lower volumes.

Operating expenses (net) for the three month period ended March 30, 1999, annualized, were $3.0 million, or 46% of net sales, versus $3.0 million, or 34% of net sales, for the year ended December 31, 1998. The increase was due to a one-time payoff of deferred compensation contracts to current and former employees during the first quarter of 1999.

Comparison of Twelve Months Ended December 31, 1998 and Twelve Months Ended December 31, 1997

Net sales for the year ended December 31, 1998 declined 9% to $8.6 million versus $9.5 million for the year ended December 31, 1997. The main driver of the sales decline was a reduction in major non-medical accounts for stamping and assembly.

Gross margin as a percentage of net sales for the year ended December 31, 1998 increased to 42% from 39% in the prior year. The improvement in margin can be attributed to the loss of lower margin sales and a shift in product mix from industrial to medical.

Operating expenses for the year ended December 31, 1998 were $3.1 million, or 35% of net sales, versus $3.1 million, or 33% of net sales, for the year ended December 31, 1997.

The MicroSpring Company

The MicroSpring Company was engaged in manufacturing metal-based spring components, developing and manufacturing percutaneous transluminal coronary angioplasty, or PTCA, guidewires, manufacturing interventional neuroradiology guidewires and providing design and engineering services.

Comparison of Annualized Three Months Ended March 30, 1999 and Twelve Months Ended December 31, 1998

Net sales for the three months ended March 30, 1999 were $1.8 million, or $7.2 million on an annualized basis. This represented a decrease of $3.0 million or 30% versus full year 1998. The decline in annualized 1999 sales resulted primarily from a customer retirement of a significant guidewire product line due to its replacement following the acquisition of a business that manufactured a product targeted to similar markets.

Gross margin as a percentage of net sales for the three months ended March 30, 1999, annualized, decreased to 22% from 28% in the prior year. The deterioration in gross margin reflects the loss of high margin guidewire business coupled with pricing pressures.

Annualized operating expenses for the three-month period ended March 30, 1999, excluding a one-time charge to compensation of $0.5 million for shares issued to a principal owner, were $3.3 million, or 45% of net sales, versus $3.3 million, or 33% of net sales, for the year ended December 31, 1998.

Comparison of Twelve Months Ended December 31, 1998 and Twelve Months Ended December 31, 1997

Net sales for the year ended December 31, 1998 totaled $10.2 million compared with $11.8 million for the prior year, a decline of 14%. The sales decline was driven by the loss of stent business from one customer whose market share declined.

Gross margin as a percentage of net sales for the year ended December 31, 1998 remained unchanged from the prior year at 28%.

Operating expenses for the year ended December 31, 1998 were $3.3 million, or 33% of net sales versus $3.4 million, or 29% of net sales, during the prior year.

Portlyn

Portlyn manufactured components and surgical instruments used in the medical device industry, primarily to its customers’ proprietary design specifications. Portlyn also sold an insignificant amount of products directly to end-users.

Comparison of Annualized Three Months Ended March 30, 1999 and Twelve Months Ended December 31, 1998

Net sales for the three months ended March 30, 1999 were $1.2 million, or an annualized $4.7 million. This represented a decrease of $1.0 million or 18% over full year 1998. The sales decline was primarily driven by a reduction in the surgical instrumentation business throughout 1998. The decline began during 1997 with the decline in instrument product shipments to both the domestic and European markets as customers experienced excess inventories and declining sales.

Gross margin as a percentage of net sales for the three months ended March 30, 1999, annualized, decreased to 40% from 45% in the prior year. Reduced volumes in the high margin surgical instrumentation business was the primary driver of the margin decline.

Operating expenses for the three-month period ended March 30, 1999, annualized, decreased $0.5 million or 19% over full year 1998. The operating expense decline was primarily driven by reduced key employee compensation. Operating expenses as a percentage of sales for the three-month period ended March 30, 1999 totaled 44% compared to 45% in the prior year, remaining virtually unchanged.

Comparison of Twelve Months Ended December 31, 1998 and Twelve Months Ended December 31, 1997

Net sales for the year ended December 31, 1998 declined 17% to $5.8 million, compared with $7.0 million for the year ended December 31, 1997. The decline in sales was primarily due to a reduction in the surgical instrumentation business.

Gross margins as a percentage of net sales for the year ended December 31, 1998 decreased to 45% from 49% in the prior year. This margin decline was attributed to the loss of higher margin sales, a shift in product mix and increased labor costs. These factors were partially offset by a reduction in material costs to 16% of sales in 1998, versus 20% in 1997.

Operating expenses for the year ended December 31, 1998 were $2.6 million or 45% of net sales, compared with $3.3 million and 47% for the prior year. The decline in operating expenses was primarily driven by reduced key employee compensation.

Texcel

Texcel was a contract precision laser welding service provider and component manufacturer. With respect to laser welding services, Texcel performed seam and bond welding services using hermetic and multi-fiber laser welding machinery, laser marking, leak testing and documentation services on customer-owned materials. With respect to component manufacturing, Texcel purchased raw materials and preformed welding services leading to final assembly of a finished product to the customer.

Comparison of Annualized Three Months Ended March 30, 1999 and Twelve Months Ended December 31, 1998

Net sales for the three-month period ended March 30, 1999, annualized, increased versus full year 1998 by $2.0 million or 32%. The sales increase was driven primarily by the rapid expansion of the telecommunications market segment.

Gross margin as a percentage of net sales for the three-month period ended March 30, 1999, annualized, increased to 46% from 37% in 1998. The margin improvement was attributable primarily to the telecommunications business growth coupled with increased manufacturing efficiencies.

Operating expenses for the three-month period ended March 30, 1999, annualized, were $1.1 million, or 13% of net sales, versus $1.0 million, or 15% of net sales, for the year ended December 31, 1998. The increase was due primarily to an active recruitment effort targeted at both engineering and quality professionals to support sales growth.

Comparison of Year Ended December 31, 1998 and Twelve Months Ended December 31, 1997

Net sales for the year ended December 31, 1998 increased $1.9 million or 43% versus the prior year ended December 31, 1997. The sales increase was driven primarily by growth in the medical sector, including both surgical instruments and biomedical implants. In addition, the telecommunication business also experienced growth.

Gross margin as a percentage of net sales for the year ended December 31, 1998 was 37%, declining slightly over gross margin as a percentage of net sales of 39% for the prior year ended December 31, 1997. The decline was driven by new product development costs.

Operating expenses for the year ended December 31, 1998 were $0.9 million, or 15% of net sales, as compared to $0.9 million, or 21% of net sales, for the year ended December 31, 1997.

BUSINESS

Overview

We are an engineering and manufacturing services provider to the medical device industry. Our customers include many of the largest medical device companies in the world, such as Boston Scientific, Johnson & Johnson affiliates and Medtronic, as well as other large and emerging medical device companies. We provide product development and design services, precision metal and plastic part manufacturing, including milling, lathe turning, wire forming, stamping, plastic tubing and injection molding, and product assembly services. In addition, we provide supply chain management services, including the sourcing of components that we do not manufacture internally, such as electronic circuitry, from third party suppliers for the devices we assemble for our customers. Through these products and services, we offer our customers a single source solution for their device development and manufacturing needs, accelerated product development time, and reduced costs, allowing them to focus on their core competencies such as research and sales and marketing. Examples of the medical devices and components we manufacture for our customers include endoscopic instruments, set screws and pins for pacemakers, interventional catheters and guidewires and orthopedic implants such as hips and knees.

We began operations during March 1999 through the acquisition of seven companies with complementary capabilities and subsequently broadened our capabilities through five additional acquisitions. Since our launch, we have focused our efforts on integrating and growing our business and have made significant investments in our product design and development capabilities, sales and marketing teams, operations, quality systems information technology infrastructure to support that growth. We have multiple manufacturing facilities located in various states with an aggregate of approximately 500,000 square feet and approximately 1,350 employees.

Market Opportunity

The Market for Medical Devices

According to a report prepared for us by Frost & Sullivan, the global medical device market in 2000 exceeded $170 billion, with the United States portion alone constituting approximately $70 billion. This market has grown consistently over the past ten years due to the continued increase in overall healthcare expenditures resulting from the demographic shift towards an older population and the development of new and innovative products. Spending for medical devices, like the rest of healthcare expenditures, has realized strong growth with little sensitivity to recession.

The medical device market may be separated into many distinct product segments, with the defining characteristic being the medical specialty served. The products in the medical device market can also be broadly categorized as either value-added or commodity products. Value-added products such as electro-medical and orthopedic implantable devices, general surgical instrumentation and minimally invasive surgical instruments typically have lower unit sales and higher profit margins. Commodity products such as needles, syringes, gloves and gowns typically have higher unit sales and lower profit margins. Frost & Sullivan estimates that the global market for value-added products in 2000 exceeded $100 billion.

Initially, we are targeting outsourcing opportunities in select value-added medical device markets: surgical instrumentation, electro-medical implants, interventional and orthopedics. We believe that these markets are currently the most attractive based on their size, growth, profit margins, customer dynamics, competitive environment and need for the engineering and manufacturing services we offer. We selectively serve customers in other value-added portions of the medical device market.

According to Frost & Sullivan, our four target markets accounted for at least $14 billion of medical device sales in the United States during 2000, with each of the target markets individually accounting for more than $3 billion in sales. We believe that the ratio of United States sales to international sales in our four target markets is consistent with Frost & Sullivan’s estimated ratio of United States sales (approximately 40%) to international sales (approximately 60%) for the 2000 global medical device market as a whole. This indicates that the total global market for end-user sales in our four target markets in 2000 exceeded $35 billion.

Global Medical Device Markets

MEDICAL DEVICE MARKETS	EXAMPLES		MAJOR MEDICAL DEVICE COMPANIES

MedSource Target Markets

Surgical Instrumentation	— Arthroscopic — Ophthalmology	— Endo-laparoscopic — Electro-surgical	— Boston Scientific — Johnson & Johnson	— Stryker — Tyco

Electro-Medical Implants	— Pacemakers — Defibrillators	— Hearing assist devices — Heart pumps	— Biotronik — Guidant	— Medtronic — St. Jude

Interventional	— Stents — Angioplasty	— Catheter ablation — Distal protection	— Boston Scientific — Guidant	— Johnson & Johnson — Medtronic

Orthopedics	— Spinal fixation — Hip implants	— Knee implants	— Biomet — Johnson & Johnson	— Stryker — Zimmer

Other Markets

Other Value-Added Products	— Respiratory — Renal / hemodialysis	— Urology — Dental	— Abbott — Baxter	— C.R. Bard — Fresenius

Commodity Products	— Needles / syringes — Gloves / gowns	— Wound care	— Allegiance — Becton Dickinson	— 3M — Tyco

Imaging Equipment	— MRI — Ultrasound	— X-ray	— General Electric — Philips	— Siemens — Toshiba

We believe that the market opportunity for medical engineering and manufacturing services is largely represented by the cost of goods sold of medical device companies. Applying Frost & Sullivan’s estimated average gross margin for value-added medical device products of 70%, we believe that on a global basis our four target markets currently represent at least a $10 billion annual cost of goods sold opportunity. In addition, there are market opportunities for us outside of cost of goods sold, consisting largely of a portion of the development and selling, general and administrative expenditures that support the cost of goods sold in these markets. However, we do not provide, and we believe that there is no other medical engineering and manufacturing services provider that provides, all products or components to all customers. This is primarily because, as discussed below, medical device companies do not currently outsource all of their requirements and, as a result, there are some portions of the market that we do not currently service. In addition, most products and components are manufactured to a specific customer’s requirements, and that customer’s competitors may offer alternative products and components that we do not manufacture.

Medical Device Company Outsourcing Trend

Frost & Sullivan estimates that the growth in manufacturing outsourcing by medical device companies in the United States from 1999 to 2000 was in excess of 18%. Frost & Sullivan further estimates that in the United States in 2000, 25% of the cost of goods sold for value-added products was outsourced and projects that by 2005, 42% of the cost of goods sold for value-added products will be outsourced. Frost & Sullivan also estimates that the United States medical device market will grow at approximately 6% per year over the next five years. Based on these estimated increases in outsourcing and market growth, we expect that outsourcing of value-added products by medical device companies in the United States will grow at approximately 18% per year through 2005. We believe that international markets will experience similar growth rates in manufacturing outsourcing as the United States.

In the past, medical device companies relied very little on manufacturing outsourcing because: (1) the cost benefits of outsourcing were not as important due to the limited cost pressures that existed before managed care became prevalent; (2) they were unwilling to outsource to a supply base which, due to the small size and limited capabilities of most supplier companies, was not prepared for the heavy ramp-up and delivery requirements of new product introductions; and (3) suppliers were typically diversified across several industries and therefore did not focus on the requirements of the medical device industry, such as FDA compliance and medical quality standards. Additionally, we believe that many of the leading medical device companies, such as Johnson & Johnson, Medtronic and Boston Scientific, have relied upon acquisitions to accelerate their earnings growth. As these companies have become larger, the number of meaningful acquisition candidates for them has decreased. As a result, we believe that these medical device companies will increase their focus on improving the internal research of new products, strengthening end-market distribution, and improving operational efficiencies.

The medical device industry has experienced rapid change in the past decade and we expect many of these developments to lead medical device companies to increase their use of manufacturing outsourcing. We believe the key drivers of this increase in outsourcing include:

•	the need for innovation and accelerated time-to-market, including design for manufacturability and rapid prototyping to support new product introductions;

•	cost containment pressures from healthcare providers such as managed care organizations, which necessitate a more efficient supply chain; and

•	increased competition and industry consolidation.

As a result of these factors, medical device companies are increasingly focusing on their core competencies in research and sales and marketing, and outsourcing other functions such as manufacturing and related engineering and product development activities. We believe that the medical engineering and manufacturing services industry is highly fragmented with over 4,000 companies, many of which have annual revenues of less than $3.5 million and limited capabilities that do not satisfy current market requirements. We believe our products and services address this market opportunity.

Our Products and Services

We offer our customers a broad range of products and services for their medical engineering and manufacturing needs, including:

•
Product design and development.    Our product design, design for manufacturability and prototyping capabilities allow us to participate early in the product development process to help reduce our customers’ costs, accelerate product development times and secure ongoing manufacturing relationships. Equipping our facilities with rapid prototyping technologies and using these technologies across multiple disciplines (e.g., machining and plastic molding) is an important element of our product development services. In providing these services, our internal application engineering group and internal product design engineers provide our customers with expertise in desired disciplines (e.g., mechanical design, electrical design, electronics and software).

•
Precision metal and plastic parts manufacturing.    Precision metal manufacturing is a core element of our manufacturing capabilities. Our metal manufacturing capabilities include milling, lathe turning, drilling, grinding, polishing, lapping, laser cutting, sintering, wire forming, stamping and precision metal injection manufacturing with materials as diverse as stainless steel and titanium. Trends in the medical industry towards minimally-invasive surgical techniques have made our micro-machining capabilities increasingly important. These micro-machining capabilities include computer numerically controlled, or CNC, multi-axis and Swiss-machining, as well as electric discharge machining, or EDM. Our plastic part manufacturing capabilities include tubing (dip coating and extrusion), molding (injection, insert and thermoforming) and machining.

•
Product assembly services and supply chain management.    Our product assembly and supply chain management capabilities allow us to provide customers with completed medical devices and subassemblies. Our assembly capabilities include mechanical, electromechanical and instrumentation assembly, as well as functional testing, inspection, complex integration (with advanced materials), kitting and packaging. We use our supply chain management services to source components and services, either from internal operations or from third party suppliers, for the devices we assemble. Our assembly and supply chain management capabilities enable us to extend our vertically integrated manufacturing business and further distinguish us from suppliers with more limited capabilities.

We provide our products and services to each of the following primary target markets:

•
Surgical instrumentation devices and components,  for both the minimally invasive and general surgery markets. Surgical instruments are typically produced from metal or plastic materials and, in the case of powered products, electronic components. We manufacture a variety of surgical products for our customers such as clip appliers, endoscopic instruments, forceps, electrocautery blades, staple cartridges and suturing devices.

•
Electro-medical implant devices and components,  for the cardiac rhythm management, or CRM, neurologic, and hearing assist markets, including pacemakers and defibrillators. These products are high precision and are typically produced from metal and plastic materials and electronic components. We provide our customers with laser welding services and manufacture guidewires, set screws and pins for pacemakers, ferrules, connector blocks and other components.

•
Custom interventional devices and components,  for the cardiology, radiology, neuroradiology, vascular access and electrophysiology markets. Interventional products are typically produced from a combination of metal and plastic materials. We manufacture a variety of interventional products for our customers, including precision catheters, PTCA guidewires, electrophysiology catheters and distal protection devices.

•
Custom orthopedic devices and instruments,  for the reconstructive, spinal implant and trauma markets. Orthopedic products are typically produced from metal, plastic and ceramic materials. We manufacture a variety of orthopedic implants for our customers, such as hips, knees, spinal cages, hooks and plates and instruments for the placement of these implants.

Our Customer Solution

Our medical engineering and manufacturing capabilities enable our customers to concentrate their internal resources on developing innovative technologies and broadening their product offerings. The key components of our customer solution are:

•
Provide a single source solution.    By providing a broad range of engineering, development, manufacturing, assembly and supply chain management capabilities, we offer our customers the ability to outsource all or part of the production of a device to a single provider. We have won several significant projects under which we design, manufacture and package finished devices for leading global medical device companies. In addition, we work closely with smaller, emerging medical device companies as their engineering and manufacturing partner.

•
Accelerate product development cycle time.    Our experience in design engineering and rapid prototyping positions us as a valuable resource early in the new product development process and enables critical processes to occur simultaneously, which reduces the overall time-to-market. We employ over 130 engineers of whom approximately 50 are devoted to new product introductions. Our engineers provide technical expertise to transform our customers’ concepts into finished devices that can be efficiently manufactured on a commercial scale.

•
Provide quality products and practices.    Quality is of the highest importance to our customers due to the serious and costly consequences of product failure. We operate our facilities under a single integrated quality system. Each of these facilities has been certified by independent certification bodies to comply with the ISO 9001 quality management standard and ISO 13485 medical device-specific standard. We believe that our quality system also complies with the FDA quality system regulation, which establishes good manufacturing practice requirements for product design, manufacture, management, packaging, labeling, distribution and installation.

•	Reduce costs for customers. We reduce our customers’ total costs associated with manufacturing by:

–	designing for manufacturability;

–	providing purchasing power on raw materials and machinery; and

–	delivering manufacturing processes that lower costs through increased efficiencies and continuous improvement efforts.

In addition, by offering a single source solution encompassing design, engineering, manufacturing and other services such as assembly, sterilization and packaging, we are able to lower the total cost of the products that we deliver to our customers by designing optimal manufacturing processes and reducing coordination costs, redundant engineering and overhead related to quality and purchasing.

•
Offer financial stability.    We believe the medical engineering and manufacturing services industry includes over 4,000 companies, many of which have annual revenues of less than $3.5 million. We believe our customers prefer working with large and well capitalized medical engineering and manufacturing service providers such as MedSource, who can ensure a stable supply of products and services. Additionally, we have the financial capacity to allow us to respond rapidly to our customers’ requirements, such as higher production volumes.

Our Strategy

Our objective is to be the leading medical engineering and manufacturing services provider to established, as well as emerging, medical device companies. We expect to grow by focusing our sales and marketing teams on cross-selling our design and engineering, manufacturing, assembly and supply chain management services to both existing customers and new customers.

The key elements of our business strategy include:

•
Focus on manufacturing excellence and leading process technologies.    We are committed to maintaining and improving our manufacturing processes and services, which we believe has made us an efficient and high quality medical engineering and manufacturing services provider. Our manufacturing capabilities are supported by advanced manufacturing process technologies and a strong culture of continuous improvement. We are implementing a manufacturing strategy founded on the principles of employee excellence, technology deployment, quality-driven operations, an integrated low-cost manufacturing network, lean manufacturing and customer satisfaction.

•
Strengthen our customer relationships by collaborating in the design and engineering of new products.    Working closely with customers in the design and engineering of new products provides significant opportunity to anticipate customers’ needs and secure ongoing manufacturing relationships. Increasingly, our customers provide only functional or system performance specifications and request that we provide much of the design and engineering specifications associated with new products or product modifications. Our ability to provide product design and development services enables us to secure long term manufacturing relationships for finished devices, sub-assemblies and components.

•
Drive additional component manufacturing business by continuing to expand our device assembly services.    As we increase our assembly business, we have the opportunity to also increase our manufacturing of components because the assembler, or sub-assembler, of a device typically controls the source of the components used in that device. Our manufacturing capabilities position us well to produce many of the components for the products we assemble.

•
Pursue product line transfers and acquisitions of customers’ manufacturing assets.    We believe that the transfer of the manufacturing responsibility for product lines and our acquisition of customer manufacturing facilities will provide a vehicle for substantial growth, as well as a mechanism to develop closer relationships with leading medical device companies. These transactions allow our customers to reduce capital employed and focus resources on their core competencies, including research and sales and marketing. During October 2001, we acquired a manufacturing assembly facility for a product line from one of our major customers, a leading medical device company. As part of this transaction, we signed a multi-year supply agreement with this customer. We believe that product line transfers and asset acquisitions of this kind are becoming increasingly attractive to our customers.

•
Selectively acquire new companies.    We plan to make select acquisitions of complementary medical engineering and manufacturing services providers that bring desired capabilities, customers or geographic coverage and either strengthen our position in our target markets or provide us with a significant presence in a new market. We have an experienced business development team focusing on acquisitions and integrating these acquisitions into our operations. Since our formation through the acquisition of seven companies in March 1999, we have completed five additional acquisitions. We believe that our ability to identify, close and integrate acquisitions is a competitive advantage.

We intend to continue to build our brand name and deploy our sales and marketing team, as well as to use our information technology infrastructure, to further implement our strategy. In addition, we believe that our scale and resources provide our customers with security and reliability.

Sales and Marketing

Our sales organization uses a team approach that integrates approximately 50 account managers, application engineering managers, customer support managers and project managers. This team approach is designed to allow us to serve our customers while providing a single point of contact through each phase of a project. We believe this customer team approach distinguishes us by enabling us to handle complex projects involving outsourcing of completed medical devices from design to delivery.

We have a group of applications engineering managers who are trained in our various manufacturing technologies and processes. These managers assist our customers’ engineering groups and our sales professionals by specifying the best manufacturing technology for a particular device or component. These managers are supported by our process experts in each of the facilities who provide functional expertise in each of the various manufacturing processes.

Our market development team provides strategic marketing support to our sales and operations organizations. Market development helps to optimize the allocation of our sales and application engineering resources across our four key target markets and aligns their efforts with our manufacturing capabilities and capacity. In addition, this team plays an important role in tailoring our broad product and service offerings, including key account and market strategies, pricing strategies, capability bundling strategies, marketing campaigns and establishing strategic alliances with business partners in each of our target markets.

We invest significant resources to develop the MedSource brand name by participating in a number of medical related tradeshows, including medical design and manufacturing shows in the United States and Europe and by advertising our capabilities in a number of medical device and equipment industry magazines and trade publications.

Customers

We serve leading medical device companies as well as many other private and public emerging medical device companies. During fiscal 2001, we had sales to over 200 medical device companies, and our customers include eight of the largest ten medical device companies (by revenues), including Boston Scientific, Johnson & Johnson affiliates and Medtronic. Johnson & Johnson affiliates and Medtronic each accounted for more than 10% of our revenues during our year ended June 30, 2001 and during our six months ended December 30, 2001.

We work with our customers on a product by product basis and often work with many different divisions of our largest customers. To date, most of our new sales have been made to existing customers that, we believe, have typically ordered new products from us based upon their previous satisfactory experiences. The products that we manufacture are made to order based on the customer’s specifications and may be designed using our design and engineering services. Our customers retain ownership of and the rights to their product’s design while we generally retain the rights to any of our proprietary manufacturing processes.

Information Technology

We believe that our use of information technology will be a competitive advantage. We are installing the Oracle 11i enterprise resource planning, or ERP, system in all of our facilities. We successfully completed the implementation at our initial site and are in the process of installing the Oracle 11i software and business processes at additional sites. We also installed the Oracle integrated financial reporting system at all locations and generally convert newly acquired facilities to this system within six months to one year. In addition, we have standardized our computer aided design, or CAD, and computer aided manufacturing, or CAM, software at our facilities.

We expect these systems to provide several key benefits to us, our customers and our suppliers. The systems enable the sharing of customer, supplier and engineering data across our company. We believe that this will enable us to better understand and predict customer demand, take advantage of economies of scale, provide greater flexibility to move product design between sites and improve the accuracy of capturing and estimating our manufacturing and engineering costs. In addition, the systems provide greater visibility into the operations of the enterprise through integrated financial and management reporting capabilities. This system also benefits our suppliers by giving them more accurate and timely information about our requirements. Overall, these systems will provide the infrastructure that will enable us to provide additional value to our customers through improved supply chain management capability, reduced costs and accelerated product development.

Manufacturing

To achieve excellence in manufacturing, we combine advanced manufacturing technology, such as CAD/CAM, with manufacturing techniques such as just-in-time manufacturing and total quality management, or TQM. Just-in-time manufacturing is a production technique that minimizes work-in-process inventory and manufacturing cycle time while enabling delivery of products to customers in the quantities and time frame required. TQM is a management philosophy that seeks to impart high levels of quality in every operation. TQM is accomplished by setting quality objectives for every operation, tracking performance against those objectives, identifying work flow and policy changes required to achieve higher quality levels, and committing executive management to support changes required to deliver higher quality.

To serve our market as a comprehensive manufacturing solution for medical device companies, we address customers’ requirements from a “quote-to-order,” “order-to-fill” and a post-order perspective. We have identified the key processes within this structure and are currently implementing standard operating procedures to create a seamless process within our organization structure and with our customers. This approach to customer service is vital in maintaining and developing customer relationships and differentiating us from our competitors.

We intend to continue to offer our customers advanced manufacturing process technologies, which currently include computer integrated manufacturing, CNC machines, laser cutting, injection molding, stamping, dip coating, extruding and our patented precision metal injection manufacturing. Our flexible manufacturing capability allows us to efficiently produce both high-volume products and low-volume products. Our investment in new equipment will position us to continue to provide efficient and flexible medical engineering and manufacturing services to medical device companies.

We operate a multi-facility manufacturing network strategically located throughout the United States and in Mexico. During June 2001, we completed a review of our manufacturing operations and support functions. Based on our evaluation of the unique and common characteristics of our various facilities, we determined that we could achieve over-all cost savings by closing three of the facilities, thus improving capacity utilization and efficiency of the remaining facilities. Criteria in our evaluation included current capacity utilization, uniqueness of manufacturing capabilities, current operating costs, difficulty and cost associated with relocation and recertification of key equipment, and customer supply requirements. Facilities at Danbury, Connecticut and Pittsfield and East Longmeadow, Massachusetts will be closed or sold with production absorbed into existing facilities in Pennsylvania, Minnesota, New Hampshire, and Mexico. We expect that one of the facilities will be closed or sold prior to July 1, 2002 and that the other two plants will be closed or sold by February 2003.

Overall, we have not experienced any significant capacity constraints within our manufacturing network. We expect that we will still have adequate capacity to meet future growth requirements.

Quality

We believe that product quality is a critical success factor in the medical engineering and manufacturing services market. We strive for continuous improvements of our processes and have adopted a number of quality improvement and measurement techniques to monitor our performance.

We operate our facilities under a single integrated quality system and they comply with the ISO 9001 quality management standard and the ISO 13485 medical device-specific quality management standard, and they are certified to such standards by independent certification bodies. The ISO 9001 standard specifies quality system requirements for product design and production. ISO 13485 establishes additional, more specific requirements for medical devices in particular. Newly acquired facilities are promptly brought into conformity with our integrated quality system, generally within six months to one year. We believe our quality system also complies with FDA quality system regulations with respect to all of our products, services and internal processes. With our integrated company-wide quality system in place, customers are able to audit select MedSource facilities knowing that every facility that has been integrated into the system is subject to the same quality system and process controls, as applicable to the facility’s particular operations. This system can provide significant time and cost savings for customers, as well as reduced risk of non-conforming products resulting in customer dissatisfaction, product recall or patient adverse events. The FDA quality system regulation establishes good manufacturing practice requirements for product design, manufacture, management, packaging, labeling, distribution and installation.

Supply Arrangements

We have established relationships with many of our materials providers. However, most of the raw materials that are used in our products are subject to fluctuations in market price. In particular, the prices of stainless steel, titanium and platinum have historically fluctuated, and the prices that we pay for these materials, and, in some cases, their availability, are dependent upon general market conditions. In the short term, we generally cannot pass these cost increases on to our customers.

Our current internal manufacturing and engineering capabilities do not include all elements that are required to satisfy all of our customers’ requirements. When we do not possess the appropriate manufacturing or engineering capabilities internally, such as electronic circuitry manufacturing, we will subcontract with third party providers for the necessary components or services. As we provide our customers with a fully integrated supply chain solution, we will continue to rely on third party suppliers, subcontractors and other outside sources for components or services that we cannot provide through our internal resources.

To date we have not experienced any difficulty obtaining necessary raw materials or subcontractor services.

Intellectual Property

The products that we manufacture are made to order based on the customer’s specifications and may be designed using our design and engineering services. Our customers retain ownership of and the rights to their product’s design while we generally retain the rights to any of our proprietary manufacturing processes. We generally rely on know-how to manufacture products to our customers’ specifications.

We use a combination of patents, licenses and trade secrets to establish and protect the proprietary rights to our technologies and products used in connection with precision metal injection manufacturing processes, guidewire technology, plastic tubing manufacturing processes and surgical instruments manufacturing processes.

We own an aggregate of two United States and one foreign patents in connection with our precision metal injection manufacturing processes. We also have five foreign pending patent applications at various stages of approval. The United States patents relating to our precision metal injection manufacturing processes expire in 2015, and our foreign patent expires in 2016. In addition, we are a party to several license agreements with third parties pursuant to which we have obtained, on varying terms, non-exclusive rights to patents held by third parties in connection with precision metal injection manufacturing technology.

We own an aggregate of nine United States patents that we use in connection with the manufacture of our guidewire products. We also have one United States and six foreign pending patent applications at various stages of approval. The United States patents relating to our guidewire products expire between 2010 and 2015.

We own an aggregate of seven other United States patents that we use in connection with other manufacturing processes. We also have one United States pending patent application. The United States patents relating to these other manufacturing processes expire between 2014 and 2019.

We do not believe that the expiration of any of our patents or the termination of any of our licenses would have a material effect on our business.

It is our policy to require all employees, consultants and other parties to execute confidentiality agreements. These agreements prohibit disclosure of confidential information to third parties except in specified circumstances. In the case of employees and consultants, the agreements generally provide that all confidential information relating to our business is the exclusive property of MedSource.

We have an agreement with one of our employees that provides him with an exclusive license to our precision metal injection technology for use only outside the medical industry in the event that his employment terminates. In the event that the employee is terminated by us without cause, the license will be royalty-free. Otherwise, we will receive royalties from any sublicense of these intellectual property rights by the employee. In addition, we must obtain the employee’s consent if we desire to sublicense or exploit this technology for non-medical applications.

Competition

We compete with different companies depending on the type of product or service offered or the geographic area served. Our management believes that the primary basis of competition in our targeted markets is existing customer relationships, as well as reputation, quality, delivery, responsiveness, breadth of capabilities and price.

We have as customers many of the leading medical device companies in our four target markets. In addition, we believe that our integrated quality system and manufacturing network allow us to compete favorably in terms of breadth of product and service offerings, quality, responsiveness and price. We are not aware of a single competitor that operates in all of our target markets or offers the same range of products and services that we offer. To remain competitive, we must continue to provide a single source solution, accelerate product development time, provide quality products and practices, reduce costs for our customers and offer financial stability.

Our existing or potential competitors include the internal operations of medical device companies themselves and other medical engineering and manufacturing services providers. Other medical engineering and manufacturing services providers currently compete in some but not all of the same target markets that we do. We believe that the medical engineering and manufacturing services industry is highly fragmented with over 4,000 companies that have limited manufacturing capabilities and limited sales and marketing expertise. Many of these 4,000 companies have less than $3.5 million in annual revenues from medical device companies.

Government Regulation

We are a medical engineering and manufacturing services provider. Some of the products and components of products that we manufacture may be considered finished medical devices, and the manufacturing processes used in the production of finished medical devices are subject to FDA inspection and assessment, and must comply with the FDA quality system regulation. The FDA quality system regulation establishes good manufacturing practice requirements for product design, manufacture, management, packaging, labeling, distribution, and installation for medical devices. Additional FDA regulations impose requirements for record keeping, reporting, facility and product registration, product safety and effectiveness, and product tracking. Failure to comply with these regulatory requirements may result in civil and criminal enforcement actions, including financial penalties, seizures, injunctions and other measures. Our products must also comply with state and foreign requirements. Also, in order to comply with regulatory requirements, our customers may wish to audit our operations to evaluate our quality systems. Accordingly, we routinely permit audits by our customers.

In addition, the FDA and state and foreign governmental agencies regulate many of our customers’ products as medical devices. FDA approval is required for those products prior to commercialization in the United States, and approval of regulatory authorities in other countries may also be required prior to commercialization in those jurisdictions. Moreover, in the event that we build or acquire additional facilities outside the United States, we will be subject to the medical device manufacturing regulations of those countries. Some other countries may rely upon compliance with United States regulations or upon ISO certification as sufficient to satisfy certain of their own regulatory requirements for a product or the manufacturing process for a product.

Other than as described in the prior two paragraphs, our business is not subject to direct governmental regulation other than the laws and regulations generally applicable to businesses in the jurisdictions in which we operate, including those federal, state and local environmental laws and regulations governing the emission, discharge, use, storage and disposal of hazardous materials and the remediation of contamination associated with the release of these materials at our facilities and at off-site disposal locations. Our manufacturing activities involve the controlled use of, and some of our products contain, small amounts of hazardous materials. Liabilities associated with hazardous material releases arise principally under the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act and analogous state laws which impose strict, joint and several liability on owners and operators of contaminated facilities and parties that arrange for the off-site disposal of hazardous materials. We are not aware of any material noncompliance with the environmental laws currently applicable to our business and we are not subject to any material claim for liability with respect to contamination at any company facility or any off-site location. We cannot assure you, however, that we will not be subject to such environmental liabilities in the future as a result of historic or current operations.

Properties

Currently, our principal operations are conducted at the following locations:

Location	Approx. Square Feet	Leased/ Owned
Brimfield, Massachusetts	30,000	Owned
Brooklyn Park, Minnesota	70,000	Leased
Corry, Pennsylvania	40,000	Leased
Danbury, Connecticut(a)	87,000	Leased
E. Longmeadow, Massachusetts(a)	15,000	Leased
Englewood, Colorado	35,000	Leased
Laconia, New Hampshire	31,000	Leased
Minneapolis, Minnesota(b)	7,000	Leased
Navojoa, Mexico	38,000	Leased
Newton, Massachusetts	69,000	Leased
Norwell, Massachusetts	37,000	Leased
Orchard Park, New York	41,000	Leased
Pittsfield, Massachusetts(a)	26,000	Owned
Redwood City, California	28,000	Leased
Santa Clara, California	10,000	Leased
Trenton, Georgia	42,000	Leased

Total	606,000

(a)	One of these facilities will be closed or sold prior to July 1, 2002, and the other two plants will be closed or sold by February 2003.

(b)	Corporate offices.

We believe these facilities and the manufacturing and assembly capacity they provide are adequate for our current and foreseeable purposes and that additional space and capacity will be available when needed.

Employees

We currently employ approximately 1,350 people. None of our employees is represented by a labor union. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

Litigation

From time to time, we are involved in legal proceedings in the ordinary course of our business. We are not currently involved in any pending legal proceedings that we believe could have a material adverse effect on our financial position or results of operations.

MANAGEMENT

The following table sets forth our directors, executive officers and key employees and their ages as of March 4, 2002:

Name	Age	Position
Richard Effress	31	Chairman of the Board, Chief Executive Officer and Co-founder
Joseph Caffarelli	56	Senior Vice President, Chief Financial Officer and Treasurer
Dan Croteau	36	Vice President—Corporate Development
Jim Drill	37	Vice President—Sales and Marketing
Bill Ellerkamp	42	Vice President—Market Development
Karl Hens	41	Vice President—Technology
Rick McWhorter	53	Senior Vice President—Operations
Ralph Polumbo	50	Vice President—Human Resources and Integration
Rich Snider	50	Vice President—New Product Introduction
Douglas Woodruff	44	Vice President—Regulatory Affairs and Quality Assurance
Joseph Ciffolillo (a)(b)	63	Director
John Galiardo (a)	68	Director
Wayne Kelly	39	Director and Vice President
William Kidd	60	Director and Co-founder
T. Michael Long (a)(b)	58	Director
Ross Manire (b)	50	Director
Carl S. Sloane (a)(b)	65	Director

(a)	Member of the Compensation and Benefits Committee.
(b)	Member of the Audit Committee.

Richard Effress was a co-founder of MedSource, has been the Chairman of our board of directors since inception and became Chief Executive Officer in January 2000. From May 1997 until January 2000, he worked as a partner at Kidd & Company, a venture management firm, of which he is also a founder. While at Kidd & Company he participated in the development of Chatham Technologies, a provider of custom electronic enclosure systems for the communications industry. Previously, he was an associate at Kidd, Kamm & Company, a private equity investment firm, and an investment banking analyst at Donaldson, Lufkin Jenrette Securities Corporation. Rich received a B.S. from the Wharton School of the University of Pennsylvania and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

Joseph Caffarelli joined MedSource in February 2001 as Senior Vice President, Chief Financial Officer and Treasurer. From April 1999 until December 2000, he was Senior Vice President and Chief Financial Officer of Airspan Networks, a wireless communications equipment company, and from November 1994 until February 1999, he was the Executive Vice President and Chief Financial Officer of Physio-Control, a medical equipment company. Joe also served in numerous senior financial management positions at General Electric, a diversified industrial corporation. Joe received a B.A. from the State University of New York.

Dan Croteau joined MedSource in August 1999 as Director of Business Development, became our Vice President—Business Development in January 2000 and became our Vice President—Corporate Development in December 2001. From July 1997 until July 1999, he was a consultant at Booz Allen & Hamilton in Sydney, Australia. Previously, he worked at General Electric, a diversified industrial corporation, in various technical marketing, sales, and general management roles. Dan has a B.S. from the University of Vermont and an M.B.A. from Harvard Business School.

Jim Drill joined MedSource in February 1999 as Vice President—Sales and Marketing. From 1994 until 1999, he worked at Parametric Technology Corporation, a developer and marketer of design and manufacturing software platforms, where he was Senior Vice President—North America West and served in several other senior sales management positions throughout the United States and Europe. Prior to that he worked at International Business Machines, a computer manufacturer. Jim has a B.S. from the University of Wisconsin-Madison.

Bill Ellerkamp joined MedSource in June 2000 as Vice President—Market Development. From 1995 until 2000, he worked at TFX Medical, a supplier of engineered components, assemblies and products to medical device and equipment original equipment manufacturers, most recently as President. Prior to that he spent over ten years in Europe with Teleflex and Rusch International in various sales and marketing positions. Bill has a B.A. from Colgate University and an M.B.A. from the London Business School.

Dr. Karl Hens joined MedSource in May 2000 as Vice President—Technology. From December 1995 until its acquisition by MedSource, Karl was the founder, President and Chief Executive Officer of Thermat Precision Technology, a precision metal injection manufacturing company. Previously, he held a faculty position at The Pennsylvania State University and was a founding partner of the Powder Metallurgy Lab. Karl has a B.S. from the University of Waterloo, and an M.S. and Ph.D. from Rensselaer Polytechnic Institute.

Rick McWhorter joined MedSource in March 2001 as Senior Vice President—Operations. From 1977 until 2001, he worked at Baxter Healthcare International, a global healthcare manufacturing company, where he was most recently Vice President—Manufacturing of Baxter’s I.V. Systems group. Prior to that he worked at Ludlow Corporation, a textile manufacturing company. Rick has a B.S. and M.B.A. from Delta State University.

Ralph Polumbo joined MedSource in April 1999 as Vice President—Human Resources and Integration. From 1995 until 1999, he worked at Rubbermaid, a company that produces and markets products principally in the home, juvenile and commercial products categories, where he held several positions including Vice President of Integration and Vice President of Human Resources for Rubbermaid’s Home Products division. Previously, he worked at The Stanley Works, a tool manufacturer, in a variety of positions including Vice President of Human Resources and Vice President of Operations. Ralph has a B.S. from the Wharton School of the University of Pennsylvania and a Masters of Labor and Industrial Relations from Michigan State University.

Rich Snider joined MedSource in February 2000 as Vice President—New Product Introduction. From 1996 until 2000, he worked at Bridge Medical, a start-up medical device and information company, where he was a Vice President and co-founder. Rich served in various senior management positions at Amcare Health Services, McGaw, and Quest Medical. Rich has a B.S. degree in Mechanical Engineering from Southern Methodist University and an M.B.A. from Louisiana State University.

Doug Woodruff joined MedSource in January 2000 as Vice President—Regulatory Affairs and Quality Assurance. From 1998 until 2000, he was the Vice President—Quality Assurance and Technical Services for Tenax Corporation, a company acquired by MedSource. From 1996 to 1998 he was the Director of Quality Assurance and Regulatory Affairs for the Meadox Division of Boston Scientific, a medical technology company. Doug has a B.S. and M.S. from Washington State University.

Joseph Ciffolillo has been a director of MedSource since April 2001. From 1983 until his retirement in May 1997, he worked at Boston Scientific, a medical technology company, most recently as Chief Operating Officer. Prior to Boston Scientific, he worked in several positions at Johnson & Johnson, a diversified medical products company, where he last served as president of Johnson & Johnson Orthopedics. He serves as a director of Boston Scientific and as Chairman of the Advisory Board of the Health Science Technology Division of Harvard University and Massachusetts Institute of Technology. Joe received his B.A. from Bucknell University.

John Galiardo has been a director of MedSource since January 2000. From 1977 until his retirement in January 2000, he worked at Becton Dickinson, a medical technology company, where he was Vice Chairman and General Counsel. He is a director of Gynetics, a healthcare products company, VISX Incorporated, a company that develops products and procedures to improve eyesight using lasers, and the New Jersey Manufacturers Insurance Companies, an insurance company. Jack received a B.S. from the University of Maryland and an LL.B. from Columbia Law School.

Wayne Kelly joined MedSource in March 1999 as the Vice President of our Brooklyn Park, Minnesota facility, and served in that position until March 2001, at which time he assumed his current position as a company Vice President. He has been a director of MedSource since March 1999. From 1983 until March 1999, he held various positions at Kelco Industries, a company acquired by MedSource in March 1999. Wayne received a B.S. from the University of Minnesota.

William Kidd was a co-founder of MedSource and has been a director since our inception. Bill was a founding partner of Kidd & Company, a venture management firm he founded in 1997. Prior to Kidd & Company, Bill was a founding partner of Kidd, Kamm & Company, a private equity investment firm. Bill received a B.A. and M.B.A. from Cornell University.

T. Michael Long has been a director of MedSource since October 2000. He has been a Partner of Brown Brothers Harriman & Co., an investment bank, since 1983 and has been with Brown Brothers Harriman since 1971. He serves as a director of HCA, a company that owns and operates hospitals and related health care entities, Vaalco Energy Company, an independent energy company, and Genesee & Wyoming, a company that operates short line and regional freight railroads and provides related rail services. Michael received a B.A. from Harvard University and an M.B.A. from Harvard Business School.

Ross Manire has been a director of MedSource since November 2000. Ross is President of Flextronics Enclosures, a division of Flextronics International, an electronics contract manufacturer. He is the former President and CEO of Chatham Technologies, Inc., which merged with Flextronics in September 2000. Prior to joining Chatham in 1999, Ross was Senior Vice President of the Carrier Systems Business Unit of 3Com Corporation, a provider of networking solutions, a position he held since 1997. Previously, he served in various executive positions with U.S. Robotics including Chief Financial Officer, Senior Vice President, Operations, and General Manager, Network Systems Division. Ross holds a B.A. from Davidson College and an M.B.A. from the University of Chicago.

Carl S. Sloane was a director of MedSource from January 2000 through October 2000 and re-joined our board in January 2002. He was the Ernest L. Arbuckle Professor of Business Administration at Harvard Business School from 1991 until his retirement in 2000, and is presently Professor Emeritus. Previously, Carl spent thirty years in management consulting, the last twenty with the firm he co-founded, Temple, Barker & Sloane, Inc., and its successor firm, Mercer Management Consulting, where he served as Chairman and Chief Executive Officer. He is also an independent consultant and serves as a director of Ionics, Incorporated, a water purification company, Rayonier Inc., a forest products company, Sapient Corp., a business and technology consultancy, and The Pittston Co., a company engaged in security and gold, timber and natural gas operations.

Our board of directors currently consists of eight members. Prior to the closing of this offering, our board of directors will be divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders.

Our executive officers are elected by the board of directors and serve until their successors have been duly elected and qualified or until their earlier resignation or removal. There are no family relationships among any of our directors or officers.

Committees of the Board of Directors

Audit Committee.    The audit committee, which consists of Messrs. Ciffolillo, Long, Manire and Sloane, assists the board in fulfilling its responsibilities of ensuring that management is maintaining an adequate system of internal controls to assure:

•	that assets are safeguarded and that financial reports are properly prepared;

•	consistent application of generally accepted accounting principles; and

•	compliance with management’s policies and procedures.

In performing these functions, the audit committee meets periodically with the independent auditors and management to review their work and confirm that they are properly discharging their responsibilities. The audit committee also:

•	recommends an independent audit firm to audit financial statements and to perform services related to audits;

•	approves the audit fees payable to the independent audit firm and reviews the scope and results of audits with the independent auditors;

•	reviews with management and the independent auditors our annual operating results;

•	considers the adequacy of our internal accounting control procedures; and

•	considers our auditors’ independence.

Compensation and Benefits Committee.    The primary function of the compensation and benefits committee is to determine management and executive compensation and establish health and benefit plans and other compensation policies. The compensation and benefits committee is also responsible for the administration of our stock plans, including reviewing management recommendations with respect to grants of awards and taking other actions that may be required in connection with our compensation and incentive plans.

Compensation and Benefits Committee Interlocks and Insider Participation

Mr. Effress served on our compensation and benefits committee from March 1999 until he became our Chief Executive Officer in January 2000. Since then, he has participated in discussions concerning management and executive officer compensation. The members of our compensation and benefits committee are Messrs. Ciffolillo, Galiardo, Long and Sloane.

Director Compensation

We reimburse directors for reasonable expenses incurred in attending board or committee meetings. Following the offering, we will pay non-employee directors $10,000 per year, payable, at their option, in cash or shares of our common stock. We also expect to grant to each non-employee director an option to purchase 2,100 shares of our common stock in connection with this offering and additional grants each year thereafter.

Executive Compensation

The following table sets forth the compensation earned by our Chief Executive Officer and our four other most highly compensated executive officers during our fiscal year ended June 30, 2001:

			Long-Term Compensation Awards
	Annual Compensation		Number of Securities Underlying Options	All Other Compensation
	Salary	Bonus
Richard Effress	$250,000	$50,000	300,000	$ —
Chairman and Chief Executive Officer
Jim Drill	208,333	41,466	10,000	—
Vice President—Sales and Marketing
Bill Ellerkamp	178,750	35,750	27,500	—
Vice President—Market Development
Ralph Polumbo	175,000	35,000	—	—
Vice President—Human Resources and Integration
Rich Snider	175,000	30,641	10,000	—
Vice President—New Product Introduction

Option Grants in Fiscal 2001

The following table shows grants of stock options to our Chief Executive Officer and to the other executive officers named in the Summary Compensation Table above during our fiscal year ended June 30, 2001.

All options were granted under our 1999 stock plan. These options were granted at exercise prices at least equal to the fair market value of our common stock as determined by our board of directors on the dates of grant. The percentage of options granted is based on options to purchase an aggregate of 1,555,660 shares of our common stock granted by us during the fiscal year ended June 30, 2001 to our employees, including the named executive officers.

The potential realizable value amounts in the last two columns of the following chart are based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the 10-year term. Potential realizable value has been calculated assuming an initial public offering price of $16.00 per share, although we estimate that, in each case, the fair market value of our stock at the time the option was granted was less than that amount. These number are calculated based on the requirements of the SEC and do not reflect our estimate of future stock price growth.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise Price per Share ($)	Expiration Date
					5%	10%
Richard Effress	300,000	19.3%	$16.24	11/21/10	$2,946,694	$7,577,964
Jim Drill	—	—	—	—
Bill Ellerkamp	27,500	*	16.24	11/21/10	270,114	694,647
Ralph Polumbo	—	—	—	—
Rich Snider	10,000	*	17.00	2/6/11	90,623	244,999

*	Less than one percent.

Option Values as of June 30, 2001

The following table provides summary information concerning stock options held as of June 30, 2001 by our Chief Executive Officer and by the other executive officers named in the Summary Compensation Table above. The value of in-the-money options represents the difference between the exercise price of the option and an assumed initial public offering price of $16.00 per share.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options as of June 30, 2001		Value of Unexercised In-the-Money Options as of June 30, 2001
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard Effress	—	$—	75,000	225,000	$—	$—
Jim Drill	—	—	67,500	82,500	219,000	49,800
Bill Ellerkamp	616	—	12,509	66,875	—	—
Ralph Polumbo	—	—	32,500	37,500	107,000	24,150
Rich Snider	7,500	15,000	11,250	66,250	22,500	11,250

1999 Stock Plan

In March 1999, we adopted our 1999 Stock Plan, which, as amended to date, authorizes the issuance of up to 4,430,000 shares of common stock, subject to adjustment upon the occurrence of any stock dividend or other distribution, consolidation, combination, exchange of shares or other specified corporate transaction or event.

In accordance with our stock plan, our board of directors or a board committee composed of non-employee directors may grant non-qualified stock options or shares of common stock subject to restrictions or contingencies to employees (including directors and officers who are employees) and to consultants and directors who are not employees of MedSource or any of its subsidiaries. The term of any particular grant, including any performance-based requirements, exercise price, vesting terms and other restrictions are determined by the board or by the committee of the board that makes the grant.

The exercise price of non-qualified options may be above, at or below fair market value of the common stock on the date of grant. The exercise period may be set by the board or the committee that makes the grant but may not exceed ten years. Stock options will be exercisable at such times and upon such conditions as the board or the committee that makes the grant may determine, as reflected in the applicable grant.

A restricted stock award is an award of common stock that is subject to any vesting, performance criteria, restrictions on transferability and other restrictions, if any, that the board or the committee making the grant may impose at the date of grant. These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise, as the board or the committee making the grant may determine. Except to the extent restricted under the grant relating to the restricted stock, a participant granted restricted stock will have all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends. The board or the committee making the grant has the authority to cancel all or any portion of any outstanding restrictions.

Except as otherwise determined by the committee making the grant, options and restricted shares granted under the plan may not be transferred other than by will or by the laws of descent and distribution.

Our 1999 Stock Plan terminates in 2009. As of March 4, 2002, we had outstanding options to purchase an aggregate of 3,088,497 shares of common stock under the plan at exercise prices ranging from $12.00 per share to $20.00 per share. Our standard form of stock option contract provides for vesting of options at a rate of 25% after the first year of employment and 25% each year thereafter until all options have vested and become exercisable. The vesting of some or all of the options granted to some of our executives and directors accelerates upon the occurrence of specified change in control transactions.

ACT Medical, Inc. 1998 Omnibus Stock Plan

In connection with our acquisition of ACT Medical in December 2000, we assumed the ACT Medical 1998 Omnibus Stock Plan. The ACT Medical stock plan terminates in December 2008. As of February 19, 2002, we had outstanding options to purchase an aggregate of 242,259 shares of our common stock under the ACT Medical stock plan at exercise prices ranging from $3.39 per share to $20.00 per share. The standard form of stock option contract for options granted under the ACT Medical stock plan provides for vesting of options at a rate of 25% after the first year of employment and 25% each year thereafter until all options have vested and become exercisable. The vesting of some or all of the options granted to some of our executives and directors accelerates upon the occurrence of specified change in control transactions. We do not expect to grant any additional options under the ACT Medical stock plan.

2001 Employee Stock Purchase Plan

Our 2001 Employee Stock Purchase Plan was adopted by our board of directors in December 2001 and by our stockholders in March 2002. This plan provides our employees with an opportunity to purchase our common stock through accumulated payroll deductions. We initially reserved 500,000 shares of common stock for issuance under this purchase plan. As of the date of this prospectus, we had not issued any shares under this plan, but we will be begin issuing shares upon completion of this offering. The number of shares reserved for issuance under the purchase plan will be subject to an annual increase on the first day of each fiscal year equal to the lowest of: 750,000 shares; 2.5% of our outstanding stock on that date; or such lesser amount as may be determined by our board of directors.

Our purchase plan will be administered by our board of directors or by a committee appointed by our board of directors. The purchase plan permits an eligible employee to purchase our common stock through payroll deductions of up to 10% of his or her compensation or such other amount as the persons administering the plan may determine. Employees are eligible to participate in this purchase plan if they are customarily employed by us at least 20 hours per week and more than five months in any calendar year and only to the extent that they do not own more than 5% of our outstanding shares.

Unless our board of directors or the committee administering the plan determines otherwise, this purchase plan will be implemented in a series of consecutive offering periods, each approximately six months in duration. Offering periods will begin on the first trading day on or after May 1 and November 1 of every year and terminate on the last trading day in the period six months later, provided that the first offering period will commence on the effective date of this offering and will end on April 30, 2002, or the last trading day prior thereto.

If we are acquired and the successor corporation does not assume all outstanding options under this purchase plan, then the offering and purchase periods then in progress may be shortened so that all options will be automatically exercised immediately prior to the date of acquisition.

The price at which common stock will be purchased under this purchase plan is equal to at least 85% of the fair market value of the common stock on the first day of the applicable offering period or on the last day of the applicable purchase period, whichever is lower. Employees may end their participation in the offering period at any time, and participation automatically ends on termination of employment.

Our board of directors may not, without the adversely affected optionee’s prior written consent, amend, modify or terminate this purchase plan at any time if the amendment, modification or termination would impair the rights of plan participants. This purchase plan will terminate in November 30, 2011, unless terminated earlier in accordance with its provisions.

Employment Arrangements

We have entered into an employment agreement with Mr. Effress. The agreement provides for a base salary of $275,000, with a bonus opportunity of at least 100% of his base salary at target performance. Mr. Effress is subject to a noncompetition covenant during his employment with us and for one year after termination of his employment.

We have entered into an employment agreement with Mr. Caffarelli. The agreement provides for a base salary of $225,000, with a bonus opportunity of at least 50% of his base salary at target performance.

We have entered into an employment agreement with Mr. Drill. The agreement, which expires in April 2002, provides for a base salary of $225,000, with an annual bonus determined by our board of directors.

We have entered into an employment agreement with Mr. Ellerkamp. The agreement provides for a base salary of $178,750, with a bonus opportunity of at least 50% of his base salary at target performance. Mr. Ellerkamp is subject to a noncompetition covenant during his employment with us and for one year after termination of his employment.

We have entered into an employment agreement with Mr. McWhorter. The agreement provides for a base salary of $225,000, with a bonus opportunity of at least 50% of his base salary at target performance.

We have entered into an employment agreement with Mr. Polumbo. The agreement, which expires in April 2002, provides for a base salary of $190,000, with an annual bonus determined by our board of directors.

Additionally, Messrs. Effress, Caffarelli, Croteau, Drill, McWhorter, Polumbo, Snider and Woodruff have entered into employment severance and termination agreements that provide for them to receive an amount equal to their base salary for one year following a termination by us without cause. The amount would be reduced by any amounts they receive from any new employer during the year (but they will in any event receive an amount at least equal to their base salary for six months) and payment is conditioned upon their agreement not to compete with us or solicit our employees or customers during that one-year period. If any of these employees are terminated without “cause” or leave MedSource with “good reason” within one year following a change of control of MedSource, we would be required to pay them a lump sum equal to two times the highest annual cash compensation they received during their three prior years of employment and would be required to provide them with health benefits for 24 months following termination. Receipt of the lump sum payment would not be conditioned upon their agreement not to compete or solicit our employees or customers.
Upon a change of control, the options held by our executive officers and certain of our other employees will become immediately exercisable as to 50% of the total shares subject to the options, including any portion then already exercisable. In addition, some or all of the options held by each of Messrs. Effress, Caffarelli, Croteau, Drill, Ellerkamp, Hens, McWhorter, Polumbo, Snider and Woodruff will become immediately exercisable in full in the event of a change of control.

Business Conduct Policy

All of our employees, including the aforementioned executives, are required as a condition of employment to read and sign our business conduct policy which includes acceptable behaviors regarding lawsuits and government investigations, anti-trust, equal employment opportunity, electronic mail, and safety and health.

The policy also restricts them from:

•
holding a direct or indirect financial interest, other than no more than 1% of the outstanding securities of a publicly traded company, in a firm that either provides services or supplies materials or equipment to us or with whom we compete, or to whom we provide services or products;

•	speculating or dealing in equipment, supplies, materials, or property that we purchase or sell;

•	accepting cash, commissions or other payments, or borrowing money, from suppliers, customers, individuals or firms with whom we do business or compete;

•	accepting gifts, favors or entertainment or other personal items of more than nominal value from suppliers, customers, individuals or firms with whom we do business or compete;

•
misusing for personal gain information to which they have access by reason of their position, or disclosing confidential or proprietary information to competitors, to any other person or to others at MedSource who have no business “need to know”; and

•	appropriating for their personal benefit or diverting to others a business opportunity in which we might reasonably be expected to be interested, without first making the opportunity available to us.

Employees are also required to read and sign a confidentiality agreement, which includes non-disclosure and non-solicitation requirements as a condition of employment.

Cash Incentive Plans

Our management bonus plan provides for annual bonus awards to eligible employees if company-wide target performance is achieved. Awards are based on achievement of pre-determined financial and operational objectives. The plan may be changed or discontinued at the sole discretion of the board.

We are also implementing a variable compensation plan to cover all employees at all locations.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation limits the liability of our stockholders, directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Delaware law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.
As permitted by Delaware law, our certificate of incorporation and bylaws provide that we must indemnify our stockholders, directors, officers, employees and agents to the fullest extent permitted by Delaware law. We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers. The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

RELATED PARTY TRANSACTIONS

Transactions with Promoters and Related Parties in Connection with Our Formation

In connection with our formation in March 1999, we issued the following securities:

Stockholder	Aggregate Investment	Securities Received
• J.H. Whitney III, L.P.	• $21.5 million	• 292,941 shares of our Series B preferred stock(a)
• Whitney Strategic Partners III, L.P.	• $0.5 million	• 7,058 shares of our Series B preferred stock(b)
• J.H. Whitney Mezzanine Fund, L.P.	• $15.0 million	• $15.0 million senior subordinated note and 48,750 shares of our Series Z preferred stock(c)
• Richard J. Effress	• $0.2 million	• 452,650 shares of our common stock
• William J. Kidd, Carla G. Kidd, his wife, and various trusts for the benefit of their children	• $1.2 million	• 2,374,280 shares of our common stock

(a)	Upon completion of this offering these shares will convert into an aggregate of 2,929,411 shares of our common stock, which means that the stockholder will have paid $7.33 per share.
(b)	Upon completion of this offering these shares will convert into an aggregate of 70,588 shares of our common stock, which means that the stockholder will have paid $7.33 per share.
(c)
At the time of the investment, we allocated $12.3 million to the note and $2.7 million to the Series Z preferred stock. Upon completion of this offering these shares will convert into an aggregate of 487,500 shares of our common stock, which means that the stockholder will have paid $5.50 per share.

Our senior subordinated notes bear interest at 12.5% per year. We have therefore paid J.H. Whitney Mezzanine Fund $1.9 million per year in interest during each year that the notes have been outstanding.

At the same time that we issued the Series B preferred stock described above to the affiliates of Whitney & Co., Richard Effress and William J. Kidd, among others, entered into a share transfer agreement with those affiliates of Whitney & Co. The share transfer agreement provides that in the event we:

•	sell all or substantially all of our assets;

•	liquidate;

•	undergo a change in control; or

•	complete an initial public offering of common stock that provides us with net proceeds of at least $40.0 million;

then, in each instance, Mr. Effress, Mr. Kidd and others may be required by the affiliates of Whitney & Co. to transfer to them a number of shares of common stock that, when added to the number of shares of Series B preferred stock owned by them (on an as-converted basis) would give the affiliates of Whitney & Co., a specified internal rate of return. In no event will Mr. Effress, Mr. Kidd and others transfer more than 1,500,000 shares of common stock to the affiliates of Whitney & Co. pursuant to the prior sentence. Based on an assumed initial public offering price of $16.00 per share, no transfer of shares will be required. The share transfer agreement will terminate following completion of this offering.

Series C Preferred Stock Issued to Related Parties

In October 2000, we issued the following securities:

Stockholder	Aggregate Investment	Series C Preferred Stock Received
• The 1818 Fund III, L.P.	• $35.0 million	• 35,000 shares of our Series C preferred stock
• Limited partnership controlled by Ross Manire	• $0.5 million	• 500 shares of our Series C preferred stock
• John Galiardo	• $0.2 million	• 200 shares of our Series C preferred stock
• Richard J. Effress	• $0.5 million	• 537.5 shares of our Series C preferred stock
• William J. Kidd, Carla G. Kidd, his wife, and various trusts for the benefit of their children	• $3.2 million	• 3,225 shares of our Series C preferred stock

Assuming that the initial public offering price is the midpoint of the price range on the cover of this prospectus (and subject to adjustment depending upon the initial public offering price of our common stock in this offering, as provided in the second paragraph under the caption “Description of Capital Stock — General”), the stockholders will have paid $12.31 per share of common stock and the shares issued to:

•	The 1818 Fund III will convert into an aggregate of 2,843,750 shares of our common stock;

•	the limited partnership controlled by Ross Manire will convert into an aggregate of 40,625 shares of our common stock;

•	John Galiardo will convert into an aggregate of 16,250 shares of our common stock;

•	Richard J. Effress will convert into an aggregate of 43,671 shares of our common stock; and

•	William J. Kidd, Carla G. Kidd and various trusts for the benefit of their children will convert into an aggregate of 262,031 shares of our common stock.

In June 2001, we issued an aggregate of 300 shares of our Series C preferred stock to a corporation controlled by Joseph Ciffolillo, a director, for aggregate consideration of $0.3 million. Assuming that the initial public offering price is the midpoint of the price range on the cover of this prospectus (and subject to adjustment depending upon the initial public offering price of our common stock in this offering, as provided in the second paragraph under the caption “Description of Capital Stock — General”), the shares issued to that corporation will convert into an aggregate of 24,375 shares of our common stock and it will have paid $12.31 per share of that common stock upon completion of this offering.

Series E Preferred Stock Issued to Related Parties

In connection without our issuance during December 2001 of an aggregate of 6,000 shares of our Series E preferred stock, together with warrants to purchase an aggregate of 200,000 shares of our common stock at $0.01 per share, we issued the following securities:

Stockholder	Aggregate Investment	Securities Received
• Ross Manire	• $0.5 million	• 500 shares of our Series E preferred stock, together with warrants to purchase an aggregate of 16,667 shares of common stock at $0.01 per share
• Carl Sloane	• $0.3 million	• 250 shares of our Series E preferred stock, together with warrants to purchase an aggregate of 8,333 shares of our common stock at $0.01 per share
• William J. Kidd, Carla G. Kidd, his wife, and various trusts for the benefit of their children	• $1.2 million	• 1,185 shares of our Series E preferred stock, together with warrants to purchase an aggregate of 39,500 shares of our common stock at $0.01 per share

The Series E preferred stock that we issued will not convert upon completion of this offering.

We used the proceeds of the issuance of our Series E preferred stock and warrants to finance our acquisition of HV Technologies.

At the same time we issued our Series E preferred stock, we obtained the consent of certain affiliates of Whitney & Co. to complete our acquisition of HV Technologies, amended certain of the financial covenants to which we were subject under an agreement we had with those affiliates in order to make the covenants less restrictive and agreed to register one-half of the Series Z preferred stock owned by Whitney Mezzanine Fund in this offering for sale upon exercise, if any, of the underwriters’ over-allotment option. In connection with that consent, we paid Whitney Mezzanine Fund a fee of $37,500, and we increased by $0.8 million the amount payable by us to Whitney Mezzanine Fund upon redemption of our 12.5% senior subordinated notes assuming that we redeem these notes by March 30, 2002.

Certain Services Provided to Us by Related Parties

During March 1999, Kidd & Company agreed to perform management and acquisition-related services for us until March 2006. In exchange for these services, we paid Kidd & Company a $2.0 million fee at inception and have agreed to pay an annual fee equal to $1.0 million plus a percentage of the aggregate consideration paid by us in future acquisitions. We have also agreed to reimburse Kidd & Company for the reasonable out-of-pocket costs and expenses that it incurs, and will indemnify Kidd & Company and its agents for damages that they suffer, in connection with providing these services. We paid Kidd & Company fees of $0.3 million, $1.1 and  $1.1 million under these agreements for the period ended July 1, 1999 and for the years ended July 1, 2000 and June 30, 2001, respectively, and $0.5 million for the six month period ended December 30, 2001.

During March 1999, Whitney Mezzanine Management Company, LLC, an affiliate of Whitney & Co., also agreed to perform management services for us until March 2006. In exchange for these services, we have agreed to pay Whitney Mezzanine Management Company an annual fee equal to the sum of $0.4 million plus a percentage of the aggregate consideration paid by us in connection with future acquisitions. We have also agreed to reimburse Whitney Mezzanine Management Company for the reasonable out-of-pocket costs and expenses that it incurs, and will indemnify Whitney Mezzanine Management Company and its agents for damages that they suffer, in connection with providing these services. We paid Whitney Mezzanine Management Company fees of $0.1 million,

$0.4 million and $0.5 million under this agreement for the period ended July 1, 1999 and for the years ended July 1, 2000 and June 30, 2001, respectively, and $0.2 million for the six-month period ended December 30, 2001.

We have not paid Kidd & Company or Whitney Mezzanine Management Company fees due to them under the agreements described above since the end of November 2001. Instead, with their consent, we accrued fees of $0.1 million and $0.1 million to Kidd & Company and Whitney Mezzanine Management Company, respectively, through December 2001. We expect to accrue an additional $0.4 million and $0.2 million to Kidd & Company and Whitney Mezzanine Management Company, respectively, prior to completion of this offering. All of these accrued and unpaid fees will be paid upon completion of this offering.

We entered into the agreements with Kidd & Company and Whitney Mezzanine Management Company when we began operations during March 1999. At that time, we had a limited amount of management support and relatively few staff to help us with matters such as budgeting, financial planning, implementation of our business plan and identification of candidates for senior management positions. Over time, we have developed additional internal resources, and our management believes that the services that Kidd & Company and Whitney Mezzanine Management Company agreed to perform for us are currently performed in-house or will not be required in the future. As a result, Kidd & Company agreed to terminate these agreements in exchange for a cash payment of $2.0 million upon completion of this offering, and Whitney Mezzanine Management Company agreed to terminate this agreement in exchange for a cash payment of $0.9 million upon completion of this offering.

Payment of Proceeds of this Offering to Related Parties
As described under the caption “Use of Proceeds,” we expect to pay a portion of the proceeds of this offering to related parties as follows:

Related Party	Amount of Payment	Purpose
• J.H. Whitney III, L.P. and Whitney Strategic Partners III, L.P.	• $3.9 million	• Accrued and unpaid dividends on our Series B preferred stock
• J.H. Whitney Mezzanine Fund, L.P.	• $16.2 million	• Redemption (with premium) on our $15.0 million senior subordinated promissory note
• Whitney Mezzanine Management Company, LLC	• $1.2 million	• Accrued and unpaid fees due under, and termination of, management agreement
• Ross Manire	• $0.5 million	• Redemption of our Series E preferred stock issued to finance our acquisition of HV Technologies, together with accrued and unpaid dividends thereon
• Carl Sloane	• $0.3 million	• Redemption of our Series E preferred stock issued to finance our acquisition of HV Technologies, together with accrued and unpaid dividends thereon
• Kidd & Company, LLC	• $2.5 million	• Accrued and unpaid fees due under, and termination of, management agreements
• William J. Kidd, Carla G. Kidd, his wife, and various trusts for the benefit of their children	• $1.3 million	• Redemption of our Series E preferred stock issued to finance our acquisition of HV Technologies, together with accrued and unpaid dividends thereon

Other Transactions with Related Parties

We lease our Brooklyn Park, Minnesota facility from the father of Wayne Kelly, a director, under two different leases that we entered into during March 1999. For the period from March 30, 1999 (inception) through July 3, 1999 and years ended July 1, 2000 and June 30, 2001, our rent payments under the leases were approximately $0.1 million, $0.4 million and $0.4 million, respectively, and we expect to pay $0.4 million in our fiscal year ending June 30, 2002. The leases expire at the end of March 2009 and provide for aggregate annual payments of $0.4 million through March 2005 and aggregate annual payments of $0.5 million from April 2005 through March 2009. We have recently been informed that the landlord is selling the property to an unaffiliated third party.

We have also entered into registration rights agreements with some of our principal stockholders as described under “Description of Capital Stock — Registration Rights.”

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information, as of March 4, 2002, regarding the beneficial ownership of:

•	our common stock by each person or group of affiliated persons that beneficially owns more than 5% of our outstanding common stock;

•	our common stock and our Series E preferred stock by each of our directors;

•	our common stock and our Series E preferred stock by each of our executive officers named in the Summary Compensation Table; and

•	our common stock and our Series E preferred stock by all of our directors and executive officers as a group.

Unless otherwise indicated below, all information assumes an initial public offering price of $16.00 per share, which is the midpoint of the price range on the cover of this prospectus, and the address for each listed director and executive officer is MedSource Technologies, Inc., 110 Cheshire Lane, Suite 100, Minneapolis, Minnesota 55305. We have determined beneficial ownership in accordance with the rules of the SEC and, as a result, include voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. The percentage of ownership of common stock for each stockholder is based on 17,029,924 shares of our common stock outstanding as of March 4, 2002 assuming the conversion of all outstanding convertible preferred stock and the exercise of the warrant described in the first paragraph after the table under “Prospectus Summary — The Offering,” but if the initial public offering price is at the high end of the price range on the cover of this prospectus, there will be 16,836,731 shares of our common stock outstanding prior to this offering and if the initial public offering price is at the low end of the price range on the cover of this prospectus, there will be 17,248,873 shares of our common stock outstanding prior to this offering. The percentage of ownership of Series E preferred stock for each stockholder is based on 6,000 shares of our Series E preferred stock outstanding as of March 4, 2002. The number of shares of our common stock outstanding used in calculating the percentage for each listed person includes the shares of our common stock underlying the options and warrants held by that person that are exercisable within 60 days following March 4, 2002. The number of shares of our common stock outstanding as of March 4, 2002 is subject to adjustment as described in the second paragraph under the caption “Description of Capital Stock — General.”

	Common Stock			Series E Preferred Stock
		Percentage of Shares Beneficially Owned			Percentage of Shares Beneficially Owned
Beneficial Owner	Number of Shares Beneficially Owned	Before Offering	After Offering	Number of Shares Beneficially Owned	Before Offering	After Offering
Richard Effress(a)(b)	646,321	3.8%	2.6%	—	—%	—%
Jim Drill(c)	110,000	*	*	—	—	—
Bill Ellerkamp(d)	20,000	*	*	—	—	—
Ralph Polumbo(e)	55,000	*	*	—	—	—
Rich Snider(f)	47,500	*	*	—	—	—
Joseph Ciffolillo(b)(g)	33,750	*	*	—	—	—
John Galiardo(b)(h)	29,375	*	*	—	—	—
Wayne Kelly(i)	60,932	*	*	—	—	—
William J. Kidd(b)(j)	2,675,808	15.7	10.9	1,185	19.8	19.8
T. Michael Long(k)	2,843,750	16.7	11.6	—	—	—
Ross Manire(b)(l)	66,666	*	*	500	8.3	8.3
Carl S. Sloane(m)	21,458	*	*	250	4.2	4.2
Funds affiliated with Whitney & Co.(n)(o)	3,487,499	20.5	14.2	—	—	—
The 1818 Fund III, L.P.(b)(p)	2,843,750	16.7	11.6	—	—	—

	Common Stock			Series E Preferred Stock
		Percentage of Shares Beneficially Owned			Percentage of Shares Beneficially Owned
Beneficial Owner	Number of Shares Beneficially Owned	Before Offering	After Offering	Number of Shares Beneficially Owned	Before Offering	After Offering
Carla G. Kidd(b)(q)	2,675,808	15.7	10.9	1,185	19.8	19.8
Edward R. Mandell, as trustee(r)	969,067	5.7	4.0	861	14.4	14.4
All directors and executive officers as a group (15 persons)(b)(s)	6,684,727	38.0	26.6	1,435	23.9	23.9
Selling stockholders(t):				—	—	—
J.H. Whitney Mezzanine Fund, L.P.(o)	487,500	2.9	2.0	—	—	—
German American Capital Corporation(u)	162,500	*	*	—	—	—

*	Represents less than 1% of our outstanding common stock.
(a)
Includes (1) 150,000 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of March 4, 2002; (2) 43,671 shares of our common stock issuable upon conversion of 537.5 shares of our Series C preferred stock (however, the Series C preferred stock will convert into 41,102 shares of our common stock if the initial public offering price is at the high end of the price range on the cover of this prospectus and 46,583 shares of our common stock if the initial public offering price is at the low end of the price range on the cover of this prospectus); and (3) 3,724 shares of our common stock owned by a trust established for the benefit of Mr. Effress’s current and future children, as to which Mr. Effress disclaims beneficial ownership.

(b)
The number of shares of our common stock issuable upon conversion of our Series C preferred stock is subject to adjustment depending on the initial public offering price of our common stock, as discussed in the second paragraph under the caption “Description of Capital Stock — General.”

(c)	Includes 105,000 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of March 4, 2002.
(d)	Includes 19,384 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of March 4, 2002.
(e)	Includes 50,000 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of March 4, 2002.
(f)	Includes 40,000 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of March 4, 2002.
(g)
Includes (1) 9,375 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of March 4, 2002; and (2) 24,375 shares of our common stock issuable upon conversion of 300 shares of our Series C preferred stock (however, the Series C preferred stock will convert into 22,941 shares of our common stock if the initial public offering price is at the high end of the price range on the cover of this prospectus and 26,000 shares of our common stock if the initial public offering price is at the low end of the price range on the cover of this prospectus).

(h)
Includes (1) 13,125 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of March 4, 2002; and (2) 16,250 shares of our common stock issuable upon conversion of 200 shares of our Series C preferred stock (however, the Series C preferred stock will convert into 15,294 shares of our common stock if the initial public offering price is at the high end of the price range on the cover of this prospectus and 17,333 shares of our common stock if the initial public offering price is at the low end of the price range on the cover of this prospectus).

(i)	Includes 37,500 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of March 4, 2002.
(j)
Includes (1) 70,078 shares of our common stock issuable upon conversion of 862.5 shares of our Series C preferred stock (however, the Series C preferred stock will convert into 65,955 shares of our common stock if the initial public offering price is at the high end of the price range on the cover of this prospectus and 74,750 shares of our common stock if the initial public offering price is at the low end of the price range on the cover of this prospectus) that are owned directly by Mr. Kidd; (2) 70,078 shares of our common stock issuable upon conversion of 862.5 shares of our Series C preferred stock (however, the Series C preferred stock will convert into 65,955 shares of our common stock if the initial public offering price is at the high end of the price range on the cover of this prospectus and 74,750 shares of our common stock if the initial public offering price is at the low end of the price range on the cover of this prospectus) that are owned by Mr. Kidd’s wife; (3) 1,233 shares of our common stock issuable upon exercise of a warrant owned by Mr. Kidd; (4) 9,566 shares of our common stock issuable upon exercise of a warrant owned by Mr. Kidd’s wife; (5) 287 shares of our Series E preferred stock owned by Mr. Kidd’s wife; (6) 965,343 shares of our common stock owned by various trusts established for the benefit of Mr. Kidd’s children (of which 121,875 shares of our common stock are issuable upon conversion of 1,500 shares of our Series C preferred stock (however, the Series C preferred stock will convert into 114,705 shares of our common stock if the initial public offering price is at the high end of the price range on the cover of this prospectus and 130,000 shares of our common stock if the initial public offering price is at the low end of the price range on the cover of this prospectus) and 28,698 shares of our common stock are issuable upon exercise of warrants); and (7) 861 shares of our Series E preferred stock owned by various trusts established for the benefit of Mr. Kidd’s children. Mr. Kidd disclaims beneficial ownership of the shares owned by the foregoing trusts.

(k)
Mr. Long, a general partner of Brown Brothers Harriman & Co., which is the general partner of The 1818 Fund III, L.P., may be deemed to be the beneficial owner of shares held of record by The 1818 Fund III, L.P. due to his role as co-manager of The 1818 Fund III, L.P. Mr. Long disclaims beneficial ownership of the shares beneficially owned by The 1818 Fund III, L.P., except to the extent of his pecuniary interest therein.

(l)
Includes (1) 9,375 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of March 4, 2002; (2) 40,625 shares of our common stock issuable upon conversion of 500 shares of our Series C preferred stock (however, the Series C preferred stock will convert into 38,235 shares of our common stock if the initial public offering price is at the high end of the price range on the cover of this prospectus and 43,333 shares of our common stock if the initial public offering price is at the low end of the price range on the cover of this prospectus), which are beneficially owned by Manire Limited Partnership; and (3) 16,666 shares of our common stock issuable upon exercise of a warrant. Mr. Manire is a director and officer of Odyssey Corp., the general partner of Manire Limited Partnership.

(m)
Includes (1) 13,125 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of March 4, 2002 and (2) 8,333 shares of our common stock issuable upon exercise of a warrant.

(n)
Represents 2,929,412 shares of our common stock owned by J.H. Whitney III, L.P., 70,588 shares owned by Whitney Strategic Partners III, L.P. and 487,500 shares owned by J.H. Whitney Mezzanine Fund, L.P. J.H. Whitney Equity Partners III, LLC is the general partner of J.H. Whitney III and Whitney Strategic Partners III and has voting and investment power over their shares. Whitney GP, LLC is the general partner of Whitney Mezzanine Fund and has voting and investment power over its shares. Each of these funds is affiliated with Whitney & Co., LLC. Peter M. Castleman, Michael R. Stone, William Laverack, Jr., Jeffrey R. Jay, Daniel J. O’Brien, James H. Fordyce and Joseph D. Carrabino, Jr. are managing members of J.H. Whitney Equity Partners III, LLC and Whitney GP, L.L.C. Accordingly, they may be deemed to share beneficial ownership of the shares beneficially owned by J.H. Whitney III, Whitney Strategic Partners III and Whitney Mezzanine Fund, although they disclaim this beneficial ownership except to the extent of their pecuniary interest in J.H. Whitney III, Whitney Strategic Partners III and Whitney Mezzanine Fund.

(o)
If the underwriters exercise the over-allotment option in full, Whitney Mezzanine Fund will beneficially own 243,750 shares, or less than one percent of our common stock after this offering. The address of each beneficial owner is 177 Broad Street, Stamford, Connecticut 06901.

(p)
Represents shares owned of record by The 1818 Fund III, L.P. Brown Brothers Harriman & Co. is the general partner of The 1818 Fund III. Includes 2,843,750 shares of common stock issuable upon conversion of 35,000 shares of our Series C preferred stock (however, the Series C preferred stock will convert into 2,676,470 shares of our common stock if the initial public offering price is at the high end of the price range on the cover of this prospectus and 3,033,333 shares of our common stock if the initial public offering price is at the low end of the price range on the cover of this prospectus). Mr. Long and Michael C. Tucker are partners of Brown Brothers Harriman & Co. and have the power to vote and dispose of these shares, but each disclaims beneficial ownership except to the extent of his pecuniary interest. The address of each beneficial owner is 59 Wall Street, New York, New York 10005.

(q)
Includes (1) 70,078 shares of our common stock issuable upon conversion of 862.5 shares of our Series C preferred stock (however, the Series C preferred stock will convert into 65,955 shares of our common stock if the initial public offering price is at the high end of the price range on the cover of this prospectus and 74,750 shares of our common stock if the initial public offering price is at the low end of the price range on the cover of this prospectus); (2) 70,078 shares of our common stock issuable upon conversion of 862.5 shares of our Series C preferred stock (however, the Series C preferred stock will convert into 65,955 shares of our common stock if the initial public offering price is at the high end of the price range on the cover of this prospectus and 74,750 shares of our common stock if the initial public offering price is at the low end of the price range on the cover of this prospectus) that are owned by Mrs. Kidd’s husband; (3) 9,566 shares of our common stock issuable upon exercise of a warrant owned by Mrs. Kidd; (4) 1,233 shares of our common stock issuable upon exercise of a warrant owned by Mrs. Kidd’s husband; (5) 37 shares of our Series E preferred stock owned by Mrs. Kidd’s husband; (6) 965,343 shares of our common stock owned by various trusts established for the benefit of Mrs. Kidd’s children (of which 121,875 shares of our common stock are issuable upon conversion of 1,500 shares of our Series C preferred stock (however, the Series C preferred stock will convert into 114,705 shares of our common stock if the initial public offering price is at the high end of the price range on the cover of this prospectus and 130,000 shares of our common stock if the initial public offering price is at the low end of the price range on the cover of this prospectus) and 28,698 shares of our common stock are issuable upon exercise of warrants); and (7) 861 shares of our Series E preferred stock owned by various trusts established for the benefit of Mrs. Kidd’s children. Mrs. Kidd disclaims beneficial ownership of the shares owned by these trusts. Mrs. Kidd’s address is c/o Kidd & Company, LLC, Three Pickwick Plaza, Greenwich, Connecticut 06830.

(r)
Represents shares owned by trusts established for the benefit of Mr. and Mrs. Kidd’s children, which includes 121,875 shares of our common stock issuable upon conversion of 1,500 shares of our Series C preferred stock (however, the Series C preferred stock will convert into 114,705 shares of our common stock if the initial public offering price is at the high end of the price range on the cover of this prospectus and 130,000 shares of our common stock if the initial public offering price is at the low end of the price range on the cover of this prospectus) and 28,698 shares of our common stock issuable upon exercise of warrants. Also represents 3,724 shares owned by a trust established for the benefit of Mr. Effress’s current and future children. The address of Mr. Mandell is c/o Jenkens & Gilchrist Parker Chapin LLP, 405 Lexington Avenue, New York, New York 10174.

(s)
Includes (1) 521,051 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of March 4, 2002; (2) 3,230,702 shares of common stock issuable upon conversion of 39,762 shares of our Series C preferred stock (however, the Series C preferred stock will convert into 3,040,657 shares of our common stock if the initial public offering price is at the high end of the price range on the cover of this prospectus and 3,446,082 shares of our common stock if the initial public offering price is at the low end of the price range on the cover of this prospectus); and (3) 64,496 shares of our common stock issuable upon exercise of warrants.

(t)
As part of the underwriters’ over-allotment option, Whitney Mezzanine Fund and German American Capital, or GACC, have agreed to sell up to 243,750 and 81,250 shares of our common stock, respectively, to the underwriters for the purpose of covering over-allotments at the price offered to the public less underwriting discounts and commissions.

(u)
If the underwriters exercise the over-allotment option in full, GACC will beneficially own 81,250 shares, or less than one percent, of our common stock after the completion of this offering. Douglas R. Barnard, Richard W. Ferguson, Donna M. Milrod, Eric Schwartz and Jon Vaccaro are the directors of GACC, and Ms. Milrod and Mr. Ferguson are the officers of GACC. Accordingly, they may be deemed to share beneficial ownership of the shares owned by GACC, although they disclaim this beneficial ownership except to the extent of their pecuniary interest in GACC.

The selling stockholders acquired an aggregate of 65,000 shares of our Series Z preferred stock in the ordinary course of business on March 30, 1999 at the same time they acquired $20.0 million of our 12.5% senior subordinated promissory notes due 2008. By agreement of the selling stockholders, the Series Z preferred stock will convert into an aggregate of 650,000 shares of our common stock upon completion of this offering. Since March 1999, we have not had any transactions with the selling stockholders, other than the payment of interest under the notes and the negotiation of amendments to certain financial covenants that the notes required us to observe.

At the time the selling stockholders acquired the shares of Series Z preferred stock, they did not have any direct or indirect agreements or understandings with any person to distribute the securities.

DESCRIPTION OF CAPITAL STOCK

General

Immediately following the closing of this offering, our authorized capital stock will consist of 70,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share, of which 6,000 shares are designated Series E preferred stock and 4,000 shares are designated Series F preferred stock. As of March 4, 2002, there were outstanding 6,080,380 shares of common stock held of record by 64 stockholders, options and warrants to purchase an aggregate of 3,288,497 shares of common stock, 6,000 shares of Series E preferred stock held of record by 28 stockholders and 4,000 shares of Series F preferred stock held of record by one stockholder. We expect to use a portion of the proceeds of this offering to redeem our Series E preferred stock before December 31, 2002 and our Series F preferred stock within 45 days after we complete this offering.

Our Series C preferred stock converts into a number of shares of common stock that depends upon the initial public offering price of our common stock in this offering. We issued 40,000 shares of our Series C preferred stock during October 2000 and an additional 300 shares of our Series C preferred stock during April 2000. Dividends on our Series C preferred stock accrued at an annual rate of 6% of the liquidation preference of $1,000 per share, compounded quarterly, from the date of issuance until October 25, 2001 and accrue at an annual rate of 8% of the liquidation preference of $1,000 per share, compounded quarterly, from and after October 25, 2001. Each share of Series C preferred stock converts into a number of shares of our common stock equal to the liquidation preference per share of $1,000 plus accrued and unpaid dividends divided by a conversion price of $15.00. If the value of the number of shares of our common stock into which each share of our Series C preferred stock converts upon completion of this offering (valued at the initial public offering price of our common stock in this offering) is less than $1,300, then the holder of each share of our Series C preferred stock will upon conversion thereof receive a number of additional shares of our common stock so that the aggregate value of the number of shares of our common stock received upon conversion of each share of our Series C preferred stock is $1,300. However, in no event will we adjust the conversion price to an amount less than $11.25. As a result, if this offering was completed as of March 4, 2002, we would, in no event, be required to issue more than 3,908,726 shares of our common stock upon conversion of all of our outstanding Series C preferred stock, without giving effect to the exercise of our outstanding warrant to purchase 525 shares of our Series C preferred stock.

All of our Series A, Series B, Series C and Series D preferred stock, which will convert into common stock as described in the first paragraph after the table under the caption “Summary — The Offering”, have been accumulating dividends since issuance. As of December 30, 2001, we had accumulated and unpaid dividends of $6.4 million, $4.3 million, $3.2 million and $2.1 million on the Series A, Series B, Series C and Series D preferred stock, respectively. Since Series A preferred stock is not mandatorily redeemable and the accrued dividends on the Series A preferred stock have not been declared, we did not accrue any amount with respect to those dividends on our financial statements. We will pay an aggregate of $4.3 million out of the proceeds of this offering to the holders of our Series B preferred stock when it converts. As described in the prior paragraph, the number of shares of common stock that will be received by the holders of our Series C preferred stock when it converts is based upon the amount of accrued and unpaid dividends owed to those holders. Accrued and unpaid dividends outstanding on our Series A and Series D preferred stock will be extinguished when they convert.

Common Stock

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Our board of directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any additional preferred stock following this offering.

The holders of our Series E preferred stock are entitled to cumulative dividends at the annual rate of $60 per share during the first year from issuance, payable at the discretion of our board of directors, and will be entitled to $160 per share on a retroactive basis after the first anniversary of issuance. Upon our liquidation, before any payment on any class or series of our capital stock that ranks junior as to liquidation to the Series E preferred stock, the holders of shares of Series E preferred stock are entitled to receive, for each share of Series E preferred stock, cash in an amount equal to the original issuance price of the Series E preferred stock plus all accumulated but unpaid dividends thereon. Our Series E preferred stock has the same preference as our Series F preferred stock with respect to liquidation. The holder of each share of the Series E preferred stock has a limited right to convert only during the 20 day period following our change of control into the number of shares of our common stock that have an aggregate market value at the time of conversion equal to $1,000 per share of Series E preferred stock plus all accrued and unpaid dividends. Holders of shares of our Series E preferred stock are entitled to vote on any matter on which the holders of common stock are entitled to vote, except for the election of directors. On any matter on which the holders of our Series E preferred stock are entitled to vote, they are entitled to cast a number of votes equal to the number of shares of common stock issuable upon exercise of the warrants that were issued to them when they acquired the Series E preferred stock. We may, at our option, at any time, redeem our Series E preferred stock for an amount equal to the original issuance price of the Series E preferred stock plus all accumulated but unpaid dividends thereon.

The holders of our Series F preferred stock are entitled to cumulative dividends at the annual rate of $60 per share during the first year from issuance, payable at the discretion of our board of directors, and will be entitled to $160 per share on a retroactive basis after the first anniversary of issuance. Upon our liquidation, before any payment on any class or series of our capital stock that ranks junior as to liquidation to the Series F preferred stock, the holders of shares of Series F preferred stock are entitled to receive, for each share of Series F preferred stock, cash in an amount equal to the original issuance price of the Series F preferred stock plus all accumulated but unpaid dividends thereon. Our Series F preferred stock has the same preference as our Series E preferred stock with respect to liquidation. The holder of each share of the Series F preferred stock has a limited right to convert only during the 20 day period following our change of control into the number of shares of our common stock that have an aggregate market value at the time of conversion equal to $1,000 per share of Series E preferred stock plus all accrued and unpaid dividends. Holders of shares of our Series F preferred stock are not entitled to vote on any matter, except as required by law. We may, at our option, at any time, redeem our Series F preferred stock for an amount equal to the original issuance price of the Series F preferred stock plus all accumulated but unpaid dividends thereon.

Warrants

The holders of our Series E preferred stock have been granted warrants to purchase an aggregate of 200,000 shares of our common stock at $0.01 per share. The warrants entitle the holders thereof to purchase an additional 45,000 shares on each of the first five anniversaries of the date of issuance of the Series E preferred stock that the Series E preferred stock remains outstanding. We intend to use a portion of the proceeds of this offering to redeem the Series E preferred stock by December 31, 2002, which is prior to the first anniversary of the date of its issuance.

Registration Rights

The holders of 10,947,372 shares of our common stock, subject to adjustment depending upon the number of shares of our common stock issued upon conversion of our Series C preferred stock, have the right to require us to register those shares under the Securities Act 180 days following this offering if:

•
the holders of at least 50% of the shares from either of two groups that are party to a registration rights agreement that we entered into in March 1999 make the request to register at least 25% of those shares; or

•	the holders of at least 25% of the shares that were party to a registration rights agreement that we entered into in October 2000 make the request.

If on the first anniversary of the date on which the holders who are party to the March 1999 registration rights agreement could require us to register shares under the Securities Act, those holders have not required us to effect a registration in which Indosuez MST Partners, which holds Series B preferred stock that will convert into common stock upon completion of this offering, could participate, then Indosuez MST Partners has the right to require us to register 327,280 shares under the Securities Act.

If we register any of our common stock for our own account or for the account of any of our security holders following this offering, the holders described in the two paragraphs above and the holders of an additional 5,539,141 shares of our common stock and the holders of 200,000 shares of our common stock issuable upon exercise of warrants are generally entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering under certain circumstances. Furthermore, the holders of all of the foregoing shares may require us to register their shares on a Form S-3 registration statement when we are eligible to use a Form S-3.

We will bear all fees, costs and expenses of any registration statement filed in accordance with the terms of the registration rights agreements described above, other than underwriting discounts and commissions.

Delaware Anti-Takeover Law and Charter Provisions

Provisions in our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions allow us to issue preferred stock without any vote or further action by the stockholders, require advance notification of stockholder meetings and nominations of candidates for election as directors, provide for a classified board of directors, limit our board to ten directors unless increased by a two-thirds vote of the board, prohibit stockholders from calling a special meeting and require a two-thirds vote of our stockholders to amend any of the foregoing provisions. These provisions may make it more difficult for stockholders to take corporate actions and could have the effect of delaying or preventing a change in control.

In addition, we are subject to Section 203 of the Delaware General Corporation Law. This law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless any of the following conditions are met. First, this law does not apply if prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. Second, the law does not apply if upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and those shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer. Third, the law does not apply if, at or after the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be U.S. Bank, N.A. The transfer agent’s telephone number is (800) 637-7549.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock.

Upon completion of this offering, we will, subject to adjustment depending upon the number of shares of our common stock issued upon conversion of our Series C preferred stock, have outstanding an aggregate of 24,529,924 shares of common stock, assuming no exercise of options after                , 2002. Of these shares, the 7,500,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by “affiliates” of MedSource as that term is defined in Rule 144 under the Securities Act and except for any shares purchased in the directed share program, which will be subject to a “lock-up” for a period of 180 days for MedSource employees and persons who have executed a lock-up agreement in connection with this offering and 30 days for all other people. Shares purchased by affiliates may generally only be sold pursuant to an effective registration statement under the Securities Act or in compliance with limitations of Rule 144 as described below.

The remaining 17,029,924 shares of our common stock held by existing stockholders, subject to adjustment depending upon the number of shares of our common stock issued upon conversion of our Series C preferred stock, were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. 17,024,524 of these shares will be subject to “lock-up” agreements providing that the stockholders will not offer, sell or otherwise dispose of any of the shares of common stock owned by them for a period of 180 days after the date of this prospectus. Morgan Stanley & Co. Incorporated, however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. The 17,029,924 shares will become eligible for sale as follows:

Date Available for Resale	Shares Eligible For Sale	Comment
Immediately	5,000	Shares not subject to lock-up agreements
90 days ( , 2002)	400	Shares not subject to lock-up and salable under Rule 701
180 days ( , 2002)	16,200,302	Lock-up released, shares salable under Rules 144 (subject, in some instances, to volume limitations) and 701
January 4, 2003	824,222	Shares saleable under Rule 144 (subject, in some instances, to volume limitations)

Immediately after the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our stock plans and our stock purchase plan. Based upon the number of shares subject to outstanding options as of March 4, 2002 and currently reserved for issuance under our stock plans and stock purchase plan, this registration statement would cover 5,151,551. Shares registered under the registration statement will generally be available for sale in the open market immediately after the 180 day lock-up agreements expire (            , 2002) or earlier in the sole discretion of Morgan Stanley & Co. Incorporated.

Also beginning six months after the date of this offering, holders of 17,013,793 shares of our common stock, including shares issuable upon conversion of preferred stock and exercise of warrants, will be entitled to rights with respect to registration of these shares for sale in the public market. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration.

Rule 144

In general, under Rule 144 as currently in effect, beginning 180 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year from the later of the date these shares were acquired from us or from one or our affiliates would be entitled to sell in “broker’s transactions” or to market makers, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding (which will equal approximately 245,230 shares immediately after this offering); or

•
the average weekly trading volume of our common stock as reported through Nasdaq’s automated quotation system during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are generally subject to the availability of current public information about MedSource.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, in the case of affiliates, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, holding period, volume limitation or notice filing requirements of Rule 144.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., First Union Securities, Inc. and Thomas Weisel Partners LLC are acting as representatives, have severally agreed to purchase, and MedSource has agreed to sell to them, severally, the number of shares indicated below:

Underwriter	Number of Shares
Morgan Stanley & Co. Incorporated
Bear, Stearns & Co. Inc.
First Union Securities, Inc.
Thomas Weisel Partners LLC.

Total	7,500,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares from MedSource and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $            a share under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $            a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

MedSource and two selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 800,000, 243,750 and 81,250 additional shares, respectively, of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be $            , the total underwriters’ discounts and commissions would be $        , the total proceeds to MedSource would be $            and the total proceeds to the selling stockholders would be $                .

The underwriters have informed MedSource that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

We have applied for quotation of our common stock on the Nasdaq National Market under the symbol “MEDT.”

MedSource, each of its directors, executive officers and certain stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in this paragraph do not apply to:

•	the sale of shares to the underwriters;

•
the issuance by MedSource of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

•	transactions by any person other than MedSource relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is “covered” if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a “naked” short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of the common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilizaion transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

It is anticipated that Morgan Stanley DW Inc., an affiliate of Morgan Stanley & Co. Incorporated, through Morgan Stanley Online, its online service, may be a member of the syndicate and engage in electronic offers, sales and distribution of the shares being offered. A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead manager to underwriters that may make Internet distributions on the same basis as other allocations.

First Union Securities, Inc., one of the underwriters, is an indirect, wholly-owned subsidiary of Wachovia Corporation. Wachovia Corporation conducts its investment banking, institutional and capital markets businesses through its various bank, broker-dealer and nonbank subsidiaries (including First Union Securities, Inc.) under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus, however, do not include Wachovia Securities, Inc., member NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and an affiliate of First Union Securities, Inc., which may or may not be participating as a selling dealer in the distribution of the securities offered by this prospectus.

First Union Securities, Inc. is acting as the lead arranger for the structuring, arranging and syndication of our new senior credit facility. First Union National Bank, an affiliate of First Union Securities, Inc., will also act as the administrative agent and may act as lender for this new credit facility. MedSource believes that the fees and commissions payable with respect to the new credit facility are customary for borrowers with a credit profile similar to ours, for a similar size financing and for borrowers in our industry,

Thomas Weisel Partners LLC served as placement agent with respect to our offering of our Series C preferred stock in October 2000 and received a customary placement fee consisting of $2.1 million in cash and a warrant to purchase 525 shares of our Series C preferred stock.

MedSource and the selling stockholders, on the one hand, and the underwriters, on the other hand, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Directed Share Program

At the request of MedSource, the underwriters have reserved for sale, at the initial offering price, up to 525,000 shares offered by this prospectus for directors, officers, employees, business associates, and other persons selected by officers of MedSource. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus.

Reserved shares purchased by persons subject to the lock-up agreements described above will be subject to those agreements. Other recipients of reserved shares who are employees will agree not to sell, transfer, assign, pledge or hypothecate these shares for a period of 180 days following the effective date of the registration statement and all other recipients of reserved shares will agree not to sell, transfer, assign, pledge or hypothecate these shares for a period of 30 days following the effective date of the registration statement.

Pricing of the Offering

Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between MedSource and the representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of MedSource and its industry in general, sales, earnings and certain other financial operating information of MedSource in recent periods, and the price-earnings ratios, price-cash flows, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of MedSource. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for MedSource by Jenkens & Gilchrist Parker Chapin LLP, New York, New York. A member of that firm is the trustee of various trusts that own an aggregate of 969,067 shares of our common stock and, as a result, has the power to vote and dispose of those shares. Ropes & Gray, Boston, Massachusetts, will pass upon legal matters relating to this offering for the underwriters.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at July 1, 2000 and June 30, 2001, and for the three-month period from March 30, 1999 (Inception) through July 3, 1999 and the years ended July 1, 2000 and June 30, 2001, as set forth in their report. We included our consolidated financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The financial statements of ACT Medical, Inc. as of December 29, 2000 and for the period from January 1, 2000 to December 29, 2000, appearing in this prospectus and elsewhere in the registration statement have been audited by Grant Thornton LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

Bertram, Vallez, Kaplan & Talbot, Ltd., independent auditors, have audited the financial statements and schedule of Kelco Industries, Inc. at March 30, 1999, and for the period from May 1, 1998 through March 30, 1999, as set forth in their report. We included the Kelco Industries, Inc. financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Bertram, Vallez, Kaplan & Talbot, Ltd.’s report, given on their authority as experts in accounting and auditing.

James F. Yochum, CPA, independent auditor, has audited the financial statements of W.N. Rushwood, Inc. (d/b/a Hayden Precision Industries) at December 31, 1998 and March 30, 1999, and for the year ended December 31, 1998 and the three-month period ended March 30, 1999, as set forth in his report. We included the W.N. Rushwood, Inc. (d/b/a Hayden Precision Industries) financial statements in the prospectus and elsewhere in the registration statement in reliance on James F. Yochum’s report, given on his authority as an expert in accounting and auditing.

Ernst & Young LLP, independent auditors, have audited the financial statements of National Wire and Stamping, Inc. at December 31, 1998 and March 30, 1999, and for the year ended December 31, 1998 and the three-month period ended March 30, 1999, as set forth in their report. We included the National Wire and Stamping, Inc. financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent auditors, have audited the financial statements and schedule of The MicroSpring Company, Inc. at March 30, 1999, and for the three-month period ended March 30, 1999, as set forth in their report. We included The MicroSpring Company, Inc. financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The financial statements and schedule of The MicroSpring Company, Inc as of December 31, 1998, and for the year then ended included in this prospectus of MedSource Technologies, Inc., have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP, independent auditors, have audited the financial statements of Portlyn Corporation at December 31, 1998 and March 30, 1999, and for the year ended December 31, 1998 and for the three-month period ended March 30, 1999, as set forth in their report. We included the Portlyn Corporation financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent auditors, have audited the financial statements and schedule of Texcel, Inc. at December 31, 1998 and March 30, 1999, and for the year ended December 31, 1998 and the three-month period ended March 30, 1999, as set forth in their report. We included the Texcel, Inc. financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. You should read the documents filed with the SEC as exhibits to the registration statement for a more complete description of the matter involved.

We will be filing quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC at Room 1300, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

MEDSOURCE TECHNOLOGIES, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND PREDECESSOR COMPANY FINANCIAL STATEMENTS

Consolidated Financial Statements of MedSource
Report of Independent Auditors	F-3
Consolidated Balance Sheets as of July 1, 2000 and June 30, 2001 and Unaudited Balance
Sheet as of December 30, 2001	F-4
Consolidated Statements of Operations for the Period from March 30, 1999 (Inception) through
July 3, 1999, the Year Ended July 1, 2000 and the Year Ended June 30, 2001 and Unaudited
Consolidated Statements of Operations for the Six-Month Periods Ended December 30,
2000 and 2001	F-5
Consolidated Statement of Changes in Mandatory Redeemable Convertible Stock and
Stockholders’ Equity (Deficit) for the Period from March 30, 1999 (Inception) through July 3,
1999, the Year Ended July 1, 2000 and the Year Ended June 30, 2001 and Unaudited
Statement of Changes in Mandatory Redeemable Convertible Stock and
Stockholders’ Equity (Deficit) for the Six-Month Period Ended December 30, 2001	F-6
Consolidated Statements of Cash Flows for the Period from March 30, 1999 (Inception) through
July 3, 1999, the Year Ended July 1, 2000 and the Year Ended June 30, 2001 and Unaudited
Statements of Cash Flows for the Six-Month Periods Ended December 30, 2000 and 2001	F-8
Notes to Consolidated Financial Statements	F-9

ACT Medical, Inc. Financial Statements
Report of Independent Certified Public Accountants	F-31
Balance Sheet as of December 29, 2000	F-32
Statement of Operations for the Period from January 1, 2000 to December 29, 2000	F-33
Statement of Stockholders’ Equity for the Period from January 1, 2000 to December 29, 2000	F-34
Statement of Cash Flows for the Period from January 1, 2000 to December 29, 2000	F-35
Notes to Financial Statements	F-36
Financial Statements of Predecessor Companies:

Kelco Industries, Inc. Financial Statements
Report of Independent Accountants	F-43
Balance Sheet as of March 30, 1999	F-44
Statement of Income for the Period from May 1, 1998 through March 30, 1999	F-45
Statement of Changes in Stockholders’ Equity for the Period from May 1, 1998 through
March 30, 1999	F-46
Statement of Cash Flows for the Period from May 1, 1998 through March 30, 1999	F-47
Notes to Financial Statements	F-48

W.N. Rushwood, Inc. (d/b/a Hayden Precision Industries) Financial Statements
Report of Independent Auditors	F-51
Balance Sheets as of December 31, 1998 and March 30, 1999	F-52
Statements of Income and Retained Earnings for the Year Ended December 31, 1998 and
the Three-Month Period Ended March 30, 1999	F-53
Statement of Cash Flows for the Year Ended December 31, 1998 and the Three-Month
Period Ended March 30, 1999	F-54
Notes to Financial Statements	F-55

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
MedSource Technologies, Inc.

We have audited the accompanying consolidated balance sheets of MedSource Technologies, Inc. and subsidiaries as of July 1, 2000 and June 30, 2001 and the related consolidated statements of operations, changes in mandatory redeemable convertible stock and stockholders’ equity (deficit), and cash flows for the period from March 30, 1999 (inception) through July 3, 1999 and for the years ended July 1, 2000 and June 30, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MedSource Technologies, Inc. and subsidiaries at July 1, 2000 and June 30, 2001, and the consolidated results of their operations and their cash flows for the period from March 30, 1999 (inception) through July 3, 1999 and for the years ended July 1, 2000 and June 30, 2001, in conformity with accounting principles generally accepted in the United States.

/s/    Ernst & Young LLP
Minneapolis, Minnesota
August 3, 2001

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Amounts)

	July 1, 2000	June 30, 2001	December 30, 2001
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,210	$20,289	$13,317
Accounts and notes receivable (net of allowances of $427 at 2000, $596 at 2001 and $804 at December 30, 2001)	14,227	21,504	21,313
Inventories	10,953	13,350	16,548
Prepaid expenses and other current assets	892	3,099	3,515
Deferred income taxes	621	1,335	1,335

Total current assets	28,903	59,577	56,028
Property, plant, and equipment, net	34,956	38,873	40,219
Goodwill, net	42,961	62,210	96,813
Other identifiable intangible assets, net	35,508	39,035	4,263
Deferred financing costs	4,028	3,386	3,022
Interest escrow fund	4,349	1,849	599
Other assets	1,017	370	390

Total assets	$151,722	$205,300	$201,334

Liabilities, mandatory redeemable convertible stock, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$3,665	$8,691	$7,019
Accrued compensation and benefits	5,767	6,341	5,166
Other accrued expenses	5,199	5,784	3,999
Reserve for restructuring	—	5,928	5,809
Current portion of long-term debt	9,545	7,215	8,119

Total current liabilities	24,176	33,959	30,112
Long-term debt, less unamortized discount and current portion	89,108	82,329	78,237
Deferred income taxes	621	1,335	1,335
Other long-term liabilities	452	2,071	2,889
Mandatory redeemable convertible stock:
6% Series B preferred stock, par value $0.01 per share: Authorized shares—400,000 Issued and outstanding shares—332,728 at 2000, 2001 and December 30, 2001	22,293	26,289	27,252
6% Series C preferred stock, par value $0.01 per share: Authorized shares—52,029 Issued and outstanding shares— -0- at 2000 and 40,300 at 2001 and December 30, 2001	—	39,190	40,949
6% Series D preferred stock, par value $0.01 per share: Authorized shares—43,000 Issued and outstanding shares— -0- shares at 2000, 35,165 at 2001 and 35,391 at December 30, 2001	—	33,388	34,884
Stockholders’ equity (deficit):
Preferred stock, par value $0.01 per share: Authorized shares—1,000,000	—	—	—
Series A convertible preferred stock, par value $0.01 per share: Authorized shares—100,000 Issued and outstanding shares—38,370 at 2000, 2001 and December 30, 2001	—	—	—
Series E preferred stock, par value $0.01 per share: Authorized shares—6,000 Issued and outstanding shares— -0- shares at 2000, 2001 and 5,500 at December 30, 2001	—	—	—
Series Z convertible preferred stock, par value $0.01 per share: Authorized shares—65,000 Issued and outstanding shares—65,000 at 2000, 2001 and December 30, 2001	1	1	1
Common stock, par value $0.01 per share: Authorized shares—40,000,000 Issued and outstanding shares—5,235,450 at 2000, 5,255,758 at 2001 and 5,256,158 at December 30, 2001	52	52	53
Additional paid-in capital	33,591	33,875	39,380
Accumulated other comprehensive loss	—	(1,560)	(2,407)
Accumulated deficit	(18,572)	(45,415)	(51,208)
Unearned compensation	—	(214)	(143)

Total stockholders’ equity (deficit)	15,072	(13,261)	(14,324)

Total liabilities, mandatory redeemable convertible stock, and stockholders’ equity (deficit)	$151,722	$205,300	$201,334

See accompanying notes.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
`(In Thousands, Except Share and Per Share Amounts)

	Period From March 30, 1999 (Inception) Through July 3, 1999	Year Ended		Six Months Ended December 30,
		July 1, 2000	June 30, 2001	2000	2001
				(Unaudited)
Revenues	$21,968	$89,352	$128,462	$55,491	$72,155
Cost and expenses:
Cost of products sold	13,437	59,811	94,386	41,514	54,616
Selling, general, and administrative expense	4,458	21,167	26,199	11,771	14,080
Amortization of goodwill and other intangibles	4,135	4,255	5,640	2,432	169
Organization and start-up costs	4,981	—	—	—	—
Restructuring charge	—	—	11,464	—	—

	27,011	85,233	137,689	55,717	68,865

Operating (loss) income	(5,043)	4,119	(9,227)	(226)	3,290
Interest expense, net	(2,658)	(10,682)	(10,213)	(5,417)	(4,886)
Other income (expense)	(289)	(7)	53	(361)	(27)

Loss before income taxes	(7,990)	(6,570)	(19,387)	(6,004)	(1,623)
Income tax benefit (expense)	2,975	535	(70)	—	—

Net loss	(5,015)	(6,035)	(19,457)	(6,004)	(1,623)
Preferred stock dividends and accretion of discount on preferred stock	(2,078)	(8,345)	(9,688)	(4,654)	(5,322)

Net loss attributed to common stockholders	$(7,093)	$(14,380)	$(29,145)	$(10,658)	$(6,945)

Net loss per share attributed to common stockholders—basic and diluted	$(1.60)	$(3.10)	$(5.55)	$(2.03)	$(1.32)

Weighted average common shares outstanding—basic and diluted	4,448,000	4,633,571	5,252,749	5,251,833	5,256,058

See accompanying notes.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN MANDATORY REDEEMABLE
CONVERTIBLE STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
(In Thousands)

	Mandatory Redeemable Convertible Stock
	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock
Sale of Series B preferred stock, net of costs of $2,129 and discount of $7,500	$14,771	$—	$—
Sale of Series Z preferred stock, net of costs of $312	—	—	—
Stock issued for acquired businesses	—	—	—
Sale and issuance of Series A preferred stock	—	—	—
Sale of common stock	—	—	—
Accretion of discounts on mandatory redeemable convertible preferred stock	1,130	—	—
Accrued dividends on mandatory redeemable convertible preferred stock	349	—	—
Net loss and comprehensive net loss for the period from March 30, 1999 (inception) through July 3, 1999	—	—	—

Balance at July 3, 1999	16,250	—	—
Stock issued for acquired businesses	—	—	—
Accretion of discounts on mandatory redeemable convertible preferred stock	4,522	—	—
Accrued dividends on mandatory redeemable convertible preferred stock	1,521	—	—
Net loss and comprehensive net loss for the year	—	—	—

Balance at July 1, 2000	22,293	—	—
Cumulative effect change due to implementation of SFAS No. 133	—	—	—
Change in fair value of interest rate swaps	—	—	—
Net loss for the year	—	—	—

Comprehensive loss for the year
Sale and issuance of Series C preferred stock, net of costs of $3,061	—	37,239	—
Issuance of Series D preferred stock and options for acquired business	—	—	31,575
Issuance of stock pursuant to option exercises	—	—	374
Accretion of discounts on mandatory redeemable convertible preferred stock	2,379	275	391
Accrued dividends on mandatory redeemable convertible preferred stock	1,617	1,676	1,048
Amortization of unearned compensation	—	—	—

Balance at July 1, 2001	26,289	39,190	33,388
Change in fair value of interest rate swaps	—	—	—
Net loss for the period	—	—	—
Comprehensive loss for the period	—	—	—
Issuance of stock pursuant to option exercises	—	—	48
Sale of Series E preferred stock and common stock purchase warrants	—	—	—
Accretion of discounts on mandatory redeemable convertible preferred stock	118	206	399
Accrued dividends on mandatory redeemable convertible preferred stock	845	1,553	1,049
Amortization of unearned compensation	—	—	—

Balance at December 30, 2001 (Unaudited)	$27,252	$40,949	$34,884

See accompanying notes.

Stockholders’ Equity (Deficit)
Series A Convertible Preferred Stock	Series Z Convertible Preferred Stock	Series E Preferred Stock	Common Shares	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Unearned Compensation	Total Stockholders’ Equity (Deficit)
$—	$—	$—	—	$—	$7,500	$—	$—	$—	$7,500
—	1	—	—	—	3,262	—	—	—	3,263
—	—	—	425	—	14,667	—	—	—	14,667
—	—	—	—	—	312	—	—	—	312
—	—	—	4,023	44	1,956	—	—	—	2,000
—	—	—	—	—	—	—	(1,130)	—	(1,130)
—	—	—	—	—	—	—	(349)	—	(349)

—	—	—	—	—	—	—	(5,015)	—	(5,015)

—	1	—	4,448	44	27,697	—	(6,494)	—	21,248
—	—	—	787	8	5,894	—	—	—	5,902
—	—	—	—	—	—	—	(4,522)	—	(4,522)
—	—	—	—	—	—	—	(1,521)	—	(1,521)
—	—	—	—	—	—	—	(6,035)	—	(6,035)

—	1	—	5,235	52	33,591	—	(18,572)	—	15,072
—	—	—	—	—	—	1,097	—	—	1,097
—	—	—	—	—	—	(2,657)	—	—	(2,657)
—	—	—	—	—	—	—	(19,457)	—	(19,457)

									(22,114)
—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	(286)	(286)
—	—	—	21	—	284	—	—	—	284
—	—	—	—	—	—	—	(3,045)	—	(3,045)
—	—	—	—	—	—	—	(4,341)	—	(4,341)
—	—	—	—	—	—	—	—	72	72

—	1	—	5,256	52	33,875	(1,560)	(45,415)	(214)	(13,261)
—	—	—	—	—	—	(847)	—	—	(847)
—	—	—	—	—	—	—	(1,623)	—	(1,623)

—	—	—	—	—	—	—	—	—	(2,470)
—	—	—	—	1	5	—	—	—	6
—	—	—	—	—	5,500	—	—	—	5,500
—	—	—	—	—	—	—	(723)	—	(723)
—	—	—	—	—	—	—	(3,447)	—	(3,447)
—	—	—	—	—	—	—	—	71	71

$—	$1	$—	5,256	$53	$39,380	$(2,407)	$(51,208)	$(143)	$(14,324)

See accompanying notes.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Period From March 30, 1999 (Inception) Through July 3, 1999	Year Ended		Six Months Ended December 30,
		July 1, 2000	June 30, 2001	2000	2001
				(Unaudited)
Operating activities
Net loss	$(5,015)	$(6,035)	$(19,457)	$(6,004)	$(1,623)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	868	4,500	6,555	3,177	3,769
Amortization of goodwill and other intangibles	4,135	4,255	5,640	2,432	169
Amortization of deferred financing costs and discount on long-term debt	365	1,295	1,122	482	563
Amortization of unearned compensation	—	—	72	—	71
Restructuring charges	—	—	11,464	—	—
Deferred taxes	(2,975)	(685)	—	—	—
Gain on sale of equipment	—	—	(29)	(18)	—
Changes in operating assets and liabilities, net of effect of businesses acquired:
Accounts and notes receivable	(776)	(3,168)	(4,296)	1,927	191
Inventories	2,186	(1,915)	(1,775)	153	(3,198)
Prepaid expenses and other current assets	(305)	65	(836)	(291)	(416)
Interest escrow fund	651	2,500	2,500	1,250	1,250
Accounts payable, accrued compensation and benefits, accrued expenses, and other	490	5,493	476	2,244	(4,751)
Other	132	(15)	(183)	(10)	(49)

Net cash (used in) provided by operating activities	(244)	6,290	1,253	5,342	(4,024)
Investing activities
Acquisition of businesses, net of cash acquired	(91,560)	(15,458)	(378)	(975)	—
Other additions to plant and equipment, net	(2,184)	(6,786)	(11,491)	(5,134)	(5,115)
Proceeds from sale of equipment	—	—	242	146	—

Net cash used in investing activities	(93,744)	(22,244)	(11,627)	(5,963)	(5,115)
Financing activities
Proceeds from issuance of long-term debt, net of financing costs, and interest escrow fund	68,646	19,506	105	—	—
Payments of long-term debt	(696)	(3,150)	(5,549)	(5,452)	(3,387)
Proceeds from sale of Series C and D preferred stock, net of costs	—	—	37,897	37,138	48
Proceeds from sale of Series A, B, E, and Z preferred stock, common stock and common stock purchase warrants, net of costs	27,846	—	—	—	5,506
Net payments on lines of credit	—	—	(4,000)	(4,000)	—

Net cash provided by financing activities	95,796	16,356	28,453	27,686	2,167

Increase (decrease) in cash and cash equivalents	1,808	402	18,079	27,065	(6,972)
Cash and cash equivalents at beginning of period	—	1,808	2,210	2,210	20,289

Cash and cash equivalents at end of period	$1,808	$2,210	$20,289	$29,275	$13,317

Supplemental disclosure of cash flow information
Cash paid for interest	$2,089	$9,616	$9,319	$5,428	$4,759

Cash paid for income taxes	$—	$179	$150	$106	$—

Preferred and common stock issued for acquisitions	$14,667	$5,902	$31,289	$31,289	$—

See accompanying notes.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Description of Business

MedSource Technologies, Inc. (the Company) was formed as a Delaware corporation on April 14, 1998. For the period from April 14, 1998 through March 30, 1999 (inception of operations), the Company had no employees or other operations. On March 30, 1999, the Company acquired seven businesses (see Note 3—Acquisitions).

The Company and its subsidiaries operate in one business segment and provide product development and design services, precision metal and plastic part manufacturing, product assembly services and supply chain management primarily for the medical device industry. The Company’s operations and customer base are located primarily in North America.

2.    Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Unaudited Interim Information

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended December 30, 2001 are not necessarily indicative of the results that may be expected for the year ending June 30, 2002.

Stock Split

In January 2000, the Company’s common stock was split 10-for-1 and all share references to common stock have been adjusted to give effect to the split and the balance sheet and statement of changes in mandatory redeemable preferred stock and stockholders’ equity include adjustments to amounts for the prior period to give effect to the split.

Fiscal Year End

The Company’s fiscal year historically ended on the Saturday closest to June 30. Effective July 1, 2001, the Company’s fiscal year end was changed to June 30.

Cash Equivalents

Cash equivalents include money market mutual funds and other highly liquid investments purchased with maturities of three months or less. The cash equivalents are carried at cost, which approximates market.

Inventories

Inventories are stated at the lower of cost, using the FIFO (first-in, first-out) method, or market.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Amortization of capital leases and leasehold improvements is provided on a straight-line basis over the lives of the related assets or the life of the lease, whichever is shorter, and is included with depreciation expense.

Goodwill and Other Intangible Assets

Goodwill represents the cost in excess of the fair value of the tangible and identified intangible assets of the businesses acquired and, prior to July 1, 2001, was being amortized on a straight-line basis over 20 years based on the operating histories and market niches of these businesses. The identified intangible assets acquired in connection with the acquisition of businesses prior to July 1, 2001, consist mainly of customer bases, amortized over 20 years; the value of the acquired work forces, amortized over five years; patents, amortized over the life of the patents; and covenants not to compete, amortized over the life of the agreements. Included in amortization for the period ended July 3, 1999 is a $3.1 million charge representing the intangible value, recorded at acquisition, of a customer contract terminated in the period subsequent to the acquisition (see Significant Customers).

Effective July 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Under FAS No. 142, goodwill must be tested for impairment annually, or more often if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount, using a two-step approach. Step one is to compare the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test will be performed to measure the amount of impairment loss, if any. Step two compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The implied fair value of goodwill shall be determined in the same manner as the amount of goodwill recognized in a business combination is determined. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess. The Company has one operating segment consisting of multiple manufacturing facilities with similar economic characteristics producing goods for a similar set of customers (i.e., the medical device industry). Thus the Company has concluded that it currently has one reporting unit for purposes of the goodwill impairment test. The Company intends to use the fair value of its common stock in combination with, as necessary, the present value of its estimated future cash flows or other market valuation techniques to measure the fair value of the reporting unit. The annual impairment test will be performed at the beginning of the Company’s fourth quarter.

See Note 6—Goodwill and Other Intangible Assets for effects of adoption of Statements of Financial Accounting Standards 141 and 142 in fiscal year 2002.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying amount, a write-down would be recorded to reduce the related asset to the amount of discounted estimated future cash flows, for assets in use, or to estimated fair value for assets held for sale.

In conjunction with the restructuring charges recorded in fiscal 2001 (see Note 13—Restructuring Charges), the Company recognized impairment to goodwill and other intangibles of $3.6 million and impairment to property, plant, and equipment of $1.9 million.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred Financing Costs

Costs incurred in connection with arranging the Company’s long-term debt agreements are capitalized and amortized over the life of the related debt issue using the effective interest method. Accumulated amortization was $1.1 million at July 1, 2000, $1.9 million at June 30, 2001, and $2.3 million at December 30, 2001 (unaudited).

Organization and Start-Up Costs

Organization and start-up costs are expensed as incurred.

Deferred Income Taxes

Deferred income taxes are determined using the liability method, which gives consideration to the future tax consequences associated with differences between the financial accounting and tax basis of assets and liabilities. This method also gives immediate effect to changes in income tax laws.

Mandatory Redeemable Securities

Mandatory redeemable preferred stock is recorded at fair value at date of issuance, net of related costs. Fair value of the Series B preferred stock at date of issuance is based on the net proceeds received reduced by the intrinsic value of the contingent additional consideration which may be received pursuant to the Share Transfer Agreement described in Note 10—Mandatory Redeemable Convertible Stock and Stockholders’ Equity. The mandatory redeemable preferred stock is redeemable on the redemption date at its face amount plus accrued dividends as described in Note 10.

The discount to the face amount of the mandatory redeemable preferred stock representing the intrinsic value of the contingent additional consideration related to Series B preferred stock was amortized as an additional preferred return over 21 months, which was management’s estimate of the period before the contingency would be resolved. The additional reduction from the face amount of the mandatory redeemable preferred stock representing issuance costs is being amortized as an additional preferred return over the period from date of issuance until the mandatory redemption date.

Preferred Stock Dividends

The Company accrues dividends on mandatory redeemable preferred stock. Dividends on other series of preferred stock do not accrue until declared by the Board of Directors.

Revenue Recognition

The Company recognizes revenue at the time products are shipped or services are rendered. Product shipments are supported by purchase orders from customers that indicate the price for each product. In the case of services, we recognize revenues primarily on a time and materials basis. Service revenues are supported by customer orders or contracts that indicate the price for the services being rendered. For fiscal 2001, service revenues were less than 10% of total revenues. Revenues for product shipments and services rendered must also have reasonable assurance of collectibility from the customer. Reserves for returns and allowances are recorded against revenues based on management’s estimates and historical experience.

Shipping and Handling Costs

The Company includes shipping and handling costs in the cost of products sold.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, in the primary financial statements and to provide the supplemental disclosures required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123) (see Note 10—Mandatory Redeemable Convertible Stock and Stockholders’ Equity).

Concentration of Credit Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Company performs ongoing credit evaluations of its customers, does not generally require collateral or other security, and maintains an allowance for potential credit losses.

Significant Customers

Customers that accounted for more than 10% of consolidated revenues are as follows:

	Period From March 30, 1999 (Inception) Through July 3, 1999	Year Ended
		July 1, 2000	June 30, 2001	Six Months Ended December 30, 2001
				(unaudited)
Customer A	—	14%	18%	24%
Customer B	28%	16	12	12

At July 1, 2000 and June 30, 2001, receivables from these customers represented 13% and 11%, respectively, of total accounts receivable.

For the period ended July 3, 1999, $3.1 million of revenues from Customer B represent the settlement received from the termination of a contract.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash equivalents, accounts receivable, accounts payable, and debt instruments. The carrying amounts of financial instruments other than the debt instruments are representative of their fair values due to their short maturities. The Company’s principal long-term debt agreements bear interest at market rates; thus, management believes their carrying amounts approximate fair value. Management believes the carrying amount of the remaining loans is not materially different from estimated fair value.

Net Loss Per Common Share

Net loss per common share attributed to common stockholders is based on the net loss for the period adjusted for dividend requirements on all preferred stocks and accretion during the period of discounts on mandatory redeemable preferred stock. The resulting net loss attributed to common stockholders is divided by the weighted average number of shares of common stock outstanding during the period to arrive at the basic net loss per share attributed to common stockholders. For all periods presented, the impact of the inclusion of potentially dilutive securities related to the assumed exercise or conversion of options and convertible securities was anti-dilutive.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Hedging Activities

The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), in its fiscal year beginning July 2, 2000. The statement requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. (See Note 7—Long-Term Debt.)

Reclassification

Certain prior year amounts have been reclassified to conform with the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.    Acquisitions

On March 30, 1999, the Company completed the following acquisitions:

	Purchase Price				Location of Operations
Company	Cash	Shares of Series A Preferred (p) or Common (c) Stock		Fair Value of Shares
	(In Thousands)			(In Thousands)
Kelco Industries, Inc.	$49,595	12,000	(p)	$4,020	Minnesota
W.N. Rushwood, Inc., d/b/a Hayden Precision Industries	11,644	7,270	(p)	2,435	New York
National Wire and Stamping, Inc.	5,600	9,170	(p)	3,072	Colorado
The Microspring Company, Inc.	5,050	425,000	(c)	2,125	Massachusetts
Portlyn Corporation	5,354	3,000	(p)	1,005	New Hampshire
Texcel, Inc.	5,286	6,000	(p)	2,010	Massachusetts
Brimfield Precision, Inc.	6,157	—		—	Massachusetts

	$88,686			$14,667

The cash amounts reflected above include payments to the former owners and the payoff of certain debt at acquisition.

The Series A preferred and common stock issued in conjunction with the acquisitions were valued at their estimated fair market value. Costs incurred in connection with the acquisitions made on March 30, 1999 totaled approximately $3.9 million and the Company recorded a deferred tax liability of $3.7 million for the differences in book and tax basis of assets acquired.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the combined purchase price allocation for the acquisitions made on March 30, 1999 is as follows (in thousands):

Fair value of tangible assets acquired, net of liabilities assumed and deferred taxes	$31,289
Identified intangible assets, net of deferred taxes	37,120
Goodwill	38,896

$107,305

During fiscal year ended July 1, 2000, the Company completed the following acquisitions:

Company	Cash	Shares of Common Stock	Fair Value of Shares	Location of Operations
	(In Thousands)		(In Thousands)
Tenax	$7,700	50,000	$375	Connecticut
Apex Engineering, Inc.	1,954	236,950	1,777	Massachusetts
Thermat Precision Technology, Inc.	4,045	500,000	3,750	Pennsylvania

	$13,699		$5,902

The cash amounts reflected above include payments to the former owners and the payoff of certain debt at acquisition. Costs incurred with the acquisitions totaled approximately $1.8 million.

The total purchase consideration does not reflect contingent consideration related to earn-out arrangements included in the Apex Engineering, Inc. (Apex) Purchase Agreement. The Apex Purchase Agreement provides for a post-closing adjustment whereby additional contingent consideration would be payable to Apex (as defined in the Apex Purchase Agreement). The Company has determined that there is no additional earn-out consideration to be paid.

A summary of the combined purchase price allocations for the acquisitions in fiscal 2000 is as follows (in thousands):

Fair value of tangible assets acquired, net of liabilities assumed and deferred taxes	$13,724
Identified intangible assets, net of deferred taxes	1,222
Goodwill	6,484

$21,430

During fiscal 2001, the Company finalized its purchase price allocations related to the acquisitions made in 2000. In conjunction with the final allocations, approximately $4.5 million was reclassified from goodwill to identified intangibles.

During fiscal year ended June 30, 2001, the Company completed the acquisition of ACT Medical, Inc., a Massachusetts company with additional facilities in Santa Clara, California and a contract for production and assembly services in Navojoa, Mexico. The acquisition was completed by the issuance of 33,423 shares of 6% Series D Cumulative Convertible Redeemable Preferred Stock, rollover of options for an additional 6,920 shares of Series D preferred stock, and cash payments of $1.0 million to stockholders electing to receive cash instead of stock. The rollover of options represented replacement of outstanding options to purchase the common stock of ACT Medical that had been issued under a plan sponsored by ACT Medical with options to purchase the Series

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

D preferred stock of the Company. The fair value of the options to purchase the Series D preferred stock of the Company of $3.4 million was included in the purchase price, and the intrinsic value related to the unvested options was recorded as unearned compensation. The acquisition was recorded using the purchase method of accounting, and the operating results are included in the Company’s consolidated statements of operations since the date of acquisition (December 30, 2000). The total purchase price was allocated as follows pending any changes as final asset values are determined (in thousands):

Fair value of tangible assets acquired, net of liabilities assumed, and deferred taxes	$2,014
Identifiable intangible assets, net of deferred taxes	3,648
Goodwill	28,075

$33,737

The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition had occurred at the beginning of the fiscal period (in thousands, except per share):

	Year Ended
	July 1, 2000	June 30, 2001
Net revenues	$116,298	$141,248
Loss before taxes	(5,395)	(20,750)
Net loss	(5,408)	(20,820)
Net loss attributed to common stockholders	(16,385)	(31,825)

Net loss per share attributed to common stockholders	$(3.54)	$(6.06)

4.    Inventories

Inventories consist of the following (in thousands):

	July 1, 2000	June 30, 2001	December 30, 2001
			(Unaudited)
Raw materials	$4,207	$6,287	$8,135
Work in progress	3,936	5,051	5,850
Finished goods	2,810	2,012	2,563

Total	$10,953	$13,350	$16,548

The fair value of tangible assets acquired on March 30, 1999 included $1.7 million related to the excess of the fair value of inventories over their historical cost on the acquired companies’ financial statements. This excess fair value was charged to the cost of products sold in the period ended July 3, 1999 when the inventories were sold.

The fair value of tangible assets acquired in the acquisitions during the year ended July 1, 2000 included $0.1 million related to the excess of the fair value of inventories over their historical cost on the acquired company’s financial statements. This excess fair value was charged to the cost of products sold in the year ended July 1, 2000 when the inventories were sold.

The fair value of tangible assets acquired in the acquisition during the current year did not result in any excess of fair value of inventories over their historical cost.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    Property, Plant, and Equipment

Property, plant, and equipment consists of the following (in thousands):

	Estimated Useful Lives (Years)	July 1, 2000	June 30, 2001	December 30, 2001
				(Unaudited)
Land		$198	$198	$198
Buildings and improvements	1 to 20	1,987	1,987	1,987
Leasehold improvements	2 to 20	2,654	3,173	3,344
Machinery and equipment	3 to 15	30,870	35,530	38,151
Furniture and fixtures	1 to 7	3,211	4,613	4,852
Automobiles	2 to 3	107	86	101
Construction in progress		1,276	5,176	7,247

Total		40,303	50,763	55,880
Less accumulated depreciation and amortization		(5,347)	(11,890)	(15,661)

Net property, plant, and equipment		$34,956	$38,873	$40,219

6.    Goodwill and Other Identifiable Intangible Assets

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001 with early adoption permitted for companies with fiscal years beginning after March 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives.

The Company adopted the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of fiscal 2002. Amounts previously recorded as separately identifiable intangibles for acquired work force and customer base have been subsumed to goodwill in accordance with FAS 141, increasing goodwill by $34.6 million as of the date of adoption. Effective with the July 1, 2002 adoption of FAS 142, goodwill is no longer amortized but is instead subject to an annual impairment test. The transitional impairment test conducted in connection with the adoption of FAS 142 resulted in no impairment being required.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill and other identifiable intangible assets resulting from acquisitions of businesses and the formation of the Company consist of the following (in thousands):

	July 1, 2000	June 30, 2001	December 30, 2001
			(Unaudited)
Goodwill	$45,462	$67,268	$109,860
Less accumulated amortization	(2,501)	(5,058)	(13,047)

	$42,961	$62,210	$96,813

Other identifiable intangibles:
Customer base	$37,553	$39,155	$—
Acquired workforce	2,747	3,437	—
Patents and intellectual properties	622	4,383	4,383
Covenants not to compete	476	476	476

	41,398	47,451	4,859
Less accumulated amortization	(5,890)	(8,416)	(596)

	$35,508	$39,035	$4,263

The increase in goodwill and decrease in customer base and acquired workforce at December 30, 2001, results from the adjustment to subsume those intangibles into goodwill in accordance with FAS 142.

With the adoption of FAS 142, the Company ceased amortization of goodwill as of July 1, 2001. The following table presents the results of the Company for all periods presented on a comparable basis (in thousands, except per share data):

	Period From March 30, 1999 (Inception) Through July 3, 1999	Fiscal Year Ended		Six Months Ended December 30,
		July 1, 2000	June 30, 2001	2000	2001
				(Unaudited)
Net loss attributed to common stockholders, as reported	$(7,093)	$(14,380)	$(29,145)	$(10,658)	$(6,945)
Add back goodwill, workforce, and customer base amortization (net of tax)	4,125	4,211	5,268	2,118	—

Adjusted net loss attributed to common stockholders	$(2,968)	$(10,169)	$(23,877)	$(8,540)	$(6,945)

Basic and diluted net loss per share:
Net loss attributed to common stockholders, as reported	$(1.60)	$(3.10)	$(5.55)	$(2.03)	$(1.32)
Goodwill, workforce, and customer base amortization (net of tax)	0.93	0.91	1.00	0.40	—

Adjusted net loss attributed to common stockholders	$(0.67)	$(2.19)	$(4.55)	$(1.63)	$(1.32)

The estimated amortization expense for the intangible assets for each of the five fiscal years subsequent to June 30, 2001 is $0.4 million per year.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.    Long-Term Debt

Long-term debt consists of the following (in thousands):

	July 1, 2000	June 30, 2001	December 30, 2001
			(Unaudited)
A Term Loan	$22,250	$19,000	$17,000
B Term Loan	39,600	39,200	39,000
Senior Subordinated Notes	20,000	20,000	20,000
Acquisition Loans	15,118	13,413	12,327
Revolving Loans	4,000	—	—
Other	701	612	511

	101,669	92,225	88,838
Less:
Unamortized discount on Senior Subordinated Notes	(3,016)	(2,681)	(2,482)
Current portion	(9,545)	(7,215)	(8,119)

	$89,108	$82,329	$78,237

Credit Agreement

The Company entered into a Credit Agreement (Agreement) dated March 30, 1999 with various banks. The Company received $25 million pursuant to an A Term Loan, $40 million pursuant to a B Term Loan, and commitments for $30 million of Acquisition Loans and $25 million of Revolving Loans.

The A Term Loan, Acquisition Loans, and Revolving Loans bear interest at either (1) a base rate (defined as the higher of  1/2 of 1% in excess of the Federal Funds Note Rate and 1% in excess of the Adjusted Certificate of Deposit Rate) plus an applicable margin ranging from 1.25% to 2.50% depending on the Company’s adjusted leverage ratio, as defined, or (2) LIBOR plus an applicable margin ranging from 2.25% to 3.50% depending on the Company’s adjusted leverage ratio, as defined. The B Term Loan bears interest at either (1) the base rate (defined above) plus 2.75% or (2) LIBOR plus 3.75%. The choice of the interest rate is at the Company’s election. At June 30, 2001, the interest rates on the A Term and B Term Loans were based on LIBOR and were 7.4375% and 7.6875%, respectively. Interest is payable quarterly.

The A Term Loan requires quarterly principal payments of $1.0 million from September 15, 2001 to March 15, 2002; $1.25 million from June 15, 2002 to March 15, 2004; and $1.5 million from June 15, 2004 to March 15, 2005. The B Term Loan requires quarterly principal repayments of $0.1 million from September 15, 2001 to December 15, 2006 with a final payment of $37.0 million on March 15, 2007. The Acquisition and Revolving Loans have maturity dates of March 15, 2005; however, Acquisition Loans have repayment requirements on a quarterly basis based on a percentage (ranging from 2.50% to 8.00%) of the total outstanding balance that began on June 15, 2000. In addition to these payment requirements, the Company is also required to apply some or all of the cash proceeds from specified types of future transactions to repay borrowings under the Agreement.

The Agreement also requires the Company to pay fees equal to 0.375% to 0.750% (depending on the Company’s adjusted leverage ratio) on the aggregate unutilized commitments.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The assets of the Company and its subsidiaries are pledged as collateral under the Agreement. In addition, the Agreement prohibits the payment of cash dividends and limits the amount of capital expenditures. The Agreement also requires the Company to be in compliance with various financial covenants. The Company was in compliance with the covenants at June 30, 2001 and believes it will be in compliance with the covenants in the future.

Effective as of July 6, 1999, the Company entered into two interest rate swap transactions with a bank, designed to be interest rate hedges for the A and B Term Loans. The A and B Term Loan hedges are for original notional amounts of $24.5 million and $40 million, respectively, and reflect reductions to mirror the required principal payments on the related loans through March 15, 2001 and then reductions exceeding the required principal payments through their expiration dates of December 15, 2003 and June 15, 2005, respectively. Pursuant to the A and B Term Loan hedges, the Company pays to the bank on a quarterly basis an amount equal to a fixed rate (6.245% for the Term A Loan hedge and 6.395% for the B Term Loan hedge) on the notional amount and receives from the bank an amount equal to the three-month USD-LIBOR-BBA rate on the notional amounts on the same dates. These derivative instruments are considered cash flow hedges and are valued and accounted for pursuant to SFAS No. 133. (See Note 2—Significant Accounting Policies.)

In conjunction with the adoption of SFAS No. 133, the Company recognized the fair value of the interest rate swaps and recorded a cumulative effect adjustment of $1.1 million to other comprehensive income. During the year, the Company recognized the change in the fair value of the interest rate swaps by recording an other comprehensive loss of $2.7 million. An additional other comprehensive loss of $0.8 million (unaudited) was recorded through December 30, 2001 to recognize the change in fair value.

Senior Subordinated Notes

On March 30, 1999, the Company received $20 million in exchange for $20 million face amount of Senior Subordinated Promissory Notes (the Notes) and 65,000 shares of Series Z preferred stock (see Note 10—Mandatory Redeemable Convertible Stock and Stockholders’ Equity). The deemed value of the Series Z preferred stock of $3.6 million was recorded as a discount on the Notes and is being amortized to interest expense using the effective interest method over the life of the Notes. The Notes bear interest on the face amount at 12.5% and are due March 29, 2008. Interest is payable quarterly beginning June 30, 1999, and $7.5 million of the proceeds from the Notes was placed in an escrow fund from which scheduled interest payments through March 31, 2002 will be made.

The Notes have mandatory prepayment and early redemption provisions. Subject to the subordination provisions of the Notes, upon the consummation of an initial public offering, unless the holders of the Notes have waived their rights, the Company is required to use 30% of the net cash proceeds to ratably prepay the Notes at the early redemption price. The Notes must also be prepaid upon a change in control, as defined. The early redemption price is 104% in 2001 and decreases 1% per year until 2005 when it becomes 100%. The Company may prepay the Notes at any time at the applicable early redemption price.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Maturities of long-term debt outstanding at June 30, 2001, are summarized by fiscal year as follows (in thousands):

2002	$7,215
2003	8,763
2004	9,961
2005	8,663
2006	423
Thereafter	57,200

$92,225

8.    Related-Party Transactions

Closing Fees and Management Fees

In the period ended July 3, 1999, the Company paid fees and expenses of approximately $4.7 million to entities associated with certain of the Company’s directors and stockholders. These payments were for services rendered and reimbursement of expenses incurred in connection with assisting the Company in its organization, establishing its strategy, identifying sources of financing (debt and equity), identifying target acquisitions, and closing the financings and acquisitions.

The Company also has entered into management services agreements (MSAs) with these entities whereby the Company pays fees plus reimbursement of out-of-pocket expenses for management services rendered. Fees incurred for the period ended July 3, 1999 and for the years ended July 1, 2000 and June 30, 2001 totaled $0.4 million, $1.5 million, and $1.7 million, respectively. In addition, pursuant to the MSAs, the Company will pay fees based on a percentage of the aggregate consideration of each future business acquisition, plus reimbursement of out-of-pocket expenses. Such fees and expenses totaled $0.5 million and $0.6 million relating to the acquisitions made in the years ended July 31, 2000 and June 30, 2001, respectively. The MSAs have a seven-year term with annual one-year renewals unless terminated by either party. Under certain conditions, including successful completion of an initial public offering, the Company has a right to eliminate the MSAs.

Real Estate Leases

Certain of the Company’s subsidiaries lease their facilities from related parties. Total rent expense under these leases for the period ended July 3, 1999 and for the years ended July 1, 2000 and June 30, 2001 was approximately $0.3 million, $1.1 million, and $0.7 million, respectively. Future minimum lease commitments at June 30, 2001 in connection with these related-party leases are approximately $0.8 million per year with a total future commitment of $6.7 million.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.    Income Taxes
The income tax benefit (expense) consists of the following (in thousands):

	Period From March 30, 1999 (Inception) Through July 3, 1999	Year Ended
		July 1, 2000	June 30, 2001
Current:
Federal	$—	$—	$—
State	—	(150)	(70)

	—	(150)	(70)
Deferred:
Federal	2,603	599	—
State	372	86	—

	2,975	685	—

	$2,975	$535	$(70)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows (in thousands):

	July 1, 2000	June 30, 2001
Deferred tax assets:
Organization costs	$2,337	$1,798
Nondeductible reserves and current liabilities	621	1,335
Restructuring reserve	—	3,704
Net operating loss carryforwards	4,145	8,708
Valuation reserve	(1,853)	(6,147)

Total deferred tax assets	5,250	9,398
Deferred tax liabilities:
Identified intangible assets	(3,275)	(6,187)
Property, plant, and equipment	(433)	(1,530)
Goodwill	(1,542)	(1,662)
Other	—	(19)

Total deferred tax liabilities	(5,250)	(9,398)

Net deferred tax liabilities	$—	$—

Deferred tax assets and liabilities are reflected in the balance sheet as follows (in thousands):

	July 1, 2000	June 30, 2001
Net current deferred assets	$621	$1,335
Net noncurrent deferred liabilities	(621)	(1,335)

Net deferred tax assets/liabilities	$—	$—

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has U.S. net operating loss carryforwards of approximately $21.8 million which expire at different times beginning in 2019 and extending through 2021.

A reconciliation between the income tax benefit computed at the federal statutory rate and the recorded income tax benefit (expense) is as follows (in thousands):

	Period From March 30, 1999 (Inception) Through July 3, 1999	Year Ended
		July 1, 2000	June 30, 2001
Income tax benefit computed at the federal statutory rate	$2,796	$2,300	$6,785
State income taxes, net of federal benefit	399	178	899
Restructuring reserve, portion not deductible for tax purposes	—	—	(882)
Amortization of goodwill, not deductible for tax purposes	(32)	(153)	(401)
Valuation reserve	—	(1,853)	(6,462)
Other	(188)	63	(9)

Income tax benefit (expense)	$2,975	$535	$(70)

10.    Mandatory Redeemable Convertible Stock and Stockholders’ Equity

Mandatory Redeemable Convertible Stock

Series B

On March 30, 1999, the Company sold 300,000 shares of 6% Series B Cumulative Convertible Redeemable Preferred Stock (the Series B preferred stock), $0.01 par value per share, for cash in a private placement. On May 14, 1999, the Company sold an additional 32,728 shares for cash in a private placement.

Cumulative dividends accrue at an annual rate of 6% compounded quarterly. Dividends are payable in cash upon the occurrence of (a) a change in control of the Company, as defined, (b) the sale or disposition of substantially all of the Company’s assets, or (c) the conversion of the Series B preferred into common stock. However, in no event shall the Company be required to pay any dividends if such payment is prohibited under the terms of its senior credit facility.

The Series B preferred stock may be converted to common stock at any time. The initial conversion rate is one share of Series B preferred stock for 10 shares of common stock, subject to anti-dilution provisions. The Series B preferred stock is automatically converted into common stock at the closing of a qualified initial public offering, as defined, at a price that, together with the shares issued to the holders of the Series B preferred stock pursuant to the Share Transfer Agreement described below in the second paragraph under the caption “Stockholder Agreements,” would result in the holders of the Series B preferred stock realizing at least a 30% internal rate of return, as defined.

The holders of the Series B preferred stock are entitled to vote on all matters with the holders of common stock on an as-if-converted basis. In addition, the approval of at least two-thirds of all issued and outstanding Series B preferred stock is required for various matters including the payment of dividends and the purchase or redemption of capital stock.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On March 29, 2008, any outstanding shares of Series B preferred stock are subject to mandatory redemption at the greater of their original issue price plus accrued dividends or the amount to which the holders of the Series B preferred stock would have been entitled if the Company were liquidated and the Series B preferred stock had been converted to common stock immediately prior to redemption.

Prior to the occurrence of a change of control, as defined, that occurs prior to October 25, 2001, the Company must offer to purchase all outstanding Series B preferred stock that is issued and outstanding at a purchase price per share equal to the original issue price plus accrued dividends.

See Stockholder Agreements below for additional contingent consideration which may be received by the holders of the Series B preferred stock.

Series C

On October 24, 2000, the Company sold 40,000 shares of 6% Series C Cumulative Convertible Redeemable Preferred Stock (the Series C preferred stock), $0.01 par value per share, for cash in a private placement. On April 18, 2001, the Company sold an additional 300 shares for cash in a private placement. In addition to the shares purchased at a price of $1,000 per share, each purchaser also received an option to purchase an additional .2857 shares at a price of $1,000 per share for each share acquired. The option is exercisable prior to or coincident with the earlier to occur of (i) a qualified public offering (as defined) and (ii) October 24, 2001. The options were not exercised and expired on October 24, 2001.

Cumulative compounding dividends accrue at an annual rate of 6% until October 25, 2001 and 8% thereafter. Dividends are payable in cash, but in no event shall the Company be required to pay any dividends if such payment is prohibited under the terms of its senior credit facility.

The Series C preferred stock may be converted to common stock at any time. Subject to antidilution provisions and other adjustments, each share of Series C preferred stock converts into a number of shares of common stock equal to the liquidation preference per share of $1,000 plus accrued and unpaid dividends divided by the conversion price, which was initially $20.00 per share and was reduced to $15.00 per share in October 2001. The Series C preferred stock is automatically converted into common stock upon the occurrence of a qualified public offering, as defined, at a price that would, subject to certain limitations, guarantee a minimum return on the investment in the Series C preferred stock. If the value of the number of shares of common stock into which each share of Series C preferred stock converts upon completion of a qualified public offering (valued at the price at which shares are offered to the public in such public offering) is less than $1,300, then the holder of each share of Series C preferred stock will upon conversion thereof receive a number of additional shares of common stock so that the aggregate value of the number of shares of common stock received upon conversion of each share of Series C preferred stock is $1,300. However, in no event will the Company be required to adjust the effective conversion price to an amount less than 75% of $15.00. Any additional shares of common stock issued to the holders of the Series C preferred stock in order to satisfy the guaranteed minimum return will be deemed to be a preferred stock dividend in accordance with EITF 00-27 and will be valued at the fair value of the common stock on the date that the investors first committed to purchase the Series C preferred stock.

The holders of the Series C preferred stock are entitled to vote on all matters with the holders of common stock on an as-if-converted basis. In addition, the approval of at least two-thirds of all issued and outstanding shares of the Series C preferred stock is required for various matters including issuance of senior stock, payment of dividends, and the purchase or redemption of capital stock.

Subject to adjustments for stock splits, stock dividends, and similar transactions and events, each share of Series C preferred stock is redeemable after October 20, 2005, at the option of the Company, for a price per share equal to $1,000 plus accrued and unpaid dividends. In addition, the Series C preferred stock shall be redeemed on the earlier of (i) any date on which there is a mandatory redemption of any class of preferred stock and (ii) October 20, 2009.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Prior to the occurrence of a change of control, as defined, that occurs prior to October 25, 2001, the Company must offer to purchase all outstanding Series C preferred stock that is issued and outstanding at a purchase price per share equal to $1,000 plus accrued dividends.

The Company also gave the agent on the private placement of the Series C preferred stock, a warrant to acquire 525 shares of the Series C preferred stock at a price of $1,000 per share was valued at $116,000. The warrant is exercisable for up to five years from the date of issuance or, if earlier, must be exercised upon completion of an initial public offering or a sale of the Company.

Series D

In conjunction with the acquisition of ACT Medical, Inc. (see Note 3), the Company issued 33,423 shares of 6% Series D Cumulative Convertible Redeemable Preferred Stock (the Series D preferred stock), $0.01 par value per share, and rolled over options for an additional 6,920 shares of Series D preferred stock.

Cumulative dividends accrue at an annual rate of 6% until the first anniversary of the original issue date and 8% thereafter. Dividends are payable in cash only in connection with a redemption of the shares or upon liquidation of the Company. Upon conversion of any shares of Series D preferred stock, all accumulated but unpaid dividends thereon shall be extinguished. However, in no event shall the Company be required to pay any dividends prior to liquidation or upon redemption if such payment is prohibited under the terms of its senior credit facility or any senior preferred stock.

The Series D preferred stock may be converted to common stock at any time. The initial rate is one share of Series D preferred stock for 50 shares of common stock, subject to anti-dilution provisions. The Series D preferred stock is automatically converted into common stock upon the occurrence of an IPO, as defined.

The holders of the Series D preferred stock are entitled to vote on all matters, other than the election of directors, with the holders of common stock on an as-if-converted basis.

Each share of Series D preferred stock is redeemable after the fifth anniversary of the effective time of the merger, at the option of the Company, for a price per share equal to $1,000 plus accrued and unpaid dividends. In addition, the Series D preferred stock shall be redeemed on the earlier of (i) any date on which the then outstanding senior preferred stock is redeemed and (ii) the twentieth anniversary of the effective time of the merger.

Other Preferred and Common Stock

Series A

On March 30, 1999, the Company issued 37,440 shares of Series A Preferred Stock (the Series A preferred stock), $.01 par value per share, in connection with the acquisition of businesses (see Note 3—Acquisitions). In addition, the Company also issued 600 shares of Series A preferred stock to key employees of an acquired company in conjunction with the acquisition. The fair value of these shares totaled approximately $201,000 and was included in the Company’s organization and start-up costs in the period ended July 3, 1999. Subsequent to March 30, 1999, the Company sold an additional 330 shares of Series A preferred stock to key employees for cash at fair value as determined at March 30, 1999.

The Series A preferred stock is entitled to receive cumulative dividends on each share at the annual rate of $60. Except in connection with any redemption of the Series A preferred stock or upon liquidation of the Company, dividends on the Series A preferred stock are not paid in cash. Each share of Series A preferred stock is convertible at the option of the holder into 50 shares of common stock, subject to anti-dilution provisions. Upon conversion, all accumulated unpaid dividends are extinguished.

The Company may, at its option, redeem the Series A preferred stock on a pro rata basis among the holders, at an amount equal to its liquidation preference. The liquidation preference for the Series A preferred stock is $1,000 per share plus accumulated unpaid dividends.

MED SOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Series Z

On March 30, 1999, the Company sold 65,000 shares of Series Z Convertible Nominal Value Redeemable Preferred Stock (the Series Z preferred stock), $0.01 par value per share, for cash in a private placement (see Note 7—Long-Term Debt). The Series Z preferred stock has no dividend rights and is senior only to the common stock with respect to rights on liquidation. The Series Z preferred stock can be converted at the option of the holder into common stock at any time. The initial conversion rate is one share of Series Z preferred stock for 10 shares of common stock, subject to anti-dilution provisions.

On March 29, 2009, the Company, at its option, may redeem outstanding shares of Series Z preferred stock at its liquidation preference of $0.01 per share.

Common Stock

On April 14, 1998, the Company was incorporated with the sale of 100 shares of common stock at $1 per share. In February 1999, an additional 65 shares were sold to individuals at $1,000 per share. On March 30, 1999, in conjunction with the acquisitions and the commencement of business operations, the stock was split 2,209-for-1 (adjusting the pre-split shares to 363,594 shares) and an additional 38,706 shares were sold for cash to existing stockholders. The amount paid for the common stock was based on fair value. Also on March 30, 1999, 42,500 shares of common stock were issued in connection with the acquisition of a business (see Note 3—Acquisitions). In January 2000, the Company’s common stock was split 10-for-1 and all share references to common stock have been adjusted to give effect to the split and the balance sheet and statement of changes in mandatory redeemable preferred stock and stockholders’ equity include adjustments to amounts for the prior period to give effect to the split. The adjusted post-split outstanding common shares was 4,448,000. Subsequent to the stock split, 786,950 shares of common stock were issued in connection with new acquisitions.

As of June 30, 2001, the Company had 339,971 shares of authorized but undesignated and unissued preferred stock, par value $0.01 per share.

Stockholder Agreements

Agreements executed on March 30, 1999 and amended on October 24, 2000 among all holders of Series B preferred stock, Series C preferred stock and Series Z preferred stock and holders of 90% of the common stock provide for restrictions on the sale or transfer of shares, drag-along and tag-along rights in connection with sales of shares, registration rights, rights of certain stockholders or groups of stockholders to elect or designate members of the Board of Directors, and rights of the principal holders of Series B, Series C and Z preferred stock to sell the Company in the event that a “liquidity event” has not occurred by March 30, 2005. A “liquidity event” is deemed to have occurred if (a) the Company is sold or liquidated, (b) with respect to the principal holders of the Series B and Series Z preferred stock, more than 50% of the Series B and Series Z preferred stock has been converted or transferred by those holders or (c) with respect to the principal holder of the Series C preferred stock, more than 50% of the Series C preferred stock has been converted or transferred by that holder. The agreements terminate upon completion by the Company of an initial public offering.

Also on March 30, 1999, the holders of the Series B preferred stock and certain holders of the common stock entered into a Share Transfer Agreement and Escrow Agreement. Pursuant to these agreements, the holders of common stock placed 1,500,000 shares into escrow. The escrowed shares will be released, either fully or partially, back to the common stockholders or to the holders of the Series B preferred stock based on rates of return to the holders of the Series B preferred stock as of the earliest valuation transaction, as defined.

The fair value of the contingent additional consideration which may be given to the holders of the Series B preferred stock pursuant to the Share Transfer Agreement, based on the intrinsic value of the underlying contingent shares at the inception of the agreement, was reflected as an additional discount on the Series B preferred stock with the offsetting credit to additional paid-in capital.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accumulated Unpaid Dividends

Dividends accumulated and unpaid on the Series A, Series B, Series C, and Series D preferred stock through June 30, 2001 are $5.2 million, $3.5 million, $1.7 million, and $1.0 million, respectively. No dividends may be paid on the common stock until accumulated unpaid dividends are paid on the preferred stock. The accumulated and unpaid dividends of the Series B, Series C, and Series D preferred stock are accrued and have been added to the carrying value of the stock with an offsetting charge to accumulated deficit. Dividends are only required to be paid on the Series A preferred stock upon a liquidation or redemption. The Company’s debt agreements prohibit the Company from paying any dividends in cash.

Stock Options

The Company has reserved 4,430,000 shares of its common stock for issuance to directors, officers, employees, and consultants under the 1999 Stock Plan (the Plan). The table below shows the activity in the Plan:

	Options Outstanding	Shares Reserved	Weighted Average Initial Exercise Price
At inception of Plan	—	1,750,000
Granted	945,720	(945,720)	$12.00

Balance at July 3, 1999	945,720	804,280
Granted	840,459	(840,459)	14.57
Canceled	(345,109)	345,109	12.07

Balance at July 1, 2000	1,441,070	308,930
Reserved	—	1,680,000
Granted	1,555,660	(1,555,660)	17.13
Exercised	(20,308)	—	13.99
Canceled	(401,038)	401,038	14.40

Balance at June 30, 2001	2,575,384	834,308	15.54
Reserved	—	1,000,000
Granted	363,211	(363,211)	17.38
Exercised	(400)	—	12.00
Canceled	(188,761)	188,761	16.17

Balance at December 30, 2001 (Unaudited)	2,749,434	1,659,858	$15.74

The options outstanding at June 30, 2001 include 542,086 options with an initial exercise price of $12.00 per share, 380,692 options with an initial exercise price of $14.00 per share, 757,126 options with an exercise price of $16.24 per share, 674,980 options with an exercise price of $17.00 per share, and 220,500 options with an exercise price of $20.00 per share. Options granted through June 30, 2001 are exercisable for 10 years from date of grant and vest 25% a year. The initial exercise price of the options applies to the options vesting at the first anniversary date. Options vesting at the second, third, and fourth anniversary dates have exercise prices equal to 110%, 121%, and 133.1%, respectively, of the initial exercise price of the options except for the options granted during the year ended June 30, 2001 and options granted in year ended July 1, 2000 at $16.24 for which the exercise price remains fixed. There are 271,043 options outstanding with an initial exercise price of $12.00 per share and 95,173 options outstanding with an initial exercise price of $14.00 that are fully vested and exercisable at June 30, 2001. The weighted average grant date fair values of options to purchase common stock granted in fiscal years 2001 and 2000 were $2.80 and $1.92, respectively.

As permitted under SFAS No. 123, the Company has not recognized compensation expense for the theoretical value of its options at the grant date. In determining the fair value of options granted, the Company used the minimum value option-pricing model with the following weighted average assumptions: risk–free

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

interest rate of 5.5%; dividend yield of zero; and an expected option life of four years. Had compensation cost for the Company’s stock option plan been based on the fair value of options at the grant date amortized over the vesting period, the Company’s pro forma net loss attributed to common stockholders and net loss per share attributed to common stockholders would have been:

	2000	2001
Pro forma net loss attributed to common stockholders	$(14,384)	$(29,627)
Pro forma net loss per share attributed to common stockholders	$(3.10)	$(5.64)

Reserved Shares of Common Stock

The Company has reserved the following shares of common stock as of June 30, 2001:

Conversion of Series A preferred	1,918,500
Conversion of Series B preferred	3,327,280
Conversion of Series C preferred (including options and warrants)	2,617,000
Conversion of Series D preferred (including options)	2,017,142
Conversion of Series Z preferred	650,000
1999 Stock Plan	3,409,692

Total	13,939,614

11.    Employee Benefits

401(k) Plans

Certain of the Company’s subsidiaries offer their qualified employees the opportunity to participate in defined contribution retirement plans qualifying under the provisions of Section 401(k) of the Internal Revenue Code. During the year ended July 1, 2000, the Company implemented a company-wide plan and, during the current year, all plans were consolidated into it.

Expenses recorded by the Company with respect to 401(k) plans for the period ended July 3, 1999 were less than $0.1 million and for the years ended July 1, 2000 and June 30, 2001 were $0.9 million and $0.6 million, respectively.

12.    Leases

The Company has operating leases relating principally to its buildings. Total rent expense for the period ended July 3, 1999 and for the years ended July 1, 2000 and June 30, 2001 (including amounts to related parties—see Note 8—Related-Party Transactions) was approximately $0.4 million, $2.0 million and $3.5 million, respectively. Future minimum lease commitments at June 30, 2001, for leases with initial or remaining terms of more than one year, including amounts due to related parties, are summarized by fiscal year as follows (in thousands):

2002	$3,682
2003	3,455
2004	2,372
2005	1,468
2006	1,321
Thereafter	3,754

$16,052

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.    Restructuring Charge

In June 2001, the Company completed a strategic review of its manufacturing operations and support functions. Based on this review and with approval of the Board of Directors, management began actions to eliminate redundant facilities and recorded a restructuring charge of $11.5 million.

Information relating to the restructuring charges is as follows (in millions):

	Initial Accrual	Incurred through December 30, 2001	Balance at December 30, 2001
Impairment of goodwill and other intangibles	$3.6	$3.6	$—
Impairment of property, plant and equipment	1.9	1.9	—
Employee termination benefits	3.8	0.2	3.6
Other direct costs	2.2	—	2.2

	$11.5	$5.7	$5.8

Certain of the Company’s manufacturing facilities operate with excess capacity. Based on the evaluation of the unique and common characteristics of the various facilities, management determined that it could achieve overall cost savings by closing three of the facilities, thus improving capacity utilization and efficiency of the remaining facilities. Criteria in this evaluation included: current capacity utilization; uniqueness of manufacturing capabilities; current operating costs; difficulty and cost associated with relocation and revalidation of key processes and equipment; and customer supply requirements. Facilities at Danbury, Connecticut, Pittsfield, Massachusetts, and East Longmeadow, Massachusetts will be closed or sold with production absorbed into existing facilities in Pennsylvania, Minnesota, New Hampshire, and Mexico. The Company expects that one of the facilities will be closed or sold by July 1, 2002, and the other two facilities will be completely exited not later than February 2003.

Because management expects that it will not retain all of the customers served by these three facilities, a portion of the customer base intangible asset ($0.6 million) was written off as well as the entire remaining acquired workforce intangible for each facility ($0.5 million). In addition, because management believes the residual goodwill recorded at each acquisition was significantly related to the local operations, it concluded that goodwill was impaired by the closure of the facilities and wrote off the related goodwill ($2.6 million). Other recorded charges related to the restructuring include employee termination benefits expected to be paid based on the Company’s announced termination benefits policy ($2.6 million), costs of plant and equipment not expected to be recovered ($1.9 million), and other exit costs ($2.2 million), including costs related to lease terminations, facilities restoration, equipment dismantlement and disposal, legal costs, and other costs. Costs related to realignment of leadership positions in the corporate support organization also were accrued at June 30, 2001 ($1.2 million).

Employee termination benefits consist of payments to employees based on the Company’s severance policy of two weeks pay for each year of credited service with a minimum of six weeks payment and outplacement consultation services. The $2.6 million accrual for employee termination benefits was based on approximately 225 individuals estimated to be affected, actual credited service, and actual compensation. The $1.2 million accrual for corporate management severance benefits included salary continuation, outplacement consultation services and legal cost for seven individuals employed by the Company’s corporate headquarters operations whose positions will be eliminated as a result of the Company-wide restructuring. The charge for other direct costs which aggregated $2.2 million was comprised of estimated costs for (1) lease terminations, real estate taxes and property insurance of $0.6 million, (2) plant shut down costs and restoration of facilities to pre-lease conditions of $0.6 million, (3) dismantlement and disposal of obsolete equipment of $0.3 million, (4) legal costs of $0.3 million and (5) other related shut down costs of $0.4 million.

The expected payment of all accrued costs as of December 31, 2001 is as follows:

	Quarters Ending
	March 31, 2002	June 31, 2002	September 29, 2002	December 29, 2002	March 30, 2003	Total
	(In Millions)
Employee termination benefits	$0.5	$0.8	$1.0	$0.6	$0.7	$3.6
Other direct cost	0.2	0.6	0.5	0.6	0.3	2.2

Total	$0.7	$1.4	$1.5	$1.2	$1.0	$5.8

The facilities restructuring project is expected to be fully completed by not later than February 2003. Remaining key project dates include:

•	Commence transfer of processes and equipment (start mid-March 2002); and

•	Commence product and process validations (start mid-March 2002).

The Company anticipates material improvements in operating results upon completion of the facilities restructuring. Benefits will be realized through elimination of costs for excess manufacturing capacity, productivity generated by increased volume in existing facilities, improved supply chain efficiencies through larger order and fewer suppliers, reduced overhead and support costs, and lower average assembly costs. Management anticipates that savings will start to be realized on a limited basis during the fiscal quarter ending September 29, 2002 with fully realized savings of approximately $3 million to $4 million (unaudited) on an annual basis upon completion of the project.

14.    Subsequent Events (Unaudited)

On January 4, 2002, the Company acquired HV Technologies, Inc. (HV Technologies), a company that manufactures polyimide and composite micro-tubing used in interventional and minimally invasive catheters, delivery systems and instruments. The Company paid cash of $5.6 million and issued 4,000 shares of its 6% Series F preferred stock, par value $0.01 per share (Series F preferred stock), and 824,822 shares of its Common Stock. The Series F preferred shares were valued at $3.6 million, a discount from the face value because of a first year below market dividend rate, and the common shares were valued at $13.2 million or $16 per share. The total purchase price was approximately $22.5 million, including repayment of existing debt and transaction costs.

To finance the acquisition, the Company issued 6,000 shares of its 6% Series E preferred stock (the Series E preferred stock) and warrants to purchase an aggregate of 200,000 shares of its Common Stock (the total number of shares issuable upon exercise of the warrants will increase on each of the first five anniversaries of the date of issuance of the Series E Preferred Stock by an aggregate of 45,000 shares per year for each year that the Series E preferred stock remains outstanding and, as a result, if the Series E Preferred Stock remains outstanding for five or more years, the warrants will be exercisable for an aggregate of up to 425,000 shares).

The Series E preferred stock and the Series F preferred stock accrue dividends at $60 per year during the first year from issuance, payable at the discretion of the Board of Directors, and at the rate of $160 per year on a retroactive basis after the first anniversary of issuance. The Company may, at any time, redeem the Series E preferred stock and the Series F preferred stock at a price equal to $1,000 per share plus accrued and unpaid dividends.

At the same time that the Company issued the Series E preferred stock, the Company obtained the consent of the holders of its $20.0 million of Senior Subordinated Promissory Notes (Notes) to complete the acquisition of HV Technologies and changed some of the covenants to which the Company is subject under an agreement between the Company and those holders, affiliates. At the same time, the Company agreed to increase by $1.0 million the amount payable by the Company upon redemption of the Notes.

Upon consummation of the Company’s initial public offering (IPO), (i) all shares of the Series A, Series B, Series C, Series D and Series Z preferred stock will convert into the Company’s common stock; (ii) the Company intends to enter into a new $70.0 million senior credit facility and repay all of its obligations under the existing Credit Agreement and under the Notes; and (iii) the MSAs will be terminated. The Company expects to make a one-time payment of an aggregate of $2.8 million to terminate the MSAs. The Company intends to redeem the Series E preferred stock prior to December 31, 2002 and will redeem the Series F preferred stock within 45 days after consummation of the IPO.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
ACT Medical, Inc.

We have audited the accompanying balance sheet of ACT Medical, Inc. (the Company) as of December 29, 2000, and the related statements of operations, stockholders’ equity, and cash flows for the period January 1, 2000 to December 29, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ACT Medical, Inc. as of December 29, 2000, and the results of its operations and its cash flows for the period January 1, 2000 to December 29, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP
Boston, Massachusetts
February 9, 2001

ACT MEDICAL, INC.

BALANCE SHEET
December 29, 2000

Assets
Current assets:
Cash and cash equivalents	$1,305,841
Accounts receivable, net of allowance for doubtful accounts of $294,774	3,009,324
Inventory	622,497
Prepaid expenses	200,063
Prepaid taxes	320,500
Deferred tax asset	345,904

Total current assets	5,804,129
Fixed assets, at cost:
Machinery and equipment	1,776,040
Office equipment	837,999

2,614,039
Less accumulated depreciation	1,530,956

Net fixed assets	1,083,083
Other assets:
Goodwill, net of accumulated amortization of $192,733	1,541,868
Investment	129,430

Total other assets	1,671,298

Total assets	$8,558,510

Liabilities and stockholders’ equity
Current liabilities:
Redeemable common stock, no par value; 300,000 shares issued and outstanding	$2,160,000
Accounts payable	664,833
Accrued payroll and related expenses	1,173,410
Accrued profit sharing	204,924
Accrued expenses	126,027
Deferred income	1,661,300
Other current liabilities	25,886

Total current liabilities	6,016,380
Long-term liabilities	97,073
Stockholders’ equity:
Common stock, no par value; 6,000,000 shares authorized; 3,404,000 shares issued	746,178
Retained earnings	1,702,985

2,449,163
Less cost of treasury stock, 15,625 shares	4,106

Total stockholders’ equity	2,445,057

Total liabilities and stockholders’ equity	$8,558,510

The accompanying notes are an integral part of the financial statements.

ACT MEDICAL, INC.

STATEMENT OF OPERATIONS
For the Period January 1, 2000 to December 29, 2000

Net sales	$24,944,933
Cost of goods sold	19,272,720

Gross profit	5,672,213
Operating expenses:
Research and development	463,218
Selling, general, and administrative	5,501,789

5,965,007
Gain on sale of development stage product	500,000

Income from operations	207,206
Other income (expense):
Interest income	127,051
Interest expense	(1,252,920)

(1,125,869)

Loss before income taxes	(918,663)
Income taxes	91,200

Net loss	$(1,009,863)

The accompanying notes are an integral part of the financial statements.

ACT MEDICAL, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY
For the Period January 1, 2000 to December 29, 2000

	Common Stock		Retained Earnings	Treasury Stock	Total
	Shares	Amount
Balance at December 31, 1999	3,368,750	$667,578	$2,712,848	$(4,106)	$3,376,320
Exercise of stock options	35,250	78,600	—	—	78,600
Net loss	—	—	(1,009,863)	—	(1,009,863)

Balance at December 29, 2000	3,404,000	$746,178	$1,702,985	$(4,106)	$2,445,057

The accompanying notes are an integral part of the financial statements.

ACT MEDICAL, INC.

STATEMENT OF CASH FLOWS
For the Period January 1, 2000 to December 29, 2000

Cash flows from operating activities
Net loss	$(1,009,863)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	359,613
Amortization	115,640
Non-cash interest cost associated with accretion of redeemable common stock	1,092,400
Deferred taxes	(168,904)
Gain on sale of development stage product	(500,000)
Changes in assets and liabilities, excluding effects of acquisition:
(Increase) decrease in assets:
Accounts receivable	(563,355)
Inventory	487,009
Prepaid expenses	(51,723)
Prepaid taxes	(320,500)
Other	(6,471)
Increase (decrease) in liabilities:
Accounts payable	(358,909)
Accrued payroll and related expenses	280,796
Accrued profit sharing	(67,117)
Accrued expenses	(271,725)
Accrued taxes	(11,500)
Deferred income	1,033,644

Net cash provided by operating activities	39,035

Cash flows from investing activities
Purchase of fixed assets	(646,144)
Proceeds from sale of development stage product	500,000

Net cash used in investing activities	(146,144)

Cash flows from financing activities
Exercise of stock options	78,600
Payments on long-term debt	(714,200)
Payments on demand notes due to stockholders	(1,529,000)

Net cash used in financing activities	(2,164,600)

Net decrease in cash and cash equivalents	(2,271,709)
Cash and cash equivalents at beginning of year	3,577,550

Cash and cash equivalents at end of year	$1,305,841

Supplemental Information
Cash paid for interest	$181,693

Cash paid for income taxes	$569,079

The accompanying notes are an integral part of the financial statements.

ACT MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS
December 29, 2000

Note A—Summary of Significant Accounting Policies

ACT Medical, Inc. (the Company) is a Massachusetts corporation engaged in contract design and manufacturing of medical devices. The Company conducts business with customers throughout the United States. For the period January 1, 2000 to December 29, 2000, approximately 58% and 42% of the Company’s net sales were generated from manufacturing and engineering activities, respectively.

At the close of business on December 29, 2000, the Company merged with MedSource Technologies, Newton, Inc. (MedSource), in which MedSource acquired all of the outstanding common shares of the Company. These financial statements include all activity through the close of business on December 29, 2000 prior to the consummation of this transaction.

A summary of significant accounting policies consistently applied in the presentation of the accompanying financial statements follows:

Financial Statement Presentation

The financial statements of the Company have been prepared on the accrual basis of accounting.

In 1999, the Company acquired 100% of the outstanding capital stock of Danforth Biomedical, Inc. (“Danforth”), located in Santa Clara, California. In March 2000 this subsidiary was officially merged into the Company. All intercompany transactions have been eliminated.

Revenue Recognition

The Company recognizes revenue from product sales at the time of shipment. Engineering contracts are based on time and materials and, as such, revenue is recognized as costs are incurred. Deferred income represents customer prepayments on engineering contracts.

Allowances for Doubtful Accounts

A summary of the activity in the allowance for doubtful accounts for the period January 1, 2000 to December 29, 2000 is as follows:

Balance at beginning of year	$229,252
Provision	300,000
Charge-offs	(234,478)

Balance at end of year	$294,774

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable, which is somewhat mitigated due to the Company’s diversity of customers. However, approximately 38% of the Company’s sales in 2000 were made to one major customer. Accounts receivable from this customer amounted to approximately $1,058,000 as of December 29, 2000. The Company

ACT MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity at the date of purchase of three months or less to be cash equivalents. Included in cash and cash equivalents are money market accounts totaling approximately $1,263,000 at December 29, 2000.

Inventory

Inventory is valued at the lower of cost or market on the first-in, first-out (FIFO) method.

Fixed Assets

Fixed assets are stated at cost. Expenditures for maintenance, repairs, and renewals are charged to expense as incurred. Depreciation expense is computed under straight line and accelerated methods to allocate the cost over its estimated useful life. The estimated useful lives of fixed assets are three to seven years.

Goodwill

The Company has classified as goodwill the cost in excess of fair value of the net assets of a company acquired in 1999 in a purchase transaction. Goodwill is being amortized on a straight-line basis over fifteen years. Amortization charged to operations amounted to $115,640 in 2000. On an annual basis, the Company reviews the recoverability of goodwill by evaluating certain factors such as the occurrence of a significant adverse event or change in the environment in which the business operates or the expected future cash flows.

Investment

The Company owns a 10% non-voting interest in Seedling Enterprise, LLC (Seedling). The Company has recorded this investment in Seedling on a cost basis. A shareholder of Seedling is also an officer of the Company. In exchange for the investment the Company is providing certain office space of its facilities along with additional office related services. The investment and liability to provide services were recorded at the present value of the fair value of lease space and services to be provided. The liability is relieved as the above described services are utilized.

Gain on Sale of Development Stage Product

In April 2000, the Company sold their development stage product, Flex Needle, to one of their customers for cash in the amount of $500,000.

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred taxes results from changes in deferred tax assets and liabilities.

Stock-Based Compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for its employee stock options. Under APB 25, compensation expense only occurs if options are granted to employees at prices lower than the fair market value of the company’s stock. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement No. 123).

ACT MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fair Value of Financial Instruments

As of December 29, 2000, the carrying amounts for accounts receivable and accounts payable approximate their fair value due to the short-term maturity of these instruments. As of December 29, 2000, the carrying amount of redeemable common stock approximates its fair value as it equals the maximum redemption price as stated in the Stock Restriction and Put Agreement. (see Note I).

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note B—Inventory

Inventory consists of the following at December 29, 2000:

Raw materials	$476,751
Work-in-process	103,900
Finished goods	41,846

$622,497

Note C—Income Taxes

The components of income tax expense are as follows at December 29, 2000:

Current:
Federal	$237,446
State	22,658

Total current expense	260,104
Deferred:
Federal	(133,074)
State	(35,830)

Total deferred expense (benefit)	(168,904)

Total income tax expense	$91,200

Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to the net deferred tax asset are as follows at December 29, 2000:

Deferred tax assets:
Inventory	$76,730
Allowance for doubtful accounts	118,064
Recall adjustments	200,500

Total deferred tax asset	395,294
Deferred tax liabilities:
Fixed assets	49,390

Total deferred tax liability	49,390

Net deferred tax asset	$345,904

ACT MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Tax at federal statutory rate	$(312,345)
State taxes	(9,816)
Interest cost associated with accretion of redeemable common stock	371,416
Non-deductible goodwill amortization	37,367
Non-deductible meals and entertainment	4,578

Tax at effective rate	$91,200

Note D—Line of Credit

The Company had available a revolving line of credit with a private banking institution allowing for borrowings up to $1,000,000 at the bank’s prime rate. The Company had no outstanding balance under this arrangement at December 29, 2000.

Note E—Long-Term Debt

In conjunction with a business acquisition in 1999, the Company entered into a loan agreement with a private banking institution. The loan bore interest at LIBOR plus 2.5% with quarterly principal payments of $28,600 and final payment of $228,000 due March 31, 2004. This debt was paid off during the current period.

Note F—Demand Notes Due to Stockholders

Three officers/stockholders of the Company loaned the Company $1,529,000. These notes, were due on demand and bore interest 6.5% per annum. These notes were paid off during the current period.

Note G—Commitments and Contingencies

Lease Commitments

The Company conducts its operations in leased facilities in Newton, Massachusetts and Santa Clara, California. These leases are classified as operating leases and expire in 2005, with certain renewal options at expiration.

Future minimum lease payments are as follows:

Year Ending
2001	$925,500
2002	938,000
2003	952,000
2004	968,000
2005	129,000

$3,912,500

Rent expense was approximately $880,000 for the period January 1, 2000 to December 29, 2000.

ACT MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Contingencies

In February, 2001 the Company was notified by its major customer of a recall relating to a product manufactured by the Company. The Company recorded the known effects of the recall as of December 29, 2000. A pre-tax summary of the impact of this event is as follows:

Net reduction in sales	$500,000
Inventory write-off	225,000

Reduction in income (loss) from operations	$725,000

During the period January 1, 2000 to December 29, 2000, the Company recorded sales of approximately $1,000,000 for the product that was recalled in February of 2001. In negotiations between the Company and this customer, it was agreed that the customer would reimburse the Company roughly for its cost of the product, which was $500,000. By the time this was negotiated, the customer had remitted to ACT the entire $1,000,000 relating to these sales; therefore, it was agreed that the remaining $500,000 be retained by ACT as a deposit for future purchases. This $500,000 deposit is recorded in deferred income.

The Company believes there is a reasonable possibility that other claims could be made in connection with this matter. As a result of the uncertainty related to these other potential claims, an estimate cannot be made as to the amount of possible loss.

Note H—Retirement Plan

The Company maintains a qualified profit sharing and 401(k) plan (the Plan) which covers substantially all full-time employees of the Company. Employees of the Company are eligible to participate in the Plan upon attaining age 21. The Plan allows participants to contribute between 2% and 15% of their compensation. Participant contributions vest immediately. The Company contributes an amount equal to 25% of the participants’ contribution up to a maximum of 1.5% of their compensation. The Company’s 2000 contributions to the Plan were approximately $105,000.

Company contributions to the profit sharing portion of the Plan are discretionary and are determined by the Board of Directors of the Company. In no event will the Company’s contribution exceed Internal Revenue Code limitations. The Company’s 2000 contributions to the plan were approximately $231,000.

Note I—Redeemable Common Stock

In connection with the 1999 acquisition of Danforth, the Company issued 400,000 shares of its common stock to shareholders of Danforth and entered into a Stock Restriction and Put Agreement (the “Agreement’’). Of the shares issued, a maximum of 300,000 shares may be redeemed by the holders at certain dates and prices. Pursuant to this agreement, 300,000 shares may be redeemed by the holders of the stock upon a change in control of the Company. As a result, these shares may be redeemed on the date of the merger of the Company with Medsource as described in Note L.

The Company has recorded the value of these shares as redeemable common stock. The value of these shares at December 31, 1999 was $1,067,600. During 2000, the Company recorded accretion of $1,092,400, which is included in interest expense, to adjust the value to be equal to the change in control redemption value as stipulated in the agreement.

Note J—Equity Transactions

At the June, 2000 shareholder’s meeting, it was voted that the Company would split its shares 2.5:1. This vote increased the authorized shares from 2,000,000 to 5,000,000 and the outstanding shares from 1,347,500 to

ACT MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

3,368,750 as of June 22, 2000. The stated par value of each share was adjusted proportionally to reflect this stock split. All share and per share amounts in these financial statements, including options, have been given retroactive effect to reflect the stock split as if it had occurred at the beginning of the period.

At the same June, 2000 shareholder’s meeting, it was voted that the Company would increase the number of authorized shares from 5,000,000 to 6,000,000.

All shares of common stock of the Company held by employees and consultants have certain restrictions. The Company has the right to repurchase the shares from the employee or consultant in the event employment or the consulting arrangement is terminated.

Note K—Stock Option Plan

The Company has two incentive stock option plans which permit the issuance of options to selected employees at a price determined by the Board of Directors to be not less than fair market value at the date of grant. The Company has authorized a total of 1,125,000 options to be granted under the plans. The options become exercisable, subject to continued employment, over a four year period and have a term of ten years.

The Company applies APB 25 and related interpretations in accounting for its stock option plan. Had compensation costs for the Company’s stock option plan been determined based on the fair value of such awards at the grant date, consistent with the methods of Statement No. 123, the Company’s total net loss would have been as follows:

2000
Net loss:
As reported	$(1,009,863)
Pro forma	(1,101,131)
Weighted-average fair value of options granted during the year	$1.52

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model assuming a risk-free interest rate of 5.85%–6.39%, an expected life of ten years and a volatility and dividend rate of 0%. For purposes of pro forma disclosure, the estimated fair value of the options are amortized to expense over the options’ vesting period.

The following summarizes the transactions of the Company’s stock option plan:

	Shares Under Option	Exercise Price
Outstanding at December 31, 1999	637,000	$1.60-$20.00
Granted in 2000	335,625	$2.40-$ 3.20
Forfeited in 2000	(46,875)	$1.60-$ 2.40
Exercised in 2000	(35,250)	$1.60-$ 2.40

Outstanding at December 29, 2000	890,500	$1.60-$20.00

ACT MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following summarizes information about stock options exercisable and outstanding:

Exercise Price	Number of Shares Exercisable at December 29, 2000	Number of Shares Outstanding at December 29, 2000	Weighted Average Remaining Contractual Life
$1.60	84,000	231,875	8.1
$2.40	74,800	330,750	9.3
$3.20	3,075	15,375	9.7
$4.00	25,000	62,500	7.7
$8.00	25,000	62,500	7.7
$12.00	25,000	62,500	7.7
$16.00	25,000	62,500	7.7
$20.00	25,000	62,500	7.7

	286,875	890,500

Note L—Subsequent Event

After the close of business on December 29, 2000, pursuant to a merger agreement, all of the company’s outstanding shares of common stock and redeemable common stock were acquired by MedSource in exchange for 33,423 shares of MedSource Series D 6% Cumulative Preferred Stock, par value $0.01 per share (preferred stock) and cash payments of approximately $1.0 million to shareholders electing to receive cash instead of stock. Pursuant to the Merger Agreement, an escrow account containing 12,675 of the shares indicated above was created for the purpose of applying, if necessary, amounts relating to indemnified claims, as defined. The escrow account will exist for two years. Dividend payments are made upon action of the Board. Upon the occurrence of a qualified initial public offering, each outstanding share of Preferred Stock shall be automatically converted into a number of shares of common stock as determined by the Merger Agreement.

In addition, at the date of merger certain outstanding options to purchase the Company’s common stock, whether vested or unvested, were deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable under the Company’s 1998 Omnibus Stock Plan, shares of MedSource preferred stock. Certain other options that had an exercise price above the per share deal price were forfeited and replaced with options for MedSource common stock.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
Kelco Industries, Inc.

We have audited the accompanying balance sheet of Kelco Industries, Inc. as of March 30, 1999, and the related statements of income, changes in stockholders’ equity, and cash flows for the period from May 1, 1998 through March 30, 1999. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kelco Industries, Inc. as of March 30, 1999, and the results of their operations and their cash flows for the period from May 1, 1998 through March 30, 1999, in conformity with generally accepted accounting principles.

As discussed in Note 8 to the financial statements, at March 30, 1999, the company changed its method of accounting for inventory overruns and supplies to more appropriately match costs and expenses.

/s/ Bertram, Vallez, Kaplan & Talbot, Ltd.

Brooklyn Park, Minnesota
August 31, 1999

KELCO INDUSTRIES, INC.

BALANCE SHEET
March 30, 1999

Assets
Current assets:
Cash (Note 1)	$3,918,464
Marketable securities (Notes 1 and 3)	2,865,000
Accounts receivable (less allowance for doubtful accounts of $61,172) (Notes 1 and 3)	1,709,298
Sales tax refund receivable	266,129
Inventory (Notes 1, 3, and 8)
Raw materials	1,615,690
Work-in-process	1,313,935
Finished goods	240,000
Prepaid expenses	27,983
Other current assets	12,826

Total current assets	11,969,325
Property and equipment (Notes 1 and 3)	13,006,783
Less accumulated depreciation	7,880,288

5,126,495
Other assets:
Tax deposit (Note 1)	1,416,210
Split dollar life insurance receivable	450,181

1,866,391

Total assets	$18,962,211

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$622,020
Accrued liabilities:
Profit sharing contribution (Note 4)	1,140,267
Real estate taxes	24,018
Wages and vacation	437,067
Bonus	514,503
Commissions	7,516
Other current liabilities	1,764

Total current liabilities	2,747,155
Stockholders’ equity:
Class A—voting common stock, $0.01 par value:
Authorized—100,000 shares; Issued and outstanding—4,476 shares	45
Class B—nonvoting common stock, $0.01 par value:
Authorized—900,000 shares; Issued and outstanding—101,994 shares	1,020
Capital paid in excess of par value	399,895
Retained earnings	15,814,096

16,215,056

Total liabilities and stockholders’ equity	$18,962,211

The accompanying notes are an integral part of these statements.

KELCO INDUSTRIES, INC.

STATEMENT OF INCOME
For the Period From May 1, 1998 through March 30, 1999

Sales (Note 6)	$22,877,031
Cost of sales	12,923,250

Gross margin	9,953,781
Selling, general, and administrative expenses	2,899,461

Income from operations	7,054,320
Other income (expense):
Interest income	183,697
Interest expense	(165)
Rent income	5,557

189,089

Net income before cumulative effect of accounting change	7,243,409
Cumulative effect of accounting change in inventories (Note 8)	431,078

Net income	$7,674,487

The accompanying notes are an integral part of these statements.

KELCO INDUSTRIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Period From May 1, 1998 through March 30, 1999

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity
	Shares Issued and Outstanding	Amount	Shares Issued and Outstanding	Amount
Balance at April 30, 1998	4,476	$45	101,994	$1,020	$399,895	$10,827,882	$11,228,842
Distributions	—	—	—	—	—	(2,688,273)	(2,688,273)
Net income for the period from May 1, 1998 through March 30, 1999	—	—	—	—	—	7,674,487	7,674,487

Balance at March 30, 1999	4,476	$45	101,994	$1,020	$399,895	$15,814,096	$16,215,056

The accompanying notes are an integral part of these statements.

KELCO INDUSTRIES, INC.

STATEMENT OF CASH FLOWS
For the Period From May 1, 1998
through March 30, 1999

Operating activities
Net income	$7,674,487
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,149,050
Loss on sale of property and equipment	7,995
Changes in operating assets and liabilities that increase or (decrease) cash:
Accounts receivable	84,677
Sales tax refund receivable	(116,511)
Inventory	(837,306)
Prepaid expenses	77,757
Other current assets	(4,364)
Accounts payable	183,777
Accrued liabilities	307,779

Net cash provided by operating activities	8,527,341
Investing activities
Fiscal year required payment	(73,185)
Purchase of marketable securities	(550,000)
Payments for split dollar life insurance	(87,292)
Proceeds from sale of equipment	7,400
Purchase of property and equipment	(2,350,140)

Net cash used in investing activities	(3,053,217)
Financing activities
Distributions paid	(2,688,273)

Net cash used in financing activities	(2,688,273)

Net increase in cash	2,785,851
Cash at beginning of period	1,132,613

Cash at end of period	$3,918,464

The accompanying notes are an integral part of these statements.

KELCO INDUSTRIES, INC.

NOTES TO FINANCIAL STATEMENTS
March 30, 1999

1.    Summary of Significant Accounting Policies

Nature of Business

Kelco Industries, Inc. (the Company) is a manufacturer of precision metal parts sold to customers primarily in the Minneapolis/St. Paul area. The Company also has sales throughout the United States and Europe. The Company extends unsecured credit to its customers.

On March 30, 1999, selected assets of the Company were sold to MedSource Technologies, Inc. (MedSource). MedSource acquired the trade receivables, inventories, prepaid expenses, other current assets and the property and equipment and assumed all current liabilities of the Company as well as the Company name. These financial statements have not been adjusted to reflect changes resulting from the sale of the above assets and liabilities. Subsequent to the sale, the Company changed its name to Oclek, Inc. and was liquidated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. In addition, they affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates and assumptions.

Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Cash Concentration

The Company maintains cash balances at two financial institutions located in Minneapolis. Accounts are insured by the Federal Deposit Insurance Corporation up to $100,000. At March 30, 1999, the Company’s uninsured cash balance (before outstanding items) was $4,016,511.

Marketable Securities

The Company considers its investments in marketable securities to be “trading securities”. Therefore, marketable securities are recorded at fair market value, and unrealized gains and losses are currently recognized.

Inventory

Inventory is valued at the lower of cost (first-in, first-out method) or market. Work-in-process inventory includes production costs. Finished goods represents production overruns that are used in future orders and are carried at an amount that approximates cost (See Note 8).

Property and Equipment

Property and equipment is recorded at cost and depreciated on the straight-line and declining-balance methods over the estimated useful lives of the assets.

KELCO INDUSTRIES, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Income Taxes

The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S Corporation. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate share of the company’s taxable income. Therefore, no provision or liability for income taxes has been included in these financial statements. The Company has deposited a required payment with the Internal Revenue Service to maintain their fiscal year of April 30th.

Advertising

Advertising costs are charged to operations when incurred. Total advertising expense was $52,863 for the period from May 1, 1998 through March 30, 1999.

2.    Property and Equipment

Property and equipment is comprised of the following as of March 30, 1999:

	Cost	Accumulated Depreciation	Book Value
Machinery and equipment	$11,009,391	$7,336,335	$3,673,056
Vehicles	209,690	68,585	141,105
Furniture and fixtures	514,152	348,734	165,418
Leasehold improvements	1,212,389	107,764	1,104,625
Land improvements	61,161	18,870	42,291

	$13,006,783	$7,880,288	$5,126,495

3.    Available Credit Facility

The Company has available credit with Norwest Bank, National Association, on a $1,000,000 line of credit (secured by accounts receivable, inventory, property and equipment and general intangibles and is personally guaranteed by the majority stockholder) with interest payable monthly at the bank’s base rate of interest minus 0.25%. The base rate of interest at March 30, 1999 was 7.5%. As part of the credit facility, the Company is required to maintain a ratio of total liabilities to tangible net worth of less than 1.0 to 1.0 as well as achieve a positive net income each fiscal year. The Company is in compliance with these covenants at March 30, 1999. There were no borrowings on the credit facility at March 30, 1999. The credit facility was terminated at March 30, 1999.

4.    Profit Sharing Plan

The Company maintains a non-contributory profit sharing plan for all employees who are not covered by a collective bargaining agreement and who provided a year of service (1,000 hours). The plan allows the Company to contribute up to fifteen percent of the participants annual compensation, which includes bonuses, overtime and commissions, if any, subject to Internal Revenue Service limitations. Contributions are determined annually by the board of directors, and are currently funded. The contributions to the plan for the period from May 1, 1998 to March 30, 1999 was $1,140,267.

KELCO INDUSTRIES, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

5.    Related-Party Transactions and Building Lease Agreements

The Company leased its office and production space on an informal month-to-month basis at $30,089 per month plus real estate taxes, from Paul Kelly, the 88.3% stockholder of Kelco Industries, Inc. Rent expense for the period from May 1, 1998 to March 30, 1999 was $429,109.

The Company leased additional office space on an informal month-to-month basis at $1,763 per month plus real estate taxes from a partnership owned by the stockholders of Kelco Industries, Inc. Rent expense for the period from May 1, 1998 to March 30, 1999 was $32,842.

Commencing with the sale of selected assets to MedSource on March 30, 1999, a formal lease for all office and production space was negotiated. The leases will terminate on February 28, 2009 with three options to extend the leases for five year intervals. The leases call for, among other items, combined monthly base rent payments as follows:

Years 1–3	$32,589
Years 4–6	$36,200
Years 7–10	$40,244

6.    Major Customers

The Company had one major customer providing approximately 47% of the Company’s revenue for the period from May 1, 1998 to March 30, 1999.

At March 30, 1999, that customer comprised $568,965 of the accounts receivable balance.

7.    Lease Commitments

The Company is leasing various vehicles under operating-type leases. The agreements call for, among other items, future minimum lease payments as follows for the periods ending March 30,

2000	$69,378
2001	47,799
2002	12,229

$129,406

8.    Cumulative Effect of a Change in Accounting Principle

To more appropriately match costs and expenses, the Company changed its method of accounting for production overruns and supplies used in the machining process. Previously, production overruns were charged to cost of sales as incurred and supplies were expensed when purchased. Under the new method, supplies will be recorded as inventory and charged to operations when used. Production overruns will be carried at cost until sold or otherwise used. The cumulative effect of this accounting change for production supplies and overruns at March 30, 1999 was to increase net income by $431,078.

To the Board of Directors and Stockholders of
W. N. Rushwood, Inc., d.b.a.
Hayden Precision Industries
(A Subchapter S Corporation)
Orchard Park, New York

We have audited the accompanying balance sheets of W. N. Rushwood, Inc., d.b.a. Hayden Precision Industries as of December 31, 1998 and March 30, 1999, and the related statements of income and retained earnings, and cash flow for the year ended December 31, 1998 and for the three-month period ended March 30, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of W. N. Rushwood, Inc., d.b.a. Hayden Precision Industries at December 31, 1998 and March 30, 1999 (prior to sale of assets and liabilities), and the results of its operations and its cash flows for the year ended December 31, 1998 and for the three-month period ended March 30, 1999, in conformity with general accepted accounting principles.

/s/ James F. Yochum
West Seneca, New York
June 30, 1999

W. N. RUSHWOOD, INC., DBA
HAYDEN PRECISION INDUSTRIES

Balance Sheets

	December 31, 1998	March 30 , 1999
	(Restated)	(Restated)
Assets
Current assets:
Cash	$86,061	$165,219
Accounts receivable	857,372	776,432
Inventory	1,926,050	1,854,929

Total current assets	2,869,483	2,796,580
Property and equipment, less accumulated depreciation	4,522,287	5,071,119
Other assets—deposits and prepayments	285,414	6,978

	$7,677,184	$7,874,677

Liabilities
Current liabilities:
Trade accounts payable	$368,663	$450,657
Due on equipment purchases	149,520	—
Accrued payroll, bonuses, and taxes	248,260	257,197
Accrued shareholder distribution—taxes	300,000	—
Accrued franchise tax payable	11,062	—
Short-term debt—fleet line of credit	500,000	1,000,000
Current maturities of long-term debt	629,297	—

Total current liabilities	2,206,802	1,707,854
Long-term debt, less current maturities:
Bank	2,174,220	2,744,476
Shareholder	1,000,000	1,000,000

Total long-term debt	3,174,220	3,744,476

Total liabilities	5,381,022	5,452,330
Stockholders’ equity:
Capital stock, no par—shares authorized 200; issued and outstanding 100 in 1998 and 1999	50,000	50,000
Retained earnings	2,246,162	2,372,347

Total stockholder’s equity	2,296,162	2,422,347

	$7,677,184	$7,874,677

See accompanying notes and accountant’s report.

W. N. RUSHWOOD, INC., DBA
HAYDEN PRECISION INDUSTRIES

Statements of Income and Retained Earnings

	Year Ended December 31, 1998	Three-Month Period Ended March 30, 1999
	(Restated)	(Restated)
Sales	$9,777,414	$2,226,920
Cost of sales	6,681,514	1,721,383

Gross profit	3,095,900	505,537
General and administrative expenses	1,072,023	194,599

Income from operations	2,023,877	310,938
Other income (expenses)—net, including interest expense of $241,386 in 1998 and $106,497 in 1999	(241,018)	(99,753)

Net income	1,782,859	211,185
Distribution of Sub-S earnings	(528,000)	(85,000)
Retained earnings—beginning	991,303	2,246,162

Retained earnings—ending	$2,246,162	$2,372,347

See accompanying notes and accountant’s report.

W. N. RUSHWOOD, INC., DBA
HAYDEN PRECISION INDUSTRIES

Statements of Cash Flows

	Year Ended December 31, 1998	Three-Month Period Ended March 30, 1999
	(Restated)	(Restated)
Operating activities
Net income	$1,782,859	$211,185
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	794,491	213,684
Changes in assets and liabilities:
Accounts receivable	(156,162)	80,940
Inventory	(1,233,265)	71,121
Prepaid expenses	—	(6,978)
Trade accounts payable	174,972	81,994
Accrued expenses	115,095	(2,125)

Net cash provided by operating activities	1,477,990	649,821
Investing activities
Deposits and prepayments	(285,414)	—
Capital expenditures	(3,168,314)	(626,622)

Net cash used in investing activities	(3,453,728)	(626,622)
Financing activities
Net borrowings—short term (equip and LOC)	509,520	500,000
Net borrowings—long term	1,610,854	(59,041)
Distribution of Sub-S earnings	(228,000)	(385,000)

Net cash provided by financing activities	1,892,374	55,959

(Decrease) increase in cash	(83,364)	79,158
Cash—beginning of year	169,425	86,061

Cash—end of year	$86,061	$165,219

See accompanying notes and accountant’s report.

W. N. RUSHWOOD, INC., DBA
HAYDEN PRECISION INDUSTRIES

NOTES TO FINANCIAL STATEMENTS
March 30, 1999

Note 1—Summary of Significant Accounting Policies

Nature of Business

Hayden Precision Industries (the Company) manufactures precision parts for the medical and aerospace industries.

Inventory

Inventory is valued at the lower of cost or market. Cost is determined by including in inventory the estimated labor and overhead absorbed by each job.

Property, Equipment, and Depreciation

Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets.

Taxes on Income

The absence of a provision for income taxes is due to the election of the corporation and consent by its stockholders to include the taxable income or loss of the corporation in the stockholder’s individual tax return. As a result, no federal income tax is imposed on the corporation. State income taxes are provided for as required by state law.

Note 2—Inventory

Inventory consists of the following:

	December 31, 1998	March 30, 1999
Raw materials	$934,050	$666,313
Work in progress	688,568	604,885
Finished goods	303,432	583,731

	$1,926,050	$1,854,929

W. N. RUSHWOOD, INC., DBA
HAYDEN PRECISION INDUSTRIES

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note 3—Property and Equipment

Major classes of property and equipment consist of the following:

	December 31, 1998	March 30, 1999
Machinery, equipment, and tools	$7,790,993	$8,509,961
Computer system	478,523	514,160
Furniture and fixtures	23,177	31,191
Leasehold improvements	28,200	28,200

	8,320,893	9,083,512
Less accumulated depreciation	(3,798,606)	(4,012,393)

Net property and equipment	$4,522,287	$5,071,119

Note 4—Long-Term Debt

Long-term debt consists of the following:

	December 31, 1998	March 30, 1999
Fleet Bank
Term loan payable—bank maturing $7,691.67 monthly through May 1, 2000 plus interest at 9.42%	$130,767	$107,692
Term loan payable—bank maturing $11,416.67 monthly through May 1, 2001 plus interest at .75% above prime or LIBOR + 2.75%	331,083	296,833
Term loan payable—bank maturing $8,333.33 monthly through May 1, 2002 plus interest at .75% above prime or LIBOR + 2.75%	341,667	316,667
Equipment line of credit. This loan will be converted to a term loan on 4/1/99	2,000,000	2,000,000
Shareholder Loans
Note dated December 15, 1996 payable to Nancy Heywood. Monthly interest is payable at 7% until August 2000. Principal and interest (7%) payments of $6,233.20 begin September 15, 2000 with the note maturing in August 2010	536,842	536,842
Note dated December 15, 1996 payable to William H. Heywood. Monthly interest is payable at 7% until August 2000. Principal and interest (7%) payments of $5,377.66 begin September 15, 2000 with the note maturing in August 2010	463,158	463,158
Accrued interest on above	—	23,284

	3,803,517	3,744,476
Less current maturities	(629,297)	—

Total long-term debt	$3,174,220	$3,744,476

The loan obligations to banks were secured by the Company equipment, accounts receivable, and inventory. William H. and Nancy Heywood (51% owners of the Company) and William B. Heywood (27% owners of the Company) had also signed for the loans. All loans were satisfied in April 1999.

W. N. RUSHWOOD, INC., DBA
HAYDEN PRECISION INDUSTRIES

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note 5—Leases

The Company leases the land and building from William and Nancy Heywood who own 51% of the capital stock. The 1998 lease called for monthly payments of $16,500 through October 1998 and $35,000 thereafter.

The Company leases a building on 3886 California Road, Orchard Park from Windom Development Company. The 1998 and 1999 leases call for monthly payments of $2,885.

Note 6—Major Customers

For the year ended December 31, 1998, three customers generated sales in excess of 10% of the Company’s sales. Sales to these three customers totaled $7,528,600 or 77% of sales of total revenue.

Note 7—Distributions of Sub S Earnings to Shareholders

During 1998, the Company distributed Sub S earnings of $228,000 and accrued a distribution of $300,000 to be paid in 1999. During 1999, the Company distributed Sub S earnings of $385,000. This included distribution of $300,000 to be paid in 1999.

Note 8—Sale of Company Assets and Liabilities

On March 30, 1999, the Company assets were sold and all obligations of the Company were satisfied.

Note 9—Restatement

The Company has determined that because of an error in costing, its inventories were understated at March 30, 1999, December 31, 1998 and December 31, 1997, and has restated its financial statements as of March 30, 1999 and for the three-month period then ended and as of December 31, 1998 and for the year then ended. The restatement resulted in a decrease in the previously recorded cost of sales and an increase in net income of $309,000 for the year ended December 31, 1998 and $58,000 for the three-month period ended March 30, 1999 and an increase in inventories of $611,000 as of December 31, 1998 and $669,000 as of March 30, 1999. The restatement resulted from correcting the methodology used to cost inventory.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
MedSource Technologies, Inc.

We have audited the accompanying balance sheets of National Wire & Stamping, Inc. as of December 31, 1998 and March 30, 1999 and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 1998 and the three-month period ended March 30, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Wire & Stamping, Inc. at December 31, 1998 and March 30, 1999, and the results of its operations and its cash flows for the year ended December 31, 1998 and the three-month period ended March 30, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 14, 2000

NATIONAL WIRE & STAMPING, INC.

BALANCE SHEETS

	December 31, 1998	March 30, 1999
Assets
Current assets:
Cash	$319,662	$236,575
Marketable securities	599,964	—
Accounts receivable	966,776	620,244
Due from stockholder	2,194	165,463
Inventories	555,585	697,699
Prepaid expenses and other current assets	31,748	25,857
Income taxes recoverable	115,452	349,722
Current deferred tax assets	57,057	60,235

Total current assets	2,648,438	2,155,795
Property and equipment, net	998,818	818,092
Other assets:
Cash surrender value—life insurance	446,886	268,617
Deferred tax assets	253,193	—
Miscellaneous	25,375	7,918

Total other assets	725,454	276,535

Total assets	$4,372,710	$3,250,422

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$371,242	$330,728
Current maturities of long-term debt	10,377	—
Accrued compensation	167,878	220,667
Other accrued expenses	68,549	35,460

Total current liabilities	618,046	586,855
Long-term debt, less current maturities	106,844	—
Deferred compensation	890,709	—

Total liabilities	1,615,599	586,855
Stockholders’ equity:
Common stock, $0.86 par value:
Authorized shares—200,000; Issued and outstanding shares—64,250	55,480	55,480
Paid-in capital	8,770	8,770
Retained earnings	2,650,622	2,599,317
Accumulated other comprehensive income	42,239	—

Total stockholders’ equity	2,757,111	2,663,567

Total liabilities and stockholders’ equity	$4,372,710	$3,250,422

See accompanying notes.

NATIONAL WIRE & STAMPING, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31, 1998	Three Months Ended March 30, 1999
Net sales	$8,618,755	$1,636,420
Cost of sales	5,000,713	967,648

Gross profit	3,618,042	668,772
Operating expenses:
Selling, general and administrative	2,917,944	770,214
Research and development	139,105	30,179

	3,057,049	800,393
Other operating income	105,566	47,258

Operating income (loss)	666,559	(84,363)
Other income (expense):
Investment income	37,472	81,713
Interest expense	(17,165)	(3,562)

Income (loss) before taxes	686,866	(6,212)
Income taxes	264,325	45,093

Net income (loss)	$422,541	$(51,305)

See accompanying notes.

NATIONAL WIRE & STAMPING, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Totals
	Shares	Amount
Balance at December 27, 1997	64,250	$55,480	$8,770	$2,228,081	$(1,974)	$2,290,357
Unrealized gain on marketable securities available for sale, net of tax	—	—	—	—	44,213	44,213
Net income for year	—	—	—	422,541	—	422,541

Balance at December 31, 1998	64,250	55,480	8,770	2,650,622	42,239	2,757,111
Unrealized loss on marketable securities available for sale, net of tax	—	—	—	—	(42,239)	(42,239)
Net loss for period	—	—	—	(51,305)	—	(51,305)

Balance at March 30, 1999	64,250	$55,480	$8,770	$2,599,317	$—	$2,663,567

See accompanying notes.

NATIONAL WIRE & STAMPING, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 1998	Three Months Ended March 30, 1999
Operating activities
Net income (loss)	$422,541	$(51,305)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	260,334	65,493
Gain on sale of property and equipment	(94,807)	(46,038)
Deferred income taxes	(24,573)	277,021
Changes in operating assets and liabilities:
Accounts receivable	153,103	346,532
Due from stockholder	—	(163,269)
Inventories	118,792	(142,114)
Prepaid expenses and other current assets	(19,698)	5,891
Other assets	20,989	(7,543)
Accounts payable	173,553	(40,514)
Accrued income taxes	(193,517)	(234,270)
Accrued compensation	(154,229)	52,789
Other accrued expenses	(28,754)	(33,089)
Deferred compensation	108,868	(890,709)

Net cash provided by (used in) operating activities	742,602	(861,125)
Investing activities
(Increase) decrease in marketable securities, net	(150,487)	530,719
Purchases of property and equipment	(421,977)	(91,160)
(Increase) decrease in cash surrender value—life insurance	(85,907)	178,269
Proceeds from sale of property and equipment	177,150	277,431

Net cash (used in) provided by investing activities	(481,221)	895,259
Financing activities
Principal payments on long-term debt	(9,505)	(117,221)

Net cash used in financing activities	(9,505)	(117,221)

Net increase (decrease) in cash	251,876	(83,087)
Cash at beginning of period	67,786	319,662

Cash at end of period	$319,662	$236,575

Supplemental disclosures:
Interest paid	$28,688	$3,562
Income taxes paid	$482,415	$—

Noncash investing activity:

In accordance with FAS 115, the investment in marketable securities has been adjusted to fair market value, net of taxes, with an offset to accumulated other comprehensive income in the amounts of $44,213 and $(42,239), respectively, for the periods noted above.

See accompanying notes.

NATIONAL WIRE & STAMPING, INC.

NOTES TO FINANCIAL STATEMENTS
March 30, 1999

1.    Nature of Operations

National Wire & Stamping, Inc. (the Company) was organized as a Colorado corporation and is principally engaged in the manufacturing of wire products, precision metal forming, surgical instruments, gaskets and assembly production for customers throughout the United States. The Company grants credit to customers throughout the nation.

2.    Summary of Significant Accounting Policies

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Fiscal Year

For 1998, the Company’s fiscal year ended on December 31 and was a period of 53 weeks.

Inventories

Inventories, consisting of material, labor and overhead, are valued at the lower of cost, determined by the first-in, first-out method or market.

Property and Equipment

Property and equipment are stated at cost. Company policy provides for capitalization of all major expenditures for improvement and for current charges to income for repair and maintenance. Depreciation and amortization are provided over the following estimated lives:

Building	31.5 years
Leasehold improvements	5 to 31.5 years
Machinery and equipment	7 years
Motor vehicles	5 years
Furniture and fixtures	5 to 7 years

Depreciation and amortization are provided on straight-line and accelerated methods for financial statements and tax purposes.

Income Taxes

Income tax expense is based on pre-tax financial accounting income and includes deferred taxes for the effects of temporary differences between financial and tax accounting. The temporary difference is principally the result of accruing for the present value of deferred compensation arrangements and vacation.

Research and Development

Research and development costs are expensed as incurred.

NATIONAL WIRE & STAMPING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Advertising

The Company expenses non-direct response advertising as costs are incurred. The Company incurred $98,925 for the year ended December 31, 1998 and $54,496 for the three-month period ended March 30, 1999.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

Revenue from sales of products are recorded upon shipment.

3.    Sale to MedSource Technologies, Inc.

At the close of business on March 30, 1999, the stockholders of the Company sold all of their shares to MedSource Technologies, Inc. Prior to the sale, the Company sold its ownership interest in land and building to one of its stockholders, sold an automobile to the same stockholder, had the same stockholder assume (or pay off) any debt associated with the land and building and automobile, liquidated its marketable securities, cashed in certain life insurance policies and settled any deferred compensation obligations. The net balance due from the one stockholder who had acquired the land and building and automobile was collected in conjunction with payments from MedSource Technologies, Inc. to acquire the Company’s stock.

4.    Concentrations of Credit Risk

Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers and markets into which the Company’s products are sold. As a result, at March 30, 1999, the Company does not consider itself to have any significant concentrations of credit risk.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

NATIONAL WIRE & STAMPING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

5.    Marketable Securities

Marketable equity securities have been categorized as available for sale and, as a result, are stated at fair value based on quoted market prices. Unrealized holding gains and losses, net of taxes, are included as a component of stockholders’ equity until realized. Realized gains and losses are computed as the difference between amortized cost and selling price. All marketable securities were liquidated in conjunction with the sale of the Company (see Note 3), and the proceeds were used to pay deferred compensation. Investment income includes a loss of $11,660 on sale of investments for the year ended December 31, 1998 and a gain of $81,713 on the sale of investment for the three-month period ended March 30, 1999. The tables below show information on the marketable securities as of December 31, 1998:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 1998
Available for sale:
Common stocks	$250,301	$74,189	$—	$324,490
Mutual fund	29,990	—	(11,946)	18,044
Colorado Municipal Bonds	250,428	7,002	—	257,430

Total	$530,719	$81,191	$(11,946)	$599,964

6.    Inventories

Inventories consist of the following:

	December 31, 1998	March 30, 1999
Raw materials	$127,856	$115,171
Work in process	123,558	193,652
Finished goods	304,171	388,876

	$555,585	$697,699

7.    Property and Equipment

Property and equipment consist of the following:

	December 31, 1998	March 30, 1999
Land	$12,275	$—
Building	265,440	—
Machinery and equipment	2,473,829	2,495,743
Office furniture	317,386	318,955
Autos	64,685	47,628
Leasehold improvements	206,090	258,938

	3,339,705	3,121,264
Accumulated depreciation	(2,340,887)	(2,303,172)

	$998,818	$818,092

NATIONAL WIRE & STAMPING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

8.    Long-Term Debt

Balances were as follows:

	December 31, 1998	March 30, 1999
Note payable to bank collateralized by a vehicle. Monthly payments of $778, including interest at 8%	$21,101	$—
11.5% mortgage note payable in monthly installments of $1,113.75 including principal and interest, collateralized by land and building	96,120	—

	117,221	—
Less current maturities	(10,377)	—

	$106,844	$—

All debt was paid in full in conjunction with the transactions related to the sale of the Company to MedSource Technologies, Inc. (see Note 3).

9.    Line of Credit

At March 30, 1999, the Company has a revolving line of credit from a bank in the amount of $600,000. The arrangement provides for advances on the line to the extent of 80% of accounts receivable plus 50% of raw materials and finished goods and 30% of work in process. The loan carries an interest rate at prime. There are no amounts outstanding on the line at March 30, 1999. The loan covenants require that the Company maintain a minimum net worth of $1,350,000.

10.    Deferred Compensation Plan

During 1991, the Company implemented a deferred compensation plan for its officers and selected key employees. The plan provided for deferred bonuses based on the attainment of certain gross revenues. The plan provided for making annual payments over a ten-year period which began in 1995. The plan also provided for payments upon death or retirement. The principal cost of such plan was accrued over the period of active employment from the contract date. The expense charged to operations for such obligations amounted to $288,308 for the year ended December 31, 1998 and $191,346 for the three-month period ended March 30, 1999. Included in this plan, the Company provided a benefit consisting of annual payments of $15,000 beginning July 1, 1992 and scheduled to continue through 2017 for a past key employee. All deferred compensation obligations were settled as of March 30, 1999.

11.    Retirement Plans

The Company’s non-contributory profit sharing plan covers substantially all employees of the Company. Contributions are made at the discretion of the Board of Directors. No contribution was made for the year ended December 31, 1998 or for the three-month period ended March 30, 1999.

The Company implemented a 401(k) plan effective September 1, 1991. The plan provides that employees may make contributions to the plan up to a maximum of 20% of gross wages. The Company will make matching contributions to a maximum of 5% gross pay. Contributions were $35,510 for the year ended December 31, 1998 and $10,229 for the three-month period ended March 30, 1999.

NATIONAL WIRE & STAMPING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

12.    Leased Properties

The Company leases land and building from an entity owned by the President and former principal shareholder of the Company. The Company entered into a 14-year lease on March 30, 1999. The lease provides for the payment of taxes, insurance and maintenance by the Company. Rent charged to operations was $104,340 for the year ended December 31, 1998 and $38,993 for the three-month period ended March 30, 1999.

Future minimum payments, by year and in the aggregate, under the noncancelable operating leases with initial or remaining terms of one year or more, consisted of the following at March 30, 1999:

Operating Leases
1999-2013	$180,000 per year

13.    Income Taxes

The provision for income taxes consists of the following:

	Year Ended December 31, 1998	Three Months Ended March 30, 1999
Current:
Federal income tax (benefit)	$263,918	$(228,945)
State income tax (benefit)	24,980	(2,983)

	288,898	(231,928)
Deferred expense (benefit)	(24,573)	277,021

	$264,325	$45,093

The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to the deferred tax asset and their approximate tax effect are as follows:

	December 31, 1998	March 30, 1999
Future taxable income (deductions):
Increase in marketable securities	$27,006	$—
Depreciation	3,274	3,414
Accrued vacation pay	(57,057)	(56,691)
Deferred compensation payable	(278,927)	—
Capital losses on sale of investments	(4,546)	—
Other	—	(6,958)

Net deferred tax asset	$(310,250)	$(60,235)

14.    Major Customers

The largest customer in the year ended December 31, 1998 accounted for 30% of sales, and its next two largest accounted for 15% and 13% of sales, respectively. The largest customer in the three months ended March 30, 1999 accounted for 31% of sales, and the next largest accounted for 11%.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
MedSource Technologies, Inc.

We have audited the accompanying balance sheet of The MicroSpring Company, Inc., as of March 30, 1999 and the related statements of operations, stockholders’ equity and cash flows for the three-month period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The MicroSpring Company, Inc. at March 30, 1999, and the results of its operations and its cash flows for the three-month period then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
October 27, 1999

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of
The MicroSpring Company, Inc.:

In our opinion, the accompanying balance sheet and the related statements of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of The MicroSpring Company, Inc. (the “Company”) at December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Note 13, effective March 30, 1999, substantially all of the net assets of the Company were sold to MedSource Technologies, Inc.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 2, 1999

THE MICROSPRING COMPANY, INC.

BALANCE SHEETS

	December 31, 1998	March 30, 1999
Assets
Current assets:
Cash and cash equivalents	$137,533	$298,680
Accounts receivable, trade (net of allowance for bad debts of $20,400 in 1998 and 1999)	494,082	404,116
Inventories	898,038	1,024,339
Receivable from stockholders	126,785	201,850
Current portion of notes receivable from stockholders	2,814	—
Prepaid expenses and other current assets	51,735	55,870

Total current assets	1,710,987	1,984,855
Property and equipment, net	1,985,022	1,909,935
Notes receivable from stockholders, long-term	288,331	—

Total assets	$3,984,340	$3,894,790

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$180,686	$305,758
Accrued compensation	148,159	211,928
Accrued liabilities	141,669	77,449
Accrued state taxes payable	99,893	63,000
Deferred revenue	112,500	160,606

Total current liabilities	682,907	818,741
Deferred revenue	61,651	—
Convertible notes payable to stockholders	250,000	—
Stockholders’ equity:
Common stock, par value $0.01 per share, 9,000,000 shares authorized, 6,677,661 issued and 6,656,221 outstanding at December 31, 1998, 8,341,342 issued and 8,319,902 outstanding at March 30, 1999	66,777	83,413
Paid-in capital	904,048	1,750,734
Retained earnings	2,164,309	1,242,116
Treasury stock, at par, 21,440 shares	(214)	(214)
Unearned compensation	(145,138)	—

Total stockholders’ equity	2,989,782	3,076,049

Total liabilities and stockholders’ equity	$3,984,340	$3,894,790

See accompanying notes.

THE MICROSPRING COMPANY, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31, 1998	Three Months Ended March 30, 1999
Net sales	$10,176,175	$1,791,597
Cost of sales	7,280,290	1,397,990

Gross profit	2,895,885	393,607
Operating expenses:
Sales and marketing	422,591	115,180
Research and development	1,841,172	464,121
General and administrative	1,078,889	734,151

Total operating expenses	3,342,652	1,313,452

Operating loss	(446,767)	(919,845)
Interest income	22,460	5,490
Interest expense	(54,433)	(4,838)

Loss before state taxes	(478,740)	(919,193)
State taxes	7,500	3,000

Net loss	$(486,240)	$(922,193)

See accompanying notes.

THE MICROSPRING COMPANY, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock		Paid-in Capital	Retained Earnings	Treasury Stock	Unearned Compensation	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 1997	6,466,650	$64,881	$761,536	$2,692,171	$(214)	$(141,355)	$3,377,019
Stock options exercised	40,000	400	—	—	—	—	400
Issuance of stock	122,445	1,224	59,998	—	—	—	61,222
Common stock issued in lieu of cash payment of interest on convertible notes	27,126	272	22,679	—	—	—	22,951
Stock options granted	—	—	59,835	—	—	(59,835)	—
Amortization of unearned compensation	—	—	—	—	—	56,052	56,052
Dividend distributions	—	—	—	(41,622)	—	—	(41,622)
Net loss	—	—	—	(486,240)	—	—	(486,240)

Balance at December 31, 1998	6,656,221	66,777	904,048	2,164,309	(214)	(145,138)	2,989,782
Stock options granted	—	—	696,102	—	—	(696,102)	—
Stock options exercised	1,239,229	12,392	—	—	—	—	12,392
Stock options forfeited	—	—	(99,843)	—	—	99,843	—
Common stock issued upon conversion of convertible notes	416,666	4,166	245,834	—	—	—	250,000
Common stock issued in lieu of cash payment of interest on convertible notes	7,786	78	4,593	—	—	—	4,671
Amortization of unearned compensation	—	—	—	—	—	741,397	741,397
Net loss	—	—	—	(922,193)	—	—	(922,193)

Balance at March 30, 1999	8,319,902	$83,413	$1,750,734	$1,242,116	$(214)	$—	$3,076,049

See accompanying notes.

THE MICROSPRING COMPANY, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 1998	Three Months Ended March 30, 1999
Operating activities
Net loss	$(486,240)	$(922,193)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	512,309	112,079
Interest expense	20,884	4,671
Amortization of unearned compensation	56,052	741,397
Changes in operating assets and liabilities:
Accounts receivable, trade	523,102	89,966
Inventories	175,306	(126,301)
Notes and other receivables from stockholders	1,088,098	216,080
Prepaid expenses and other current assets	26,159	(4,135)
Accounts payable	(884,804)	125,072
Accrued compensation	25,327	63,769
Accrued liabilities	35,067	(64,220)
Accrued state taxes payable	73,854	(36,893)
Deferred revenue	(6,849)	(13,545)

Net cash provided by operating activities	1,158,265	185,747
Investing activities
Acquisition of property and equipment	(192,907)	(36,992)

Net cash used in investing activities	(192,907)	(36,992)
Financing activities
Advances under credit agreement	5,179,882	200,000
Repayments under credit agreement	(6,172,579)	(200,000)
Issuance of stock	400	12,392

Net cash (used in) provided by financing activities	(992,297)	12,392

Net (decrease) increase in cash	(26,939)	161,147
Cash at beginning of period	164,472	137,533

Cash at end of period	$137,533	$298,680

Supplemental disclosures:
Interest paid	$31,906	$167
Taxes paid	$5,843	$—

See accompanying notes.

THE MICROSPRING COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS
March 30, 1999

1.    Nature of Business

The MicroSpring Company, Inc. (the “Company”) was incorporated on December 10, 1984. The Company develops, manufactures and distributes medical components and devices which service the cardiology market in the United States and Europe. The Company’s products are sold to major medical device manufacturers directly or through distributors.

The Company is subject to a number of risks similar to other companies in the industry, including rapid technological change, uncertainty of market acceptance of products, uncertainty of regulatory approval, competition from substitute products and larger companies, compliance with government regulations, protection of proprietary technology, dependence on third-party manufacturers, distributors and key suppliers, product liability and dependence on key individuals.

The Company attempts to limit its concentration of credit risk by securing financially secure customers. Management believes a loss of certain significant clients would have a material adverse effect on the Company’s business, financial condition and results of operations. During 1998, two customers accounted for approximately $6,619,000 or 65% of total sales. One customer accounted for $4,583,000 or 45% and the other for $2,036,000 or 20% of sales, respectively. During the three-month period ended March 30, 1999, two customers accounted for approximately $824,000 or 46% of total sales. One customer accounted for $573,000 or 32% and the other for $251,000 or 14% of sales, respectively.

2.    Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all short-term investments purchased with an original maturity of three months or less at the date of acquisition to be cash equivalents.

Inventories

Inventories are valued using standard costs which approximate the lower of cost or market, using the first-in, first-out (FIFO) method.

Revenue Recognition

Sales and related cost of sales are recognized upon shipment of products.

Property and Equipment

Property and equipment are stated at cost. Company policy provides for capitalization of all major expenditures for improvements and for current charges to income for repair and maintenance. Depreciation has been calculated using the straight-line method over the estimated economic lives of related assets which are as follows:

Machinery and equipment	5 to 10 years
Furniture and fixtures	5 years
Computer equipment	3 years
Leasehold improvements	Remaining life of lease

THE MICROSPRING COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Upon retirement or disposal, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.

Research and Development Costs

Research and development costs are expensed as incurred.

Deferred Revenue

Deferred revenue represents customer deposits and advance payments.

Income Taxes

The Company has elected under S Corporation rules of the Internal Revenue Code not to be taxed as a corporation. Under this election, the Company passes through to its shareholders as individual taxpayers each item of income, loss, deduction or credit. Accordingly, no federal income tax provisions have been recorded. The Company incurs corporate and composite income taxes in Massachusetts which are included in the provision for state taxes. Temporary differences between income for financial reporting and tax reporting purposes are immaterial.

Stock Option Plans

The Company continues to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for its employee stock options. Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation (SFAS 123), requires the Company to disclose the pro forma net income or loss if the Company recognized compensation expense for options granted using a fair value method of accounting.

Pro forma information regarding net income has been determined to have no material impact on the net income of the Company for the year ended December 31, 1998 and for the three-month period ended March 30, 1999.

Management’s Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

3.    Inventories

Inventories consist of the following:

	December 31, 1998	March 30, 1999
Raw materials	$215,609	$162,523
Work in progress	362,351	469,173
Finished goods	320,078	392,643

	$898,038	$1,024,339

THE MICROSPRING COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

4.    Receivables from Stockholders

During 1997, the Company made distributions to stockholders in anticipation of those stockholders’ own individual tax liabilities which were subsequently determined to be excess payments. Accordingly, the stockholders signed notes to repay $1,076,354 of these monies to the Company. During 1998, the stockholders paid $910,761 in cash to the Company. In 1998, $41,622 of the original notes were forgiven as the stockholders were determined to have had a higher tax liability than previously estimated and this reduction in notes receivable was therefore included as a dividend distribution to those stockholders in the statement of stockholders’ equity. During the three-month period ended March 30, 1999, the balance of the receivables was received. The receivables from stockholders at March 30, 1999 includes the balances of the notes (see Note 5).

5.    Notes Receivable from Stockholders

In 1996, the Company and a stockholder of the Company entered into a ten-year promissory note in exchange for the Company loaning the stockholder $150,000. During 1997, the amount of the note was increased to $422,048. Interest on the note accrues at 7.01% and is payable weekly. The principal is receivable in two components: $400,000 due in November 2007 and $22,048 due in weekly payments over the life of the note. The note balance outstanding was $167,185 and $241,145 at March 30, 1999 and December 31, 1998, respectively.

In 1997, the Company and another stockholder of the Company entered into a ten-year promissory note due in March 2007 in exchange for the Company loaning the stockholder $50,000. The promissory note accrues interest at 7.01% and interest on the note is payable annually. The note balance outstanding was $34,665 and $50,000 at March 30, 1999 and December 31, 1998, respectively.

The total balances of the notes of $201,850 was classified as receivables from stockholders at March 30, 1999. Payments of balances were received on March 31, 1999 (see Note 13).

6.    Property and Equipment

Property and equipment consist of the following:

	December 31, 1998	March 30, 1999
Machinery and equipment	$2,178,057	$2,194,331
Furniture and fixtures	214,442	214,442
Computer equipment and software	278,414	290,047
Leasehold improvements	617,141	619,982
Construction in progress	97,822	104,066

	3,385,876	3,422,868
Less accumulated depreciation and amortization	(1,400,854)	(1,512,933)

Net property and equipment	$1,985,022	$1,909,935

7.    Revolving Credit Agreement

During 1997, the Company entered into a revolving credit agreement with a bank to borrow up to $2,500,000 due September 1999. The agreement required the Company to maintain a minimum level of tangible net worth, current ratio and other financial measures. Interest is payable monthly at prime minus 0.5% and a quarterly commitment fee equal to 0.375% of the average unused commitment during the preceding quarter.

THE MICROSPRING COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

On May 8, 1998, the Company signed an amended and restated loan agreement with the bank. The amended agreement decreases the credit limit from $2,500,000 to $1,600,000 and changed the borrowing base to an asset-based formula consisting of 80% of qualified accounts receivable, up to $200,000 against eligible equipment, and the lesser of $250,000 or up to 50% of the cost or market of eligible inventory. Interest is payable monthly at prime plus 0.25% per annum and the note was changed to a demand note. All financial covenants were eliminated in the amended agreement.

At March 30, 1999, the Company had no outstanding borrowings.

8.    Convertible Notes Payable to Stockholders

During 1997, two stockholders of the Company loaned an aggregate of $250,000 to the Company with an interest rate at the prime rate based upon the Wall Street Journal. In early 1998, the notes were converted into collateralized notes due January 2000 with interest payable quarterly at the prime rate in cash or common stock. The notes were also convertible into common stock at a conversion price of $0.60 per share.

In March 1999, the note holders converted the balance of the notes into common stock and received 416,666 shares.

9.    Lease Commitments

The Company leases office space under noncancelable operating leases that expire through July 31, 2001. The future minimum rental payments under these leases are as follows:

Year ending March 30:
2000	$282,000
2001	268,000
2002	90,000

Total minimum future rental payments	$640,000

Rent expense for leased facilities for the three months ended March 30, 1999 was $65,570 and for the year ended December 31, 1998 was $249,430.

10.    Stockholders’ Equity

Capital Stock

At December 31, 1998 and March 30, 1999, the authorized capital stock of the Company consisted of 9,000,000 shares of common stock. There were 606,292 shares of common stock reserved for issuance to key employees and consultants at December 31, 1998 and none at March 30, 1999.

Stock Option Plans

The Company established a new stock option plan (the “Plan”) in 1997, into which the previous plan was combined. The Plan allows for the granting of shares of common stock as either “non-qualified options” or “incentive stock options” within the meaning of Section 422A of the Internal Revenue Code. Options are granted at a price set by the Board of Directors, but in the case of an incentive stock option, shall not be less than the fair

THE MICROSPRING COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

market value of the shares of stock on the date the option is granted. The vesting period of an option is at the discretion of the Board. Options expire ten years after the grant date.

The Company recognizes the excess of the fair value of the stock at date of grant over an option’s exercise price as unearned compensation. The unearned compensation is amortized to expense over the vesting period. In conjunction with the sale of substantially all of the net assets of the Company on March 30, 1999, all unvested options became vested, and the Company recognized compensation expense of $741,397.

Stock option activity for the year ended December 31, 1998 and for the three-month period ended March 30, 1999 was as follows:

Option Summary	Number of Shares	Option Price Per Share
Options outstanding at December 31, 1997	492,916	$0.01
Granted	101,416	0.01
Exercised	(40,000)	0.01
Forfeited	(6,250)	0.01

Options outstanding at December 31, 1998	548,082	0.01
Granted	869,211	0.01
Exercised	(1,239,229)	0.01
Forfeited	(178,064)	0.01

Options outstanding at March 30, 1999	—	$—

11.    Employee Savings Plan

The Company has a noncontributory Employee Savings Plan (the “Plan”), which is administered in accordance with the provisions of Section 401k of the Internal Revenue Code. The Plan is a voluntary program in which employees who meet certain requirements elect to reduce their annual salary by up to the lesser of $10,000 or 15% and have this amount contributed to the Plan on their behalf. The Company matches 25% up to the first 6% of annual salary up to a maximum of $61,000. The Company’s contribution expense was $27,679 for the year ended 1998 and $5,917 for the three-month period ended March 30, 1999.

12.    Supplemental Cash Flow Information

	Year Ended December 31, 1998	Three Months Ended March 30, 1999
Noncash transactions:
Conversion of interest expense and accrued interest to common stock	$22,951	$4,671
Dividend distributions	41,622	—
Satisfaction of short-term liability by issuing common stock	61,222	—
Conversion of notes payable to common stock	—	250,000

13.    Subsequent Events

As of the close of business on March 30, 1999, the stockholders of MicroSpring sold substantially all of the net assets of the Company to MedSource Technologies, Inc. Immediately prior to the sale, payments were received on the receivable from stockholders and notes receivable from stockholders, 458,018 of the stock options outstanding at December 31, 1998 were fully vested and exercised, an additional 781,211 of options that were granted in February and March 1999 became fully vested and were exercised, the convertible notes payable were converted to common stock, and the bank credit agreement was paid down in full and canceled. On March 31, 1999, the balances due on the notes receivable from stockholders were received in cash.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
Portlyn Corporation

We have audited the accompanying balance sheets of Portlyn Corporation as of December 31, 1998 and March 30, 1999 and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 1998 and the three-month period ended March 30, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Portlyn Corporation at December 31, 1998 and March 30, 1999, and the results of its operations and its cash flows for the year ended December 31, 1998 and the three-month period ended March 30, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
July 25, 2000

PORTLYN CORPORATION

BALANCE SHEETS

	December 31, 1998	March 30, 1999
Assets
Current assets:
Cash	$132,168	$187,731
Accounts receivable	608,513	433,242
Inventories	631,697	734,959
Prepaid expenses	38,742	26,426

Total current assets	1,411,120	1,382,358
Property and equipment, net	448,402	408,715
Other assets	26,082	26,676

Total assets	$1,885,604	$1,817,749

Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$350,000	$285,000
Notes payable to officer	576,275	576,275
Obligations under capital leases	30,229	30,926
Accounts payable	112,696	177,831
Accrued compensation	108,107	129,429
Accrued liabilities	48,180	29,053

Total current liabilities	1,225,487	1,228,514
Obligations under capital leases, less current portion	82,386	74,783

Total liabilities	1,307,873	1,303,297
Stockholders’ equity:
Common stock, no par value:
Authorized shares—300; Issued and outstanding shares—262	16,910	16,910
Retained earnings	560,821	497,542

Total stockholders’ equity	577,731	514,452

Total liabilities and stockholders’ equity	$1,885,604	$1,817,749

See accompanying notes.

PORTLYN CORPORATION

STATEMENTS OF OPERATIONS

	Year Ended December 31, 1998	Three Months Ended March 30, 1999
Net sales	$5,772,765	$1,179,926
Cost of sales	3,200,066	706,797

Gross profit	2,572,699	473,129
Operating expenses	2,571,587	522,410

Operating income (loss)	1,112	(49,281)
Other income (expense):
Interest income	9,284	1,686
Interest expense	(75,226)	(15,684)
Other	(8,443)	—

Net (loss)	$(73,273)	$(63,279)

See accompanying notes.

PORTLYN CORPORATION

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Retained Earnings	Total
	Shares	Amount
Balance at December 31, 1997	262	$16,910	$634,094	$651,004
Net loss	—	—	(73,273)	(73,273)

Balance at December 31, 1998	262	16,910	560,821	577,731
Net loss	—	—	(63,279)	(63,279)

Balance at March 30, 1999	262	$16,910	$497,542	$514,452

See accompanying notes.

PORTLYN CORPORATION

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 1998	Three Months Ended March 30, 1999
Operating activities
Net loss	$(73,273)	$(63,279)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	105,813	40,937
Changes in operating assets and liabilities:
Accounts receivable	577,995	175,271
Inventories	259,985	(103,262)
Prepaid expenses	(9,079)	12,316
Other assets	(20,557)	(594)
Accounts payable	(3,177)	65,135
Accrued compensation	46,504	21,322
Accrued liabilities	705	(19,127)

Net cash provided by operating activities	884,916	128,719
Investing activities
Purchases of property and equipment	(50,378)	(1,250)

Net cash used in investing activities	(50,378)	(1,250)
Financing activities
Line of credit (net)	50,000	(65,000)
Note payable—officers (net)	(818,658)	—
Payments on obligations under capital leases	(26,581)	(6,906)

Net cash used in financing activities	(795,239)	(71,906)

Net increase in cash	39,299	55,563
Cash at beginning of period	92,869	132,168

Cash at end of period	$132,168	$187,731

See accompanying notes.

PORTLYN CORPORATION

NOTES TO FINANCIAL STATEMENTS
March 30, 1999

1.    Nature of Business

Portlyn Corporation is engaged in the design, manufacture and marketing of medical devices and instruments on a national and international basis, through distributors as well as directly to end users.

2.    Summary of Significant Accounting Policies

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt instruments purchased with a maturity of three months or less to be cash equivalents.

Inventories

Inventories of raw materials and work-in-process are carried at the lower of cost or market on the first-in, first-out method.

Revenue Recognition

Sales and related cost of sales are recognized upon shipment of products.

Property and Equipment

Property and equipment are stated at cost. Company policy provides for capitalization of all major expenditures for improvements and for current changes to income for repair and maintenance. Depreciation is computed using accelerated methods based on the following estimated useful lives:

Transportation and equipment	5 years
Machinery and equipment	5-7 years
Office equipment	5-7 years
Improvements	15-39 years

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Income Taxes

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code for the fiscal year beginning January 1, 1989. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the shareholders are liable for individual federal income taxes on their respective shares of the Company’s taxable income.

PORTLYN CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

3.    Property and Equipment

Property and equipment consist of the following:

	December 31, 1998	March 30, 1999
Land	$28,800	$28,800
Building and improvements	438,291	438,291
Machinery and equipment	771,394	771,394
Office equipment	262,194	263,444
Transportation equipment	17,629	17,629
Leasehold improvements	65,000	65,000

	1,583,308	1,584,558
Accumulated depreciation	(1,134,906)	(1,175,843)

	$448,402	$408,715

4.    Line of Credit

The Company has a $750,000 working line of credit with a variable interest rate equal to the prime rate plus one-half percent, as set by BankBoston adjusted monthly. This loan is secured by all machinery and equipment, (excluding vehicles), furniture and fixtures, now owned and hereafter acquired and the proceeds thereof, all inventory now owned and hereafter acquired and the proceeds thereof, and all accounts receivable, customer lists, general intangibles, and the contract rights arising therefrom and the proceeds thereof, now owned and hereafter acquired, and the right to use of the business trade name as indicated in the security agreement dated September 22, 1997. The Company had outstanding borrowings of $350,000 and $285,000 at December 31, 1998 and March 30, 1999, respectively.

5.    Note Payable to Officer

The note payable to officer is an unsecured demand loan bearing interest at the rate of 5%. No payments were made after October 29, 1998 due to terms being negotiated in the transaction with MedSource Technologies (see Note 9).

6.    Obligations Under Capital Leases

The Company has entered into three- and five-year leases for certain equipment and software with lease terms through November 1999, January 2001, January 2002 and July 2002. These obligations have been recorded in the accompanying financial statements at the present value of the future minimum lease payments, discounted at interest rates of 16.3%, 14.1%, 16.7% and 12.5%. The total capitalized cost of $156,556 less accumulated depreciation of $80,200 is included in property and equipment at March 30, 1999.

PORTLYN CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Future minimum lease payments under these capital leases and the net present value of the future minimum lease payments as of March 30, 1999 are as follow:

Period ending December 31:
1999	$32,289
2000	42,194
2001	35,788
2002	18,900

Total future minimum lease payments	129,171
Less amount representing interest	(23,462)

Present value of future minimum lease payments	105,709
Less current portion	(30,926)

$74,783

7.    Lease Commitments

The Company is (or was) a party to various leases for manufacturing space, office space, equipment and vehicles. The following is a schedule of minimum future rental expenses on leases in effect as of March 30, 1999, including the lease on the new building which began in July 2000:

Period ending December 31:
1999	$21,664
2000	181,503
2001	396,006
2002	396,006
2003	396,006
Thereafter	5,035,357

Total rent expenses charged to operations were $75,775 for the year ended December 31, 1998 and $19,435 for the three-month period ended March 30, 1999.

8.    Retirement Plan

As of January 1995, the Company implemented a 401(k) Salary Deferral Plan whereby eligible employees—those who have attained the age of 21 and have been employed by the Company for at least one year—may elect to defer from 1% to 15% of their salary. The Company elected to make a discretionary match of 50% of up to 6% of each employee’s deferral and the amount charged to operations was $34,860 for the year ended December 31, 1998 and $11,297 for the three-month period ended March 30, 1999.

9.    Subsequent Event

As of the close of business on March 30, 1999, the stockholders of Portlyn Corporation sold substantially all of the assets of the Company to MedSource Technologies, Inc. MedSource Technologies, Inc. also assumed all liabilities on the balance sheet except for the $576,275 balance of notes payable to officer and $150,000 of the balance borrowed on the line of credit. The entire balance of the borrowings outstanding on the line of credit was paid in full in the acquisition transaction but the $150,000 (balance in excess of $135,000) was offset against the proceeds received by the stockholders.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
Texcel, Inc.

We have audited the accompanying balance sheets of Texcel, Inc. as of December 31, 1998 and March 30, 1999, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 1998 and the three-month period ended March 30, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Texcel, Inc. at December 31, 1998 and March 30, 1999, and the results of its operations and its cash flows for the year ended December 31, 1998, and the three-month period ended March 30, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
June 13, 2000

TEXCEL, INC.

BALANCE SHEETS

	December 31, 1998	March 30, 1999
Assets
Current assets:
Cash	$1,247	$189,943
Accounts receivable, net	1,325,135	1,211,068
Loan receivable from related party	48,941	—
Inventories	233,529	149,233
Recoverable income taxes	3,923	6,384
Prepaid expenses	27,106	21,723

Total current assets	1,639,881	1,578,351
Property and equipment, net	1,572,239	1,715,304
Deposits	66,156	69,653

Total assets	$3,278,276	$3,363,308

Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$128,695	$440,000
Note payable—officer	103,789	—
Notes payable, current portion	70,356	127,499
Obligations under capital leases, current portion	23,989	24,778
Accounts payable	457,691	487,284
Accrued compensation	27,588	45,020
Dividends payable	—	189,942
Accrued liabilities	6,141	14,181

Total current liabilities	818,249	1,328,704
Notes payable, less current portion	386,391	711,660
Obligations under capital leases, less current portion	64,515	58,017

Total liabilities	1,269,155	2,098,381
Stockholders’ equity:
Common stock, Class A	7,500	7,500
Common stock, Class B	67,500	67,500
Retained earnings	1,934,121	1,189,927

Total stockholders’ equity	2,009,121	1,264,927

Total liabilities and stockholders’ equity	$3,278,276	$3,363,308

See accompanying notes.

TEXCEL, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31, 1998	Three Months Ended March 30, 1999
Net sales	$6,184,002	$2,044,662
Cost of sales	3,888,727	1,103,881

Gross profit	2,295,275	940,781
Operating expenses:
Selling	208,836	61,114
Research and development	27,544	55,378
General and administrative	715,699	153,777

	952,079	270,269

Operating income	1,343,196	670,512
Other income (expense):
Interest expense	(75,138)	(14,751)
Interest income	8,219	4,029
Other	(833)	—

Income before taxes	1,275,444	659,790
Taxes	15,774	14,042

Net income	$1,259,670	$645,748

See accompanying notes.

TEXCEL, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Class A Common Stock		Class B Common Stock		Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 1997	1,000	$75,000	—	$—	$674,451	$749,451
Issuance of Class B common stock	—	(67,500)	9,000	67,500	—	—
Net income	—	—	—	—	1,259,670	1,259,670

Balance at December 31, 1998	1,000	7,500	9,000	67,500	1,934,121	2,009,121
Dividends	—	—	—	—	(1,389,942)	(1,389,942)
Net income	—	—	—	—	645,748	645,748

Balance at March 30, 1999	1,000	$7,500	9,000	$67,500	$1,189,927	$1,264,927

See accompanying notes.

TEXCEL, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 1998	Three Months Ended March 30, 1999
Operating activities
Net income	$1,259,670	$645,748
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	213,601	69,803
Changes in operating assets and liabilities:
Accounts receivable	(420,424)	114,067
Loan receivable	16,585	—
Inventories	(67,238)	84,296
Recoverable income taxes	(3,923)	(2,461)
Prepaid expenses	(7,021)	5,383
Accounts payable	32,716	29,593
Accrued compensation	10,483	17,432
Accrued liabilities	(216,392)	8,040

Net cash provided by operating activities	818,057	971,901
Investing activities
Acquisition of property and equipment	(695,299)	(212,868)
Deposits	(50,237)	(3,497)

Net cash used in investing activities	(745,536)	(216,365)
Financing activities
Line of credit (net)	88,695	311,305
Note payable to officer (net)	(164,379)	(54,848)
Proceeds from notes payable	—	400,000
Payments on notes payable	(70,355)	(17,588)
Payments on obligations under capital leases	(30,096)	(5,709)
Payment of dividends	—	(1,200,000)

Net cash used in financing activities	(176,135)	(566,840)

Net (decrease) increase in cash	(103,614)	188,696
Cash at beginning of period	104,861	1,247

Cash at end of period	$1,247	$189,943

See accompanying notes.

TEXCEL, INC.

NOTES TO FINANCIAL STATEMENTS
March 30, 1999

1.    Nature of Business

The Company provides laser-based manufacturing services from its facility in East Longmeadow, Massachusetts. These services include globe-box hermetic sealing (primarily in the biomedical market) as well as laser marking and fiber-based low power laser welding. The Company’s services are sold on a made-to-order job basis. In March 1997, the Company achieved and has continued to maintain ISO9002 certification.

2.    Summary of Significant Accounting Policies

Inventories

Inventories are valued at the lower of cost or market value. Cost is determined by specific identification of raw material job costs and standard costing of labor and overhead for work in process.

Revenue Recognition

Sales and related cost of sales are recognized upon shipment of products.

Property and Equipment

Property and equipment are stated at cost. Company policy provides for capitalization of all major expenditures for improvements and for current charges to income for repair and maintenance.

Depreciation

Depreciation, including amortization of assets recorded under capital leases, is computed by using the straight-line method for financial reporting purposes and accelerated cost recovery method for federal and state income tax purposes over the estimated economic lives of related assets which are as follows:

Machinery and equipment	4 to 7 years
Tools and fixtures	5 to 7 years
Furniture and equipment	5 to 7 years
Automotive equipment	5 years
Leasehold improvements	Remaining life of lease

Income Taxes

Effective January 1, 1998, the Company qualified as an S corporation. In anticipation of this acceptance, all remaining deferred tax assets were written off and included in the current tax expense for the year ended December 31, 1997. For the year ended December 31, 1998 and the three-month period ended March 30, 1999, the tax expense represents state taxes only.

Management’s Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

TEXCEL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

3.    Property and Equipment

Property and equipment are summarized by major classifications as follows:

	December 31, 1998	March 30, 1999
Machinery and equipment	$1,906,934	$2,019,522
Tools and fixtures	87,044	90,075
Furniture and equipment	300,735	333,183
Automotive equipment	22,085	22,085
Leasehold improvements	58,164	110,739

	2,374,962	2,575,604
Less accumulated depreciation and amortization	(925,325)	(991,643)

	1,449,637	1,583,961
Construction in process	122,602	131,343

	$1,572,239	$1,715,304

In 1994, the Company was acquired in a transaction qualifying as a purchase under APB 16. Fixed assets were accordingly written down from cost by $566,270 to properly record the stock purchase price less than book value at that time. This amount has been allocated across the various fixed asset classifications and is being amortized by an adjustment to book depreciation over a period of seven years.

4.    Line of Credit

The Company has a line of credit agreement dated June 1996 with a bank providing $250,000 of funds due on demand and bearing interest at the prime rate. The line is secured by a first priority security interest in all business assets.

On March 25, 1999, the Company obtained an additional $500,000 credit line with the same bank. This extended line is due on demand and bears interest at a rate of 7.75%.

The balances outstanding of $440,000 at March 30, 1999 were paid in full in conjunction with the sale of the Company’s stock to MedSource Technologies (see Note 12).

TEXCEL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

5.    Long-Term Debt

Long-term notes payable consists of the following:

	December 31, 1998	March 30, 1999
Note payable to Springfield Institute for Savings (SIS) dated March 12, 1999 in the original amount of $400,000 with a fixed interest rate of 8.20% due in 84 equal monthly principal payments plus interest. Due March 12, 2006, secured by substantially all assets of the Company	$—	$400,000
Note payable to SIS dated June 26, 1996 in the original amount of $500,000 with a fixed interest rate at 9.00%. Note bears interest only until December 26, 1996; thereafter, 114 equal monthly principal installments plus interest. Due July 26, 2006, secured by substantially all assets of the Company	394,737	381,580
Note payable to SIS dated June 6, 1996 in the original amount of $88,596 with a fixed interest rate at 9.10% due June 6, 2002, secured by laser marking equipment	62,010	57,579

	456,747	839,159
Less current maturities	(70,356)	(127,499)

	$386,391	$711,660

The notes payable were paid in full in conjunction with the sale of the Company to MedSource Technologies, Inc. (see Note 12).

6.    Leases

Operating Lease

The Company leases its manufacturing facility under a 20-year operating lease expiring June 19, 2017. Future minimum lease payments under this operating lease are $154,000 per year.

Capital Leases

The Company leases various equipment and software under capital leases. Future payments under the capital leases are as follows:

Year ending March 30:
2000	$33,794
2001	32,494
2002	20,078
2003	11,873
2004	4,947

103,186
Less amount representing interest	(20,391)

82,795
Less current portion	(24,778)

Long-term capital lease obligations	$58,017

TEXCEL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

7.    Income Taxes

The provision for income taxes consists of the following:

	Year Ended December 31, 1998	Three Months Ended March 30, 1999
Current taxes	$15,774	$14,042

The Company has historically conformed to the requirements of the Financial Accounting Standards Board and has recorded deferred tax assets and liabilities as appropriate. With the election of S corporation status effective January 1, 1998, no deferred tax assets or liabilities are recognized.

8.    Stockholders’ Equity

On February 3, 1998, the number of issued shares of common stock was increased from 1,000 to 10,000 shares, and 1,000 shares of Class A Common stock and 9,000 shares of Class B Common stock were issued to replace the existing shares outstanding. The total authorized shares include 1,500 Class A and 15,000 Class B. Dividend and liquidation rights of both stock classes are identical. Class B shareholders are not entitled to voting rights by virtue of their ownership. Stock transfer restrictions are such that first the Corporation, and then the remaining shareholders shall have the right of first refusal on such proposed transfer.

The Company declared dividends totaling $1,389,942 during the three-month period ended March 30, 1999, of which $1,200,000 was paid by March 30, 1999.

9.    Related Party Transactions

Balances to/from related parties are as follows:

	December 31, 1998	March 30, 1999
Loan receivable—BMD Real Estate, LLC	$48,941	$—
Note payable to officer	103,789	—

Interest expense is charged on the note payable to officer at the Applicable Federal Rate, as published by the Treasury Department. Interest related to this note was $10,931 for the year ended December 31, 1998 and $1,373 for the three-month period ended March 30, 1999.

On June 19, 1997, the Company moved to a newly constructed 17,400-square-foot facility, which it leases from a related party, BMD Real Estate, LLC. The note receivable from BMD arose from various construction period expenses paid for by Texcel, Inc. At March 30, 1999, the balance of the loan receivable from BMD Real Estate, LLC was assumed by the officer/shareholder of the Company in partial payment of the note payable balance. The remaining note payable balance was paid in cash.

10.    Other

A material part of the Company’s business is dependent upon a few customers, the loss of any one of whom would have a materially adverse effect on the Company. One customer accounted for 42% and 73% of the Company’s revenues for the year ended December 31, 1998 and for the three-month period ended March 30,

TEXCEL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

1999, respectively. Another customer accounted for 20% of the Company’s revenues for the years ended December 31, 1998.

11.    Defined Contribution Plan

The Company sponsors a 401(k) retirement plan. All employees are eligible subject to minimum age and service requirements. The Company makes a matching contribution equal to 25% of the first 4% of compensation contributed by an employee. Employer contributions are vested over a three-year schedule. The Company contributed $6,432 to the plan for the year ended December 31, 1998 and $1,880 for the three-month period ended March 30, 1999

12.    Subsequent Event

As of the close of business on March 30, 1999, the stockholders of Texcel, Inc. sold all of their shares to MedSource Technologies, Inc. In conjunction with the sale of stock to MedSource, MedSource paid off the balances outstanding on the line of credit (see Note 4) and notes payable (see Note 5).

The inside back cover page includes the following text: "MedSource Technologies provides components, subassemblies and finished medical devices for the following markets:". The inside back cover page also includes four pictures representing products we manufacture for each of our four target markets and the following lists of sample products in each of these markets: Surgical Instrumentation: Electrosurgical Instruments, Bi-Polar and Monopolar Devices, Ultrasonic Surgical Instruments, Rigid/Flexible Forceps, Closure Devices, Endoscopic Instruments, and Laparoscopic Instruments; Electro-Medical Implants: Pacemakers/Defibrillators, Neurostimulators, Ventricular Assist Devices, Total Artificial Heart (TAH), Drug Delivery Systems, and Hearing Assist Devices; Orthopedics: Reconstructive Implants (Hip and Knee), Procedure Specific Instrumentation, Spinal Fixation Devices, Arthroscopy Instruments, Maxillofacial Implants, and Dental Implants; and Interventional Devices: Cardiology Catheters and Guidewires, Radiology Catheters and Guidewires, Neuroradiology Catheters and Guidewires, Balloon Forming, and PICC.

The page also includes the following text; "MedSource Technologies provides components, subassemblies and finished medical devices for the following markets:".

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 13.    Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant.

Securities and Exchange Commission registration fee	$32,982
NASD filing fee	14,300
Nasdaq listing fees	95,000
Legal fees and expenses	200,000
Accounting fees and expenses	335,000
Transfer agent fees	*
Printing and engraving expenses	175,000
Miscellaneous	747,718

Total	$1,600,000

*	To be supplied by amendment.

Item 14.    Indemnification of Directors, Officers, Employees and Agents.

Section 145 of the General Corporation Law of Delaware provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit bought against them in their capacity as a director, officer, employee or agent, as the case may be, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article 6 of the registrant’s certificate of incorporation (Exhibit 3.1) provides that the registrant shall indemnify directors and officers to the fullest extent permitted by the General Corporation Law of Delaware.

Article V of the registrant’s amended and restated bylaws (Exhibit 3.2) provides that any director or officer who was or is made a party or is threatened to be made a party to or is involved in any pending, threatened, or completed civil, criminal, or administrative action, suit, or proceeding and any appeal therein and any inquiry or investigation in connection therewith or which could lead thereto shall be indemnified to the fullest extent permitted by the laws of the state of Delaware, as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than said laws permitted prior to such amendment).

Section 8  of the Underwriting Agreement (Exhibit 1.1) provides for indemnification by the underwriters of directors, officers and controlling persons of the registrant for certain liabilities, including certain liabilities under the Securities Act of 1933, under certain circumstances.

The registrant maintains a directors and officers liability insurance policy with             . The policy insures the directors and officers of the registrant against loss arising from certain claims made against such directors or officers by reason of certain wrongful acts. The policy provides combined limit of liability of $           per policy year for both directors’ and officers’ liability coverage at an annual premium of $           .

Item 15.    Recent Sales of Unregistered Securities.

The following is a description of the sale of unregistered securities for the last three years (all share and per share amounts of common stock have been adjusted to reflect a 10-for-1 common stock split effected on January 17, 2000):

(a)
In connection with the formation of the registrant in March 1999, the registrant issued for cash an aggregate of 4,023,000 shares of common stock to 12 accredited investors, resulting in aggregate gross proceeds to the registrant of $2.0 million. The registrant issued these securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

(b)
On March 30, 1999, the registrant paid cash and issued an aggregate of 425,000 shares of common stock to one accredited investor and an aggregate of 37,440 shares of Series A preferred stock to 21 accredited investors in connection with the acquisition by the registrant of the businesses of Hayden Precision Industries, Inc., Kelco Industries, Inc., The MicroSpring Company, Inc., National Wire & Stamping, Inc., Portlyn Corp. and Texcel, Inc. The registrant received assets valued at approximately $107.3 million in the aggregate in connection with the acquisition of these businesses. Each share of Series A preferred stock is presently convertible into 50 shares of the registrant’s common stock. The registrant issued these securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

(c)
On March 30, 1999, the registrant issued for cash an aggregate of 300,000 shares of Series B preferred stock to two accredited investors, resulting in aggregate gross proceeds to the registrant $22.0 million. Each share of Series B preferred stock is presently convertible into 10 shares of its common stock. The registrant issued these securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

(d)
On March 30, 1999, MedSource Technologies, LLC, a wholly-owned subsidiary of the registrant, issued for cash an aggregate of $20.0 million of its senior subordinated notes and the registrant issued for cash an aggregate of 65,000 shares of its Series Z preferred stock to two accredited investors, resulting in aggregate gross proceeds to the registrant and its subsidiary of $20.0 million. Each share of Series Z preferred stock is convertible into 10 shares of its common stock. The registrant and its subsidiary issued these securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

(e)
On March 30, 1999, the registrant issued as compensation an aggregate of 600 shares of Series A preferred stock to four of its employees, resulting in a charge of $0.2 million included in organization and start-up costs. In addition, the registrant issued for cash an aggregate of 330 shares of Series A preferred stock to four different employees, resulting in aggregate cash proceeds of $0.1 million. The registrant issued these securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and by Rule 701 as transactions pursuant to compensatory benefit plans or contracts relating to compensation.

(f)
On May 14, 1999, the registrant issued for cash an aggregate of 32,728 shares of Series B preferred stock to one accredited investor, resulting in aggregate gross proceeds to the registrant $2.4 million. The registrant issued these securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

(g)
On January 11, 2000, the registrant paid cash and issued an aggregate of 50,000 shares of common stock to one accredited investor in connection with the acquisition by the registrant of the business of Tenax Corporation. The registrant received assets valued at approximately $8.8 million in connection with the acquisition of this business. The registrant issued these securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

(h)
On February 1, 2000, the registrant paid cash and issued an aggregate of 236,950 shares of common stock to two accredited investors in connection with the acquisition by the registrant of the business of Apex Engineering, Inc. The registrant received assets valued at approximately $4.1 million in connection with the acquisition of this business. The registrant issued these securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

(i)
On May 1, 2000, the registrant paid cash and issued an aggregate of 500,000 shares of common stock to two accredited investors in connection with the acquisition by the registrant of the business of Thermat Precision Technology, Inc. The registrant received assets valued at approximately $8.5 million in connection with the acquisition of this business. The registrant issued these securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

(j)
On June 20, 2000, the registrant issued an aggregate of 500 shares of common stock to a consultant in exchange for services previously rendered. The registrant issued these securities in reliance on the exemption from registration provided by Rule 701 as transactions pursuant to compensatory benefit plans or contracts relating to compensation.

(k)
On October 25, 2000, the registrant issued an aggregate of 40,000 shares of Series C preferred stock to eight accredited investors, resulting in aggregate gross proceeds to the registrant $40.0 million. In the transaction, the registrant paid to a placement agent a cash fee of $2.1 million and issued the placement agent the warrant referred to in item (o) below. Each share of Series C preferred stock converts in the manner described in the second paragraph under the caption “Description of Capital Stock—General” in the prospectus included as part of this registration statement. The registrant issued these securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

(l)
On December 29, 2000, in connection with the acquisition by the registrant of the business of ACT Medical, Inc., the registrant paid cash and issued an aggregate of 33,423  shares of Series D preferred stock to 25 persons to whom the registrant provided the information called for by Rule 502(b) under the Securities Act of 1933. The registrant received assets valued at approximately $33.7 million in connection with the acquisition of this business. Each share of Series D preferred stock is presently convertible into 50 shares of the registrant’s common stock. The registrant issued these securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

(m)
On December 29, 2000, the registrant granted rollover options to purchase an aggregate of 6,920 shares of its Series D preferred stock to certain individuals who became employees of the registrant following its acquisition of ACT Medical at exercise prices ranging from $169.70 to $1,000.00 per share. The registrant granted each of these options pursuant to the ACT Medical stock plan, which was assumed by the registrant in connection with the acquisition of Act Medical. The registrant received no proceeds from these issuances. The registrant issued these securities in reliance on the exemption from registration provided by Rule 701 as transactions pursuant to compensatory benefit plans or contracts relating to compensation.

(n)
On February 27, 2001, the registrant issued a warrant to purchase an aggregate of 525 shares of Series C preferred stock to one accredited investor for services previously rendered as a placement agent (referred to in item (k) above). The registrant issued these securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

(o)
On June 22, 2001, the registrant issued an aggregate of 300 shares of Series C preferred stock to one accredited investor, resulting in aggregate gross proceeds to the registrant $0.3 million. The registrant issued these securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

(p)
On December 31, 2001, the registrant issued for cash an aggregate of 6,000 Series E preferred stock and warrants to purchase an aggregate of 200,000 shares of common stock to 28 accredited investors, resulting in aggregate gross proceeds to the registrant of $6.0 million. The registrant used the proceeds of the issuance to finance the acquisition of HV Technologies. The registrant issued these securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

(q)
On January 4, 2002, the registrant paid cash and issued an aggregate of 824,222 shares of common stock and 4,000 shares of Series F preferred stock to 18 persons to whom the registrant provided the information called for by Rule 502(b) under the Securities Act of 1933 in connection with the acquisition by the registrant of the business of HV Technologies, Inc. The registrant received assets valued at approximately $24.3 million in connection with the acquisition of this business. The registrant issued these securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

(r)
Since March 30, 1999, the registrant has granted options to purchase an aggregate of 3,705,050 shares of its common stock to its employees and directors at exercise prices ranging from $12 to $20 per share. The registrant granted each of these options pursuant to its 1999 stock plan. The registrant received no proceeds from these issuances. The registrant issued these securities in reliance on the exemption from registration provided by Rule 701 as transactions pursuant to compensatory benefit plans or contracts relating to compensation.

(s)
Since August 21, 2000, the registrant has issued 20,708 shares of common stock upon exercise of options granted under its 1999 stock plan for total proceeds of approximately $288,992. The registrant issued these securities in reliance on the exemption from registration provided by Rule 701 as transactions pursuant to compensatory benefit plans or contracts relating to compensation.

Item 16.    Exhibits and Financial Statement Schedules.

(a)	Exhibits

	Exhibit Number	Description
*	1.1	Form of Underwriting Agreement
*	2.1	Asset Purchase Agreement dated December 18, 1998 among the registrant, Brimfield Acquisition Corp., Brimfield Precision, Inc. and Image Guided Technologies, Inc.
*	2.2
Asset Contribution and Exchange Agreement dated January 25, 1999 among the registrant, Kelco Acquisition LLC, Kelco Industries, Inc., Paul D. Kelly, individually and as trustee of the Paul D. Kelly 1997 Annuity Trust, and Wayne A. Kelly.

*	2.3
Stock Contribution and Exchange Agreement dated March 11, 1999 among the registrant, MedSource Technologies, LLC, Laurence S. Derose, as Special Trustee of the Laurence S. Derose Trust, Barbara M. Derose, as Trustee of the BMD Irrevocable Trust of 1998, Jeffrey L. Derose, as Trustee of the Jeffrey L. Derose Irrevocable Trust and Kevin L. Derose, as Trustee of the Kevin L. Derose Irrevocable Trust.

*	2.4
Asset Contribution and Exchange Agreement dated March 22, 1999 among the registrant, Hayden Acquisition LLC, W.N. Rushwood, Inc., d/b/a/ Hayden Precision Industries, William H. Heywood, William B. Heywood, Nancy A. Heywood, individually and as trustee of the Trust for the benefit of Michele Lynn Dunbar, and Michele Lynn Dunbar, as trustee of the Trust for the benefit of Michele Lynn Dunbar.

*	2.5
Stock Contribution and Exchange Agreement dated March 22, 1999 among the registrant, MedSource Technologies, LLC, Peter J. Neidecker, Peter J. Neidecker Limited Partnership, Peter C. Neidecker Irrevocable Trust, Sally N. Morris and Sylvia N. Coors.

	Exhibit Number	Description
*	2.6
Asset Contribution and Exchange Agreement dated March 24, 1999 among the registrant, Portlyn Acquisition LLC, Portlyn Corporation, David E. Porter, Ronald V. Porter, Ronald V. Porter Amended and Restated Revocable Trust u/i/d 9/7/95, Porter Family 1997 Irrevocable Trust u/i/d 7/8/97 and Shirley J. Porter Amended and Restated Revocable Trust u/i/d 9/7/95.

*	2.7
Asset Contribution and Exchange Agreement dated as of March 24, 1999 among the registrant, The MicroSpring Company, LLC, The MicroSpring Co., Inc., George Fowle, William S. Hodgson, Paul J. Dobson, James F. Marten, David G. Lubrano, Katherine Griswold, Mary Dashiell, Julie Parsons, Donald E. Milley, Louisa J. Dekkers, Joseph Keller, Robert F. Coughlin, Benjamin B. Brock, Patricia A. Van Blarcom, William T. McDonough, Kevin K. Gee, Carmine Sammarco and In Sup Choi, M.D.

*	2.8	Asset Purchase Agreement dated as of January 11, 2000 by and among the registrant, Bespak Inc., Tenax Corporation and Tenax, LLC.
*	2.9	Agreement and Plan of Merger dated January 31, 2000 among the registrant, A.P.X. Acquisition Corp., Apex Engineering, Inc., Donald R. Rochelo and Donna L. Rochelo.
*	2.10	Agreement and Plan of Merger dated May 15, 2000 among the registrant, Thermat Acquisition Corp., Thermat Precision Technology, Inc., Thomas J. Roche and Karl Frank Hens.
+	2.11	Agreement and Plan of Merger dated as of December 8, 2000 among the registrant, ACT Acquisition Corp., ACT Medical, Inc., The Tolkoff Family Limited Partnership and M. Joshua Tolkoff
*	2.12	Agreement and Plan of Merger dated December 31, 2001 among the registrant, MedSource Trenton, Inc., HV Technologies, Inc. and Rudolph E. Carlson
*	3.1	Form of registrant’s restated certificate of incorporation
*	3.2	Form of registrant’s amended and restated bylaws
*	4.1	Specimen certificate representing the registrant’s common stock
*	4.2
Credit Agreement among the registrant, MedSource Technologies, LLC, the domestic subsidiaries of the registrant from time to time party thereto, the lenders party thereto, First Union National Bank, as administrative agent, and First Union Securities, Inc., as lead arranger.

*	5.1	Opinion of Jenkens & Gilchrist Parker Chapin LLP as to the legality of the securities being offered
+	10.1
Registration Rights Agreement dated as of March 30, 1999 among the registrant, William J. Kidd, Carla G. Kidd, Edward R. Mandell, as Trustee under the Catherine M. Kidd Trust, Edward R. Mandell, as Trustee under the Cara E. Kidd Trust, Edward R. Mandell, as Trustee under the Thomas C. Kidd Trust, Clarice E. Webb, John P. Neafsey, Richard J. Effress, Andrew D. Lipman, Adam D. Lehrhoff, John C. Hertig, William Altieri, Portlyn Corporation, Kelco Industries, Inc., The MicroSpring Company, Inc., Laurence S. Derose Trust, BMD Irrevocable Trust of 1998, Jeffrey L. Derose Irrevocable Trust, Kevin L. Derose Irrevocable Trust, W.N. Rushwood, Inc. d/b/a Hayden Precision Industries, Peter J. Neidecker, Peter J. Neidecker Limited Partnership, Peter C. Neidecker Irrevocable Trust, Sally N. Morris and Sylvia N. Coors

+	10.2
Registration Rights Agreement dated as of March 30, 1999 among the registrant, William J. Kidd, Carla G. Kidd, Edward R. Mandell, as Trustee under the Catherine M. Kidd Trust, Edward R. Mandell, as Trustee under the Cara E. Kidd Trust, Edward R. Mandell, as Trustee under the Thomas C. Kidd Trust, Clarice E. Webb, John P. Neafsey, Richard J. Effress, Andrew D. Lipman, Adam D. Lehrhoff, John C. Hertig, William Altieri, J.H. Whitney Mezzanine Fund, L.P., Whitney Strategic Partners, III, L.P., J.H. Whitney III, L.P. and German American Capital Corporation

+	10.3	Registration Rights Agreement dated as of May 14, 1999 between the registrant and IndoSuez MST Partners
+	10.4	Registration Rights Agreement dated as of May 15, 2000 among the registrant, Karl F. Hens and Thomas J. Roche
+	10.5	Registration Rights Agreement dated as of January 31, 2000 among the registrant, Donald R. Rochelo and Donna L. Rochelo

	Exhibit Number	Description
+	10.6
Registration Rights Agreement dated as of October 25, 2000 among the registrant, The 1818 Fund III, L.P., William J. Kidd, Carla G. Kidd, Edward R. Mandell, as trustee under the William J. Kidd Grantor Trust, Richard J. Effress, Andrew D. Lipman, John W. Galiardo and Manire Limited Partnership

+	10.7	Registration Rights Agreement dated as of December 29, 2000 among the registrant and each of the former stockholders of ACT Medical, Inc.
+	10.8	Registration Rights Agreement dated as of February 27, 2001 between the registrant and Thomas Weisel Partners LLC
+	10.9	Registration Rights Agreement dated as of December 31, 2001 among the registrant and each of the investors in its Series E Preferred Stock
+	10.10	Registration Rights Agreement dated as of January 4, 2002 among the registrant and each of the former stockholders of HV Technologies, Inc.
	10.11	Form of 1999 Stock Plan of the registrant (as amended and restated through December 14, 2001)
*	10.12	Form of option contract between the registrant and its officers
+	10.13	Form of option contract between the registrant and its directors
+	10.14	Omnibus Stock Plan of ACT Medical, Inc. (as amended and restated through April 4, 2000)
+	10.15	2001 Employee Stock Purchase Plan of the registrant
+	10.16	Employment agreement dated as of August 8, 2000 between the registrant and Richard J. Effress.
+	10.17	Employment agreement dated as of April 1, 1999 between the registrant and James Drill
+	10.18	Employment agreement between the registrant and William Ellerkamp.
+	10.19	Employment agreement dated as of April 1, 1999 between the registrant and Ralph Polumbo
+	10.20	Employment agreement between the registrant and Joseph J. Caffarelli
+	10.21	Employment agreement between the registrant and Rick McWhorter
*	10.22	Employment Severance and Termination Agreements, each dated as of March 2002 between the registrant and Richard J. Effress
*	10.23	Employment Severance and Termination Agreements, each dated as of March 2002 between the registrant and Joseph J. Caffarelli
*	10.24	Employment Severance and Termination Agreements, each dated as of March 2002 between the registrant and Dan Croteau
*	10.25	Employment Severance and Termination Agreements, each dated as of March 2002 between the registrant and Jim Drill
*	10.26	Employment Severance and Termination Agreements, each dated as of March 2002 between the registrant and Douglas Woodruff
*	10.27	Employment Severance and Termination Agreements, each dated as of March 2002 between the registrant and Rick McWhorter
*	10.28	Employment Severance and Termination Agreements, each dated as of March 2002 between the registrant and Ralph Polumbo
*	10.29	Employment Severance and Termination Agreements, each dated as of March 2002 between the registrant and Rich Snider
+	10.30	Business Conduct Policy and form of acknowledgement for the registrant’s employees
+	10.31	Form of Confidentiality Agreement for the registrant’s employees
+	10.32	Form of Disclosure Policy and acknowledgement for the registrant’s employees
*	10.33	Office/Tech Lease dated March 30, 1999 between Paul D. Kelly and Kelco Acquisition LLC in respect of the premises located at 6400-6420 Zane Avenue North, Brooklyn Park, Minnesota
*	10.34	Office/Tech Lease dated March 30, 1999 between Paul D. Kelly and Kelco Acquisition LLC in respect of the premises located at 6320 Zane Avenue North, Brooklyn Park, Minnesota
*	10.35	Management Services Agreement dated March 30, 1999 between the registrant and Kidd & Company, LLC, as amended in October 2000 and December 2001
*	10.36	Closing Fee Agreement dated March 30, 1999 between the registrant and Kidd & Company, LLC
*	10.37	Management Services Agreement dated March 30, 1999 between the registrant and Whitney Mezzanine Management Company, LLC, as amended in October 2000
*	10.38	Amended and Restated $15.0 million 12.5% Senior Subordinated Promissory Note due March 29, 2008 issued as of December 28, 2001 to the order of Whitney Mezzanine Fund, L.P.

	Exhibit Number	Description
*	10.39
Amended Certificate of Designation of 6% Series B Cumulative Convertible Redeemable Preferred Stock and Series Z Convertible Nominal Value Redeemable Preferred Stock of the registrant, as filed with the Secretary of State of Delaware in October 2000

+	21.1	List of Subsidiaries
	23.1	Consent of Ernst & Young LLP
	23.2	Consent of Bertram, Vallez, Kaplan & Talbot, Ltd.
	23.3	Consent of James F. Yochum, CPA
	23.4	Consent of PricewaterhouseCoopers LLP
	23.5	Consent of Grant Thornton, LLP
*	23.6	Consent of Jenkens & Gilchrist Parker Chapin LLP (included in their opinion filed as Exhibit 5.1)
+	24.1	Power of Attorney

*	To be filed by amendment.
+	Previously filed.

(b)    Financial Statement Schedules
Schedule II — Valuation and Qualifying Accounts — MedSource Technologies, Inc.
Schedule II — Valuation and Qualifying Accounts — Kelco Industries, Inc.
Schedule II — Valuation and Qualifying Accounts — The MicroSpring Company, Inc.
Schedule II — Valuation and Qualifying Accounts — Texcel, Inc.

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and are therefore omitted.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as requested by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 8th day of March, 2002.

MEDSOURCE TECHNOLOGIES, INC.
By: /s/ RICHARD J. EFFRESS

Richard J. Effress
Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ RICHARD J. EFFRESS Richard J. Effress	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	March 8, 2002

/s/ JOSEPH J. CAFFARELLI Joseph J. Caffarelli	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 8, 2002

* Joseph Ciffolillo	Director	March 8, 2002

* John Galiardo	Director	March 8, 2002

* Wayne Kelly	Director	March 8, 2002

* William J. Kidd	Director	March 8, 2002

* T. Michael Long	Director	March 8, 2002

* Ross Manire	Director	March 8, 2002

Carl Sloane	Director

By:	/s/ JOSEPH J. CAFFARELLI
Joseph J. Caffarelli Attorney-in-fact

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

(In 000’s)

COL. A	COL. B	COL. C		COL. D	COL. E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts—Describe	Deductions—Describe	Balance at End of Period
Allowance for doubtful accounts:
Three-months ended July 3, 1999	$0	$58	$191		$249

Year ended July 1, 2000	249	75	116	$(13)	427

Year ended June 30, 2001	427	101	295	(227)	596

Charged to Other Accounts represents allowances from acquired companies.
Deductions were for write-offs against the allowance.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

KELCO INDUSTRIES, INC.

(In 000’s)

COL. A	COL. B	COL. C		COL. D	COL. E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts—Describe	Deductions—Describe	Balance at End of Period
Allowance for doubtful accounts:
Period ended March 30, 1999	$0	$63		$(2)	$61

Deductions were for write-offs against the allowance.

Report of Independent Accounts on
Financial Statement Schedule

To the Board of Directors and Stockholders of
The MicroSpring Company, Inc.

Our audit of the financial statements of The MicroSpring Company, Inc. referred to in our report dated April 2, 1999 appearing in the Registration Statement on Form S-1 of MedSource Technologies, Inc. also included an audit of the financial statement schedule listed in Item 16(b) of this Registration Statement. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 2, 1999

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

THE MICROSPRING COMPANY, INC.

(In 000’s)

COL. A	COL. B	COL. C		COL. D	COL. E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts—Describe	Deductions—Describe	Balance at End of Period
Allowance for doubtful accounts:
Year ended December 31, 1998	$27			$(7)	$20

Three-months ended March 30, 1999	20				20

Allowance for sales returns:
Year ended December 31, 1998	136	$164			300

Three-months ended March 30, 1999	$300			$(250)	$50

Deductions were for write-offs against the allowances.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

TEXCEL, INC.

(In 000’s)

COL. A	COL. B	COL. C		COL. D	COL. E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts—Describe	Deductions—Describe	Balance at End of Period
Allowance for doubtful accounts:
Year ended December 31, 1998	$41	$43		$(24)	$60

Three-months ended March 30, 1999	$60				$60

Deductions were for write-offs against the allowance.

EXHIBIT INDEX

	Exhibit Number	Description
*	1.1	Form of Underwriting Agreement
*	2.1	Asset Purchase Agreement dated December 18, 1998 among the registrant, Brimfield Acquisition Corp., Brimfield Precision, Inc. and Image Guided Technologies, Inc.
*	2.2
Asset Contribution and Exchange Agreement dated January 25, 1999 among the registrant, Kelco Acquisition LLC, Kelco Industries, Inc., Paul D. Kelly, individually and as trustee of the Paul D. Kelly 1997 Annuity Trust, and Wayne A. Kelly.

*	2.3
Stock Contribution and Exchange Agreement dated March 11, 1999 among the registrant, MedSource Technologies, LLC, Laurence S. Derose, as Special Trustee of the Laurence S. Derose Trust, Barbara M. Derose, as Trustee of the BMD Irrevocable Trust of 1998, Jeffrey L. Derose, as Trustee of the Jeffrey L. Derose Irrevocable Trust and Kevin L. Derose, as Trustee of the Kevin L. Derose Irrevocable Trust.

*	2.4
Asset Contribution and Exchange Agreement dated March 22, 1999 among the registrant, Hayden Acquisition LLC, W.N. Rushwood, Inc., d/b/a/ Hayden Precision Industries, William H. Heywood, William B. Heywood, Nancy A. Heywood, individually and as trustee of the Trust for the benefit of Michele Lynn Dunbar, and Michele Lynn Dunbar, as trustee of the Trust for the benefit of Michele Lynn Dunbar.

*	2.5
Stock Contribution and Exchange Agreement dated March 22, 1999 among the registrant, MedSource Technologies, LLC, Peter J. Neidecker, Peter J. Neidecker Limited Partnership, Peter C. Neidecker Irrevocable Trust, Sally N. Morris and Sylvia N. Coors.

*	2.6
Asset Contribution and Exchange Agreement dated March 24, 1999 among the registrant, Portlyn Acquisition LLC, Portlyn Corporation, David E. Porter, Ronald V. Porter, Ronald V. Porter Amended and Restated Revocable Trust u/i/d 9/7/95, Porter Family 1997 Irrevocable Trust u/i/d 7/8/97 and Shirley J. Porter Amended and Restated Revocable Trust u/i/d 9/7/95.

*	2.7
Asset Contribution and Exchange Agreement dated as of March 24, 1999 among the registrant, The MicroSpring Company, LLC, The MicroSpring Co., Inc., George Fowle, William S. Hodgson, Paul J. Dobson, James F. Marten, David G. Lubrano, Katherine Griswold, Mary Dashiell, Julie Parsons, Donald E. Milley, Louisa J. Dekkers, Joseph Keller, Robert F. Coughlin, Benjamin B. Brock, Patricia A. Van Blarcom, William T. McDonough, Kevin K. Gee, Carmine Sammarco and In Sup Choi, M.D.

*	2.8	Asset Purchase Agreement dated as of January 11, 2000 by and among the registrant, Bespak Inc., Tenax Corporation and Tenax, LLC.
*	2.9	Agreement and Plan of Merger dated January 31, 2000 among the registrant, A.P.X. Acquisition Corp., Apex Engineering, Inc., Donald R. Rochelo and Donna L. Rochelo.
*	2.10	Agreement and Plan of Merger dated May 15, 2000 among the registrant, Thermat Acquisition Corp., Thermat Precision Technology, Inc., Thomas J. Roche and Karl Frank Hens.
+	2.11	Agreement and Plan of Merger dated as of December 8, 2000 among the registrant, ACT Acquisition Corp., ACT Medical, Inc., The Tolkoff Family Limited Partnership and M. Joshua Tolkoff
*	2.12	Agreement and Plan of Merger dated December 31, 2001 among the registrant, MedSource Trenton, Inc., HV Technologies, Inc. and Rudolph E. Carlson
*	3.1	Form of registrant’s restated certificate of incorporation
*	3.2	Form of registrant’s amended and restated bylaws
*	4.1	Specimen certificate representing the registrant’s common stock
*	4.2
Credit Agreement among the registrant, MedSource Technologies, LLC, the domestic subsidiaries of the registrant from time to time party thereto, the lenders party thereto, First Union National Bank, as administrative agent, and First Union Securities, Inc., as lead arranger.

*	5.1	Opinion of Jenkens & Gilchrist Parker Chapin LLP as to the legality of the securities being offered
+	10.1
Registration Rights Agreement dated as of March 30, 1999 among the registrant, William J. Kidd, Carla G. Kidd, Edward R. Mandell, as Trustee under the Catherine M. Kidd Trust, Edward R. Mandell, as Trustee under the Cara E. Kidd Trust, Edward R. Mandell, as Trustee under the Thomas C. Kidd Trust, Clarice E. Webb, John P. Neafsey, Richard J. Effress, Andrew D. Lipman, Adam D. Lehrhoff, John C. Hertig, William Altieri, Portlyn Corporation, Kelco Industries, Inc., The MicroSpring Company, Inc., Laurence S. Derose Trust, BMD Irrevocable Trust of 1998, Jeffrey L. Derose Irrevocable Trust, Kevin L. Derose Irrevocable Trust, W.N. Rushwood, Inc. d/b/a Hayden Precision Industries, Peter J. Neidecker, Peter J. Neidecker Limited Partnership, Peter C. Neidecker Irrevocable Trust, Sally N. Morris and Sylvia N. Coors

	Exhibit Number	Description
+	10.2
Registration Rights Agreement dated as of March 30, 1999 among the registrant, William J. Kidd, Carla G. Kidd, Edward R. Mandell, as Trustee under the Catherine M. Kidd Trust, Edward R. Mandell, as Trustee under the Cara E. Kidd Trust, Edward R. Mandell, as Trustee under the Thomas C. Kidd Trust, Clarice E. Webb, John P. Neafsey, Richard J. Effress, Andrew D. Lipman, Adam D. Lehrhoff, John C. Hertig, William Altieri, J.H. Whitney Mezzanine Fund, L.P., Whitney Strategic Partners, III, L.P., J.H. Whitney III, L.P. and German American Capital Corporation

+	10.3	Registration Rights Agreement dated as of May 14, 1999 between the registrant and IndoSuez MST Partners
+	10.4	Registration Rights Agreement dated as of May 15, 2000 among the registrant, Karl F. Hens and Thomas J. Roche
+	10.5	Registration Rights Agreement dated as of January 31, 2000 among the registrant, Donald R. Rochelo and Donna L. Rochelo
+	10.6
Registration Rights Agreement dated as of October 25, 2000 among the registrant, The 1818 Fund III, L.P., William J. Kidd, Carla G. Kidd, Edward R. Mandell, as trustee under the William J. Kidd Grantor Trust, Richard J. Effress, Andrew D. Lipman, John W. Galiardo and Manire Limited Partnership

+	10.7	Registration Rights Agreement dated as of December 29, 2000 among the registrant and each of the former stockholders of ACT Medical, Inc.
+	10.8	Registration Rights Agreement dated as of February 27, 2001 between the registrant and Thomas Weisel Partners LLC
+	10.9	Registration Rights Agreement dated as of December 31, 2001 among the registrant and each of the investors in its Series E Preferred Stock
+	10.10	Registration Rights Agreement dated as of January 4, 2002 among the registrant and each of the former stockholders of HV Technologies, Inc.
+	10.11	Form of 1999 Stock Plan of the registrant (as amended and restated through December 14, 2001)
+	10.12	Form of option contract between the registrant and its officers
+	10.13	Form of option contract between the registrant and its directors
+	10.14	Omnibus Stock Plan of ACT Medical, Inc. (as amended and restated through April 4, 2000)
+	10.15	2001 Employee Stock Purchase Plan of the registrant
+	10.16	Employment agreement dated as of August 8, 2000 between the registrant and Richard J. Effress.
+	10.17	Employment agreement dated as of April 1, 1999 between the registrant and James Drill
+	10.18	Employment agreement between the registrant and William Ellerkamp.
+	10.19	Employment agreement dated as of April 1, 1999 between the registrant and Ralph Polumbo
+	10.20	Employment agreement between the registrant and Joseph J. Caffarelli
+	10.21	Employment agreement between the registrant and Rick McWhorter
*	10.22	Employment Severance and Termination Agreements, each dated as of March 2002 between the registrant and Richard J. Effress
*	10.23	Employment Severance and Termination Agreements, each dated as of March 2002 between the registrant and Joseph J. Caffarelli
*	10.24	Employment Severance and Termination Agreements, each dated as of March 2002 between the registrant and Dan Croteau
*	10.25	Employment Severance and Termination Agreements, each dated as of March 2002 between the registrant and Jim Drill
*	10.26	Employment Severance and Termination Agreements, each dated as of March 2002 between the registrant and Douglas Woodruff
*	10.27	Employment Severance and Termination Agreements, each dated as of March 2002 between the registrant and Rick McWhorter
*	10.28	Employment Severance and Termination Agreements, each dated as of March 2002 between the registrant and Ralph Polumbo
*	10.29	Employment Severance and Termination Agreements, each dated as of March 2002 between the registrant and Rich Snider
+	10.30	Business Conduct Policy and form of acknowledgement for the registrant’s employees
+	10.31	Form of Confidentiality Agreement for the registrant’s employees
+	10.32	Form of Disclosure Policy and acknowledgement for the registrant’s employees
*	10.33	Office/Tech Lease dated March 30, 1999 between Paul D. Kelly and Kelco Acquisition LLC in respect of the premises located at 6400-6420 Zane Avenue North, Brooklyn Park, Minnesota

	Exhibit Number	Description
*	10.34	Office/Tech Lease dated March 30, 1999 between Paul D. Kelly and Kelco Acquisition LLC in respect of the premises located at 6320 Zane Avenue North, Brooklyn Park, Minnesota
*	10.35	Management Services Agreement dated March 30, 1999 between the registrant and Kidd & Company, LLC, as amended in October 2000 and December 2001
*	10.36	Closing Fee Agreement dated March 30, 1999 between the registrant and Kidd & Company, LLC
*	10.37	Management Services Agreement dated March 30, 1999 between the registrant and Whitney Mezzanine Management Company, LLC, as amended in October 2000
*	10.38	Amended and Restated $15.0 million 12.5% Senior Subordinated Promissory Note due March 29, 2008 issued as of December 28, 2001 to the order of Whitney Mezzanine Fund, L.P.
*	10.39
Amended Certificate of Designation of 6% Series B Cumulative Convertible Redeemable Preferred Stock and Series Z Convertible Nominal Value Redeemable Preferred Stock of the registrant, as filed with the Secretary of State of Delaware in October 2000

+	21.1	List of Subsidiaries
	23.1	Consent of Ernst & Young LLP
	23.2	Consent of Bertram, Vallez, Kaplan & Talbot, Ltd.
	23.3	Consent of James F. Yochum, CPA
	23.4	Consent of PricewaterhouseCoopers LLP
	23.5	Consent of Grant Thornton, LLP
*	23.6	Consent of Jenkens & Gilchrist Parker Chapin LLP (included in their opinion filed as Exhibit 5.1)
+	24.1	Power of Attorney

*	To be filed by amendment.
+	Previously filed.